UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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McKesson Corporation

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF McKESSON CORPORATION

The 2010 Annual Meeting of Stockholders of McKesson Corporation will be held on Wednesday, July 28, 2010 at 8:30 a.m. at the Palace Hotel, Twin Peaks Ballroom, 2 New Montgomery Street, San Francisco, California to:

•	Elect for a one-year term a slate of nine directors as nominated by the Board of Directors;

•	Reapprove the performance measures available for performance-based awards under the Company’s amended and restated 2005 Stock Plan in order to preserve the deductibility of such awards under the Federal tax rules;

•	Reapprove the performance measures available for performance-based awards under the Company’s amended and restated 2005 Management Incentive Plan in order to preserve the deductibility of such awards under the Federal tax rules;

•	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011;

•	Vote on two proposals submitted by stockholders, if properly presented; and

•	Conduct such other business as may properly be brought before the meeting.

Stockholders of record at the close of business on June 1, 2010 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors

Willie C. Bogan
Associate General Counsel and Secretary

One Post Street
San Francisco, California 94104-5296
June 21, 2010

YOUR VOTE IS IMPORTANT.

We encourage you to read the proxy statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for your convenience. You may also vote by telephone or via the Internet. Specific instructions on how to vote using either of these methods are included on the proxy card.

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PROXY STATEMENT

General Information

Proxies and Voting at the Annual Meeting

The Board of Directors of McKesson Corporation (the “Company” or “we” or “us”), a Delaware corporation, is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held July 28, 2010 (the “Annual Meeting”), and at any adjournment or postponement thereof. This proxy statement includes information about the matters to be voted upon at the Annual Meeting.

On June 21, 2010, the Company began delivering proxy materials to all stockholders of record at the close of business on June 1, 2010 (the “Record Date”). On the Record Date, there were 259,946,481 shares of the Company’s common stock outstanding and entitled to vote. As a stockholder, you are entitled to one vote for each share of common stock you held on the Record Date, including shares: (i) held directly in your name as the stockholder of record; (ii) held for you in an account with a broker, bank or other nominee; or (iii) allocated to your account in the Company’s Profit-Sharing Investment Plan (the “PSIP”).

You can revoke your proxy at any time before the Annual Meeting by sending to the Company’s Corporate Secretary a written revocation or a proxy bearing a later date. You may also revoke your proxy by attending the Annual Meeting in person and casting a ballot. If you hold your shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee as to how to vote your shares, you must follow directions received from the broker, bank or other nominee in order to change your vote or to vote at the Annual Meeting.

If you are a stockholder of record or a participant in the Company’s PSIP, you can give your proxy by calling a toll-free number, by using the Internet, or by mailing your signed proxy card(s). Specific instructions for voting by means of the telephone or Internet are located on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate each stockholder’s identity and to allow each stockholder to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you do not wish to vote by telephone or via the Internet, please complete, sign and return the proxy card in the self-addressed, postage-paid envelope provided.

If you have shares held by a broker, bank or other nominee, you may instruct your nominee to vote your shares by following your nominee’s instructions. Your vote as a stockholder is important. Please vote as soon as possible to ensure that your vote is recorded.

All shares represented by valid proxies will be voted as specified. If you sign and return a proxy card without specific voting instructions, your shares will be voted as recommended by our Board of Directors (the “Board” or the “Board of Directors”) on all proposals described in this proxy statement, and in the discretion of the designated proxy holders as to any other matters that may properly come before the Annual Meeting. We currently know of no other matter to be presented at the Annual Meeting, except for the proposals described in this proxy statement.

All votes cast at the Annual Meeting will be tabulated by Broadridge Financial Solutions, Inc. (“Broadridge”), which has been appointed the independent inspector of election. Broadridge will determine whether or not a quorum is present.

Attendance at the Annual Meeting

You will need to bring your admission ticket if you plan to attend the Annual Meeting. You will find an admission ticket attached to the proxy card if you are a registered stockholder or PSIP participant. If your shares are held in the name of a broker, bank or other stockholder of record and you plan to attend the Annual Meeting in person, you may obtain an admission ticket in advance by sending a request, along with proof of ownership, such as a brokerage or bank account statement, to the Company’s Corporate Secretary, One Post Street, 35th Floor, San Francisco, California 94104. Stockholders who do not have an admission ticket will only be admitted upon verification of ownership.

Dividend Reinvestment Plan

For those stockholders who participate in the Company’s Automatic Dividend Reinvestment Plan (“DRP”), the enclosed proxy card includes all full shares of common stock held in your DRP account on the Record Date for the Annual Meeting, as well as your shares held of record.

Vote Required and Method of Counting Votes

The votes required and the methods of calculation for the proposals to be considered at the Annual Meeting are as follows:

Item 1 — Election of Directors. Each share of the Company’s common stock you own entitles you to one vote. You may vote “for” or “against” one or more of the director nominees, or “abstain” from voting on the election of any nominee. A nominee will be elected as a director if he or she receives a majority of votes cast (that is, the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). Abstentions or broker non-votes (as described below), if any, will not count as votes cast. There is no cumulative voting with respect to the election of directors.

Item 2 — Proposal to Reapprove the Performance Measures Available for Performance-Based Awards under the Company’s Amended and Restated 2005 Stock Plan. Re-approval of the performance measures for performance-based awards under the Company’s amended and restated 2005 Stock Plan (the “2005 Stock Plan”) requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting. You may vote “for” or “against,” or “abstain” from voting on, the proposal to reapprove the performance measures for performance-based awards under the Company’s 2005 Stock Plan. Abstentions on this proposal, if any, will have the same effect as voting against the proposal; however, broker non-votes, if any, will be disregarded for purposes of calculating the outcome.

Item 3 — Proposal to Reapprove the Performance Measures Available for Performance-Based Awards under the Company’s Amended and Restated 2005 Management Incentive Plan. Re-approval of the performance measures for performance-based awards under the Company’s amended and restated 2005 Management Incentive Plan (the “MIP”) requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting. You may vote “for” or “against,” or “abstain” from voting on, the proposal to reapprove the performance measures for performance-based awards under the Company’s MIP. Abstentions on this proposal, if any, will have the same effect as voting against the proposal; however, broker non-votes, if any, will be disregarded for purposes of calculating the outcome.

Item 4 — Ratification of the Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of Deloitte & Touche LLP for the current fiscal year requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting. Our 2011 fiscal year began on April 1, 2010 and will end on March 31, 2011 (“FY 2011”). You may vote “for” or “against,” or “abstain” from voting on, the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for FY 2011. Abstentions on this proposal, if any, will have the same effect as voting against the proposal; however, broker non-votes, if any, will be disregarded for purposes of calculating the outcome.

Item 5 — Stockholder Proposal on Executive Stock Retention for Two Years Beyond Retirement. Approval of this stockholder proposal requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting. You may vote “for” or “against,” or “abstain” from voting on this proposal. Abstentions on this proposal, if any, will have the same effect as voting against the proposal; however, broker non-votes, if any, will be disregarded for purposes of calculating the outcome.

Item 6 — Stockholder Proposal on Preparing a Pay Differential Report. Approval of this stockholder proposal requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting. You may vote “for” or “against,” or “abstain” from voting on this proposal. Abstentions on this proposal, if any, will have the same effect as voting against the proposal; however, broker non-votes, if any, will be disregarded for purposes of calculating the outcome.

The Board recommends a vote “FOR” each nominee named in Item 1,
“FOR” Items 2, 3 and 4, and “AGAINST” Items 5 and 6.

Voting Results of the Annual Meeting

We intend to announce preliminary voting results at the Annual Meeting, and publish preliminary or final results, if available, in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days of the Annual Meeting.

Quorum Requirement

The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. In the event of abstentions or broker non-votes, as defined below, the shares represented will be considered present for quorum purposes.

Abstentions and Broker Non-Votes

If you submit your proxy or attend the Annual Meeting, but choose to abstain from voting on any proposal, you will be considered present and not voting on the proposal.

Generally, broker non-votes occur when a broker, bank or other nominee is not permitted (that is, it does not have discretion) to vote on a proposal without instructions from the beneficial owner and instructions are not given. Under rules of the New York Stock Exchange (the “NYSE”), brokers, banks and other nominees do not have such discretionary voting authority for matters that are considered non-routine by the NYSE. As the result of recent NYSE rule changes, the election of directors is now, unlike in prior years, classified as a non-routine matter. Accordingly, brokers, banks and other nominees will not be permitted to vote on the election of directors without instructions from the beneficial owners. We therefore encourage all beneficial owners to provide voting instructions to ensure that their shares are voted at the Annual Meeting.

In the election of directors, abstentions and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote. For the proposed re-approval of the performance measures available under the Company’s 2005 Stock Plan and MIP, the ratification of the appointment of Deloitte & Touche LLP and the vote on the two stockholder proposals, abstentions from voting will have the same effect as voting against such matters; however, broker non-votes, if any, will be disregarded for purposes of calculating the outcome.

Profit-Sharing Investment Plan

Participants in the Company’s tax qualified 401(k) plan, the PSIP, have the right to instruct the PSIP Trustee, on a confidential basis, how the shares allocated to their accounts are to be voted, and will receive a voting instruction card for that purpose. In general, the PSIP provides that all shares for which no voting instructions are received from participants and unallocated shares of common stock held in the employee stock ownership plan established as part of the PSIP, will be voted by the Trustee in the same proportion as shares for which voting instructions are received. However, shares that have been allocated to PSIP participants’ PAYSOP accounts for which no voting instructions are received will not be voted.

List of Stockholders

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the meeting and for ten days prior to the meeting for any purpose germane to the Annual Meeting, or during ordinary business hours, at our principal executive offices at One Post Street, 35th Floor, San Francisco, California. You may obtain this information by contacting the Secretary of the Company.

Online Access to Annual Reports on Form 10-K and Proxy Statements

The notice of annual meeting, proxy statement and Annual Report on Form 10-K for our fiscal year ended March 31, 2010 are available at www.proxyvote.com. Instead of receiving future copies of the proxy statement and Annual Report on Form 10-K by mail, you may, by following the applicable procedures described below, elect to receive these documents electronically, in which case you will receive an e-mail with a link to these documents.

Stockholders of Record: You may elect to receive proxy materials electronically next year in place of printed materials by logging on to www.proxyvote.com and entering your control number, which you can locate on the accompanying proxy card. By doing so, you will save the Company printing and mailing expenses, reduce the impact on the environment and obtain immediate access to the Annual Report on Form 10-K, proxy statement and voting form when they become available.

Beneficial Stockholders: If you hold your shares through a broker, bank or other holder of record, you may also have the opportunity to receive copies of the proxy statement and Annual Report on Form 10-K electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank or other holder of record regarding the availability of this service or contact the broker, bank or other holder of record through which you hold your shares and inquire about the availability of such an option for you.

If you elect to receive your materials via the Internet, you can still request paper copies by leaving a message with Investor Relations at (800) 826-9360 or by sending an e-mail to investors@mckesson.com.

Householding of Proxy Materials

In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless any of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials, but would like to request a separate copy of these materials, please contact Broadridge by calling 800-542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Similarly, you may also contact Broadridge if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

PROPOSALS TO BE VOTED ON

Item 1.	Election of Directors

There are nine nominees for election to the Board of Directors of the Company. The directors elected at the Annual Meeting will hold office until the 2011 Annual Meeting of Stockholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal.

All nominees are existing directors and were elected to the Board at the 2009 Annual Meeting of Stockholders. For purposes of the upcoming Annual Meeting, the Committee on Directors and Corporate Governance (the “Governance Committee”) recommended the reelection of all nominees as a director. Each nominee has informed the Board that he or she is willing to serve as a director. If any nominee should decline or become unable or unavailable to serve as a director for any reason, your proxy authorizes the persons named in the proxy to vote for a replacement nominee, if the Board names one, as such persons determine in their best judgment. As an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

Majority Voting Standard for Election of Directors. The Company’s Amended and Restated By-laws provide for a majority voting standard for the election of directors in uncontested director elections, such as that being conducted this year. Under this standard, a director nominee will be elected only if the number of votes cast “for” the nominee exceeds the number of votes cast “against” that nominee. In the case of contested elections (a situation in which the number of nominees exceeds the number of directors to be elected), the plurality vote standard will apply. This majority voting standard is described further below under the section entitled “Corporate Governance — Majority Voting Standard.”

The following is a brief description of the age, principal occupation, position and business experience, including other public company directorships, for at least the past five years and major affiliations of each of the nominees. Each director’s biographical information includes a description of the director’s experience, qualifications, attributes or skills that qualify the director to serve on the Company’s Board at this time.

Nominees

Your Board recommends a vote “FOR” each Nominee.

Andy D. Bryant Executive Vice President and Chief Administrative Officer Intel Corporation

Mr. Bryant, age 60, has served as Executive Vice President and Chief Administrative Officer of Intel Corporation since October 2007. He served as Intel’s Chief Financial Officer from 1994 to October 2007. Mr. Bryant joined Intel in 1981 and held a number of management positions before becoming Chief Financial Officer. He is also a director of Columbia Sportswear Company and Kryptiq Corporation. He was formerly a director of Synopsys Inc. Mr. Bryant has been a director of the Company since January 2008. He is Chair of the Finance Committee and a member of the Audit Committee.

Mr. Bryant’s years of experience as an executive at a large global company, including as Chief Administrative Officer and Chief Financial Officer, provide to the Company’s Board operational, strategic planning and financial expertise and considerable business acumen, as well as international business experience. Mr. Bryant also has public company board experience with service on audit and governance committees. In addition, having joined the Company’s Board in 2008, Mr. Bryant has brought a valuable new perspective to the Board.

Wayne A. Budd Senior Counsel Goodwin Procter LLP

Mr. Budd, age 68, joined the law firm of Goodwin Procter LLP as Senior Counsel in October 2004. He had been Senior Executive Vice President and General Counsel and a director of John Hancock Financial Services, Inc. since 2000 and a director of John Hancock Life Insurance Company since 1998. From 1996 to 2000, Mr. Budd was Group President-New England for Bell Atlantic Corporation (now Verizon Communications, Inc.). From 1994 to 1997, Mr. Budd was a Commissioner, United States Sentencing Commission and from 1993 to 1996, he was a senior partner at the law firm of Goodwin Procter LLP. From 1992 to 1993, he was the Associate Attorney General of the United States and from 1989 to 1992, he was United States Attorney for the District of Massachusetts. Mr. Budd has been a director of the Company since October 2003. He is a member of the Audit Committee and the Committee on Directors and Corporate Governance.

Mr. Budd brings to our Board significant legal and regulatory expertise gained from years of large law firm practice, and major governmental positions with both civil and law enforcement responsibilities. His legal experience and seasoned judgment have been instrumental in helping the Board navigate legal challenges. Additionally, he has senior executive business experience and public company board experience with service on audit, governance, compensation, and special litigation committees.

John H. Hammergren Chairman of the Board, President and Chief Executive Officer

Mr. Hammergren, age 51, has served as Chairman of the Board since July 2002, and President and Chief Executive Officer of the Company since April 2001. Mr. Hammergren joined the Company in 1996 and held a number of management positions before becoming President and Chief Executive Officer. He is also a director of Nadro, S.A. de C.V. (Mexico), an entity in which the Company holds interests, and a director of the Hewlett-Packard Company. He has been a director of the Company since July 1999.

Including his experience at other significant healthcare organizations prior to joining the Company, Mr. Hammergren brings to the Board nearly 30 years of business and leadership experience in healthcare, as well as public company board experience. In addition to the strong leadership skills exhibited as Chief Executive Officer of the Company, he currently serves as Chairman of the Healthcare Leadership Council, a coalition of chief executives of the nation’s leading healthcare companies and organizations. His healthcare industry and general business perspective have been broadened through his membership on this council, on the Business Council and on the Business Roundtable. The Board benefits from Mr. Hammergren’s extensive knowledge of the Company, and from his deep understanding of its customer base, workforce, competition, challenges and opportunities.

Alton F. Irby III Chairman and Founding Partner London Bay Capital

Mr. Irby, age 69, was the founding partner and has been Chairman of London Bay Capital, a privately-held investment firm, since May 2006. He was the founding partner of Tricorn Partners LLP, a privately-held investment bank from May 2003 to May 2006, a partner of Gleacher & Co. Ltd. from January 2001 until April 2003, and Chairman and Chief Executive Officer of HawkPoint Partners, formerly known as National Westminster Global Corporate Advisory, from 1997 until 2000. He was a founding partner of Hambro Magan Irby Holdings from 1988 to 1997. He is the Chairman of ContentFilm plc and also serves as a director of Thomas Weisel Partners Group, Inc. He is also a director of an indirect wholly-owned subsidiary of the Company, McKesson Information Solutions UK Limited. He was formerly a director of Catlin Group PLC and Centaur Holdings PLC. Mr. Irby has been a director of the Company since January 1999. He is Chair of the Compensation Committee and a member of the Finance Committee.

Mr. Irby has 35 years of experience as a senior executive of a number of financial services companies, and 30 years of service on various private and public company boards. During this time, he has acquired significant international business experience and demonstrated entrepreneurial talent as the founding partner of several firms. Based on his overall experience, Mr. Irby is able to provide to the Company’s Board valuable insights into financial and capital market matters, acquisition opportunities and divestiture considerations.

M. Christine Jacobs Chairman of the Board, President and Chief Executive Officer Theragenics Corporation

Ms. Jacobs, age 59, is the Chairman, President and Chief Executive Officer of Theragenics Corporation, a manufacturer of prostate cancer treatment devices and surgical products. She has held the position of Chairman since May 2007, and previously from 1998 to 2005. She was Co-Chairman of the Board from 1997 to 1998 and was elected President in 1992 and Chief Executive Officer in 1993. Ms. Jacobs has been a director of the Company since January 1999. She is a member of the Compensation Committee and the Committee on Directors and Corporate Governance.

Having led a public company within the healthcare industry for 17 years, Ms. Jacobs brings to our Board significant relevant industry experience and a keen understanding of and strong insight into issues, challenges and opportunities facing the Company, including those related to legislative healthcare initiatives. As a Chairman and Chief Executive Officer, she is at the forefront of her company in regard to the evolving corporate governance environment, which enables her to provide valuable contributions as a member of the Governance Committee of our Board.

Marie L. Knowles Executive Vice President and Chief Financial Officer, Retired ARCO

Ms. Knowles, age 63, retired from Atlantic Richfield Company (“ARCO”) in 2000 and was Executive Vice President and Chief Financial Officer from 1996 until 2000 and a director from 1996 until 1998. She joined ARCO in 1972. Ms. Knowles is also a member of the Board of Trustees of the Fidelity Funds. She has been a director of the Company since March 2002. She is the Chair of the Audit Committee and a member of the Finance Committee.

Ms. Knowles brings to the Board extensive financial experience gained through her career at ARCO, including her tenure as Chief Financial Officer. This experience makes her well qualified to serve as Chair of the Company’s Audit Committee and as the Audit Committee Financial Expert. This experience also enables Ms. Knowles to provide critical insight into, among other things, the Company’s financial statements, accounting principles and practices, internal control over financial reporting, and risk management processes.

David M. Lawrence, M.D. Chairman of the Board and Chief Executive Officer, Retired Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals

Dr. Lawrence, age 69, retired as Chief Executive Officer and Chairman of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals in December 2002. He served as Chairman of the Board from 1992 to May 2002 and Chief Executive Officer from 1991 to May 2002 of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals. He held a number of management positions with these organizations prior to assuming these positions, including Vice Chairman of the Board and Chief Operating Officer. He is also a director of Agilent Technologies Inc. He was formerly a director of Raffles Medical Group, Inc., PG&E Corporation and Dynavax Technologies Corporation. Dr. Lawrence has been a director of the Company since January 2004. He is a member of the Compensation Committee and Finance Committee.

Dr. Lawrence possesses considerable leadership experience in the healthcare industry, having served for a decade as Chairman and Chief Executive Officer of the largest private healthcare system in the world. This experience, coupled with his training as a physician, enables him to provide an important perspective and valuable insight into various aspects of the Company’s businesses. In addition, Dr. Lawrence brings to our Board broad experience and perspective gained through his considerable public company board experience, including his service on compensation, audit, finance and governance committees.

Edward A. Mueller Chairman of the Board and Chief Executive Officer Qwest Communications International Inc.

Mr. Mueller, age 63, has served as Chairman and Chief Executive Officer of Qwest Communications International Inc., a provider of voice, data and video services, since August 2007. He served as Chief Executive Officer of Williams-Sonoma, Inc., a provider of specialty products for cooking, from January 2003 until July 2006. Prior to joining Williams-Sonoma, Inc., Mr. Mueller served as President and Chief Executive Officer of Ameritech Corporation, a subsidiary of SBC Communications, Inc., from 2000 to 2002. He is also a director of The Clorox Company. He was formerly a director of Williams-Sonoma, Inc. and VeriSign, Inc. Mr. Mueller has been a director of the Company since April 2008. He is a member of the Compensation Committee and the Committee on Directors and Corporate Governance.

Mr. Mueller brings to the Board chief executive leadership and business management experience, as well as a strong business acumen and strategic planning expertise. Having worked outside the healthcare industry, he also adds to the mix of experiences and perspectives on our Board that promote a robust deliberative and decision-making process. As Chairman of the Board of his company, Mr. Mueller takes a leadership role in the corporate governance of his company, which enables him to provide valuable contributions as a member of the Governance Committee of our Board. He also has public company board experience with audit committee service.

Jane E. Shaw, Ph.D. Chairman of the Board, Intel Corporation; Chairman of the Board and Chief Executive Officer, Retired, Aerogen, Inc.

Dr. Shaw, age 71, retired as Chairman of the Board of Aerogen, Inc., a company specializing in the development of products for improving respiratory therapy, in October 2005. She had held that position since 1998. She retired as Chief Executive Officer of that company in June 2005. She is also currently the non-executive Chairman of Intel Corporation, and a director of Talima Therapeutics, Inc. She was formerly a director of OfficeMax Incorporated. Dr. Shaw has been a director of the Company since April 1992. She is the Chair of the Committee on Directors and Corporate Governance and a member of the Audit Committee.

As a former Chief Executive Officer, Dr. Shaw brings to the Board executive leadership and business management experience in the healthcare industry. She also has a strong financial background, which positions her well to serve on the Audit Committee. As a former Board Chairman and the current non-executive Chairman of Intel Corporation, Dr. Shaw is well qualified to serve as Chair of the Governance Committee and has played a major role in helping the Company navigate the changing governance landscape. Having been raised and educated in Europe, she also has an international background that broadens the Board’s perspective. As the longest-standing Board member, the Board benefits from her considerable institutional knowledge. It is also noteworthy that Dr. Shaw was named a “2010 Outstanding Director” by the Outstanding Directors Exchange.

The Board, Committees and Meetings

The Board of Directors is the Company’s governing body with responsibility for oversight, counseling and direction of the Company’s management to serve the long-term interests of the Company and its stockholders. The Board’s goal is to build long-term value for the Company’s stockholders and to ensure the vitality of the Company for its customers, employees and other individuals and organizations that depend on the Company. To achieve its goals, the Board monitors both the performance of the Company and the performance of the Chief Executive Officer (“CEO”). The Board currently consists of nine members, all of whom are independent with the exception of the Chairman.

The Board has, and for many years has had, standing committees: currently, the Audit Committee, the Compensation Committee, the Committee on Directors and Corporate Governance, and the Finance Committee. Each of these committees is governed by a written charter approved by the Board in compliance with the applicable requirements of the SEC and the NYSE listing requirements (collectively, the “Applicable Rules”). The charter of each committee requires an annual review by such committee. Each member of our standing committees is independent, as determined by the Board, under the NYSE listing standards and the Company’s director independence standards. In addition, each member of the Audit Committee meets the additional, heightened independence criteria applicable to audit committee members, as established by the SEC. The members of each standing committee are appointed by the Board each year for a term of one year or until their successors are elected. The members of the committees are identified in the table below.

Directors and
Corporate
Director	Audit	Compensation	Governance	Finance

Andy D. Bryant	X	—	—	Chair
Wayne A. Budd	X	—	X	—
John H. Hammergren	—	—	—	—
Alton F. Irby III	—	Chair	—	X
M. Christine Jacobs	—	X	X	—
Marie L. Knowles	Chair	—	—	X
David M. Lawrence, M.D.	—	X	—	X
Edward A. Mueller	—	X	X	—
Jane E. Shaw, Ph.D.	X	—	Chair	—

Number of meetings held during the fiscal year ended March 31, 2010	8	10	5	4

Board and Meeting Attendance

During the fiscal year ended March 31, 2010 (“FY 2010”), the Board met seven times. Each director attended at least 75% of the aggregate number of meetings of the Board and of all the committees on which he or she served. Directors meet their responsibilities not only by attending Board and committee meetings, but also through communication with executive management on matters affecting the Company. Directors are also expected to attend the upcoming Annual Meeting, and all but one director attended the prior year Annual Meeting of Stockholders held in July 2009.

Audit Committee

The Audit Committee is responsible for, among other things, reviewing with management the annual audited financial statements filed in the Annual Report on Form 10-K, including any major issues regarding accounting principles and practices as well as the adequacy and effectiveness of internal control over financial reporting that could significantly affect the Company’s financial statements; reviewing with financial management and the independent registered public accounting firm (the “independent accountants”) the interim financial statements prior to the filing of the Company’s quarterly reports on Form 10-Q; the appointment of the independent accountants; monitoring the independence and evaluating the performance of the independent accountants; approving the fees to be paid to the independent accountants; reviewing and accepting the annual audit plan, including the scope of the audit activities of the independent accountants; at least annually reassessing the adequacy of the Audit Committee’s charter and recommending to the Board any proposed changes; reviewing major changes to the Company’s accounting principles and practices; reviewing the appointment, performance, and replacement of the senior internal audit department executive; advising the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s code of conduct; and performing such other activities and considering such other matters, within the scope of its responsibilities, as the Audit Committee or Board deems necessary or appropriate. The composition of the Audit Committee, the attributes of its members, including the requirement that each be “financially literate” and have other requisite experience, and the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with the Applicable Rules for corporate audit committees.

Audit Committee Financial Expert

The Board has designated Ms. Knowles as the Audit Committee’s financial expert and has determined that she meets the qualifications of an “audit committee financial expert” in accordance with SEC rules, and that she is “independent” as defined for audit committee members in the listing standards of the NYSE and applicable SEC requirements, and in accordance with the Company’s additional director independence standards.

Compensation Committee

The Compensation Committee has responsibility for, among other things, reviewing all matters relating to CEO compensation, including making and annually reviewing decisions concerning cash and equity compensation, and other terms and conditions of employment for the CEO, incorporating the review of the CEO’s performance against pre-established business and individual objectives that is conducted annually by the full Board; reviewing and approving corporate goals and objectives relating to compensation of other executive officers, and making and annually reviewing decisions concerning the cash and equity compensation, and other terms and conditions of employment for those executive officers; reviewing and making recommendations to the Board with respect to adoption of, or amendments to, all equity-based incentive compensation plans and arrangements for employees and cash-based incentive plans for senior executive officers, including an evaluation of whether the relationship between the incentives associated with these plans and the level of risk-taking by executive officers in response to such incentives is reasonably likely to have a material adverse effect on the Company; approving grants of stock, stock options, stock purchase rights or other equity grants to employees eligible for such grants (unless such responsibility is delegated pursuant to the applicable stock plan); interpreting the Company’s stock plans; reviewing its charter annually and recommending to the Board any changes the Compensation Committee determines are appropriate; participating with management in the preparation of the Compensation Discussion and Analysis for the Company’s proxy statement; and performing such other activities required by applicable law, rules or regulations, and consistent with its charter, as the Compensation Committee or the Board deems necessary or appropriate. The Compensation Committee may delegate to any officer or officers the authority to grant awards to employees other than directors or executive officers, provided that such grants are within the limits established by the Delaware General Corporation Law and by resolution of the Board. The Compensation Committee determines the structure and amount of all executive officer compensation, including awards of equity, based upon the initial recommendation of management and in consultation with the Compensation Committee’s outside compensation consultant.

The Compensation Committee directly employs its own independent compensation consultant, Compensation Strategies, Inc., and independent legal counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. These advisors do not provide any other services to the Company, other than Compensation Strategies, Inc., which also provides consulting services to the Governance Committee in the area of director compensation. In accordance with its charter, the Compensation Committee annually evaluates the qualifications, performance and independence of its advisors. Additional information on the Compensation Committee’s process and procedures for consideration of executive compensation is addressed in the Compensation Discussion and Analysis below.

Finance Committee

The Finance Committee has responsibility for, among other things, reviewing the Company’s dividend policy; reviewing the adequacy of the Company’s insurance programs; reviewing with management the long-range financial policies of the Company; providing advice and counsel to management on the financial aspects of significant acquisitions and divestitures, major capital commitments, proposed financings and other significant transactions; making recommendations concerning significant changes in the capital structure of the Company; reviewing tax planning strategies utilized by management; reviewing the funding status and investment policies of the Company’s tax-qualified retirement plans; and reviewing and (when authorized by the Board) approving the principal terms and conditions of securities that may be issued by the Company.

Committee on Directors and Corporate Governance

The Governance Committee has responsibility for, among other things, recommending guidelines and criteria to be used to select candidates for Board membership; reviewing the size and composition of the Board to assure that proper skills and experience are represented; recommending the slate of nominees to be proposed for election at the annual meeting of stockholders; recommending qualified candidates to fill Board vacancies; evaluating the Board’s overall performance; developing and administering the Company’s related party transactions policy; advising the Board on matters of corporate governance, including the Corporate Governance Guidelines and composition of committees; and advising the Board regarding director compensation and administering the 2005 Stock Plan with respect to directors’ equity awards.

Director Qualifications, Nomination and Diversity

To fulfill its responsibility to recruit and recommend to the full Board nominees for election as directors, the Governance Committee considers all qualified candidates who may be identified by any one of the following sources: current or former Board members, a professional search firm, Company executives or stockholders. Stockholders who wish to propose a director candidate for consideration by the Governance Committee may do so by submitting the candidate’s name, resume and biographical information and qualifications to the attention of the Secretary of the Company at One Post Street, 35th Floor, San Francisco, California 94104. All proposals for recommendation or nomination received by the Secretary will be presented to the Governance Committee for its consideration. The Governance Committee and the Company’s CEO will interview those candidates who meet the criteria described below, and the Governance Committee will recommend to the Board nominees that best suit the Board’s needs. In order for a recommended director candidate to be considered by the Governance Committee for nomination for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders.

In evaluating candidates for the Board, the Governance Committee reviews each candidate’s biographical information and credentials, and assesses each candidate’s independence, skills, experience and expertise based on a variety of factors. Members of the Board should have the highest professional and personal ethics, integrity and values consistent with the Company’s values. They should have broad experience at the policy-making level in business, technology, healthcare or public interest, or have achieved national prominence in a relevant field as a faculty member or senior government officer. The Governance Committee will consider whether the candidate has had a successful career that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make, and whether the nominee’s skills are complementary to the existing Board members’ skills. Board members must take into account and balance the legitimate interests and concerns of all of the Company’s stockholders and other stakeholders, and must be able to devote sufficient time and energy to the performance of their duties as a director, as well as have a commitment to diversity.

The Governance Committee has responsibility under its charter to review annually with the Board the size and composition of the Board with the objective of achieving the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole. Although the Board does not maintain a formal policy regarding diversity, the Governance Committee considers diversity to include diversity of backgrounds, cultures, education, experience, skills, thought, perspectives, personal qualities and attributes, and geographic profiles (i.e., where the individuals have lived and worked), as well as race, ethnicity, gender, national origin and other categories. A high level of diversity on our Board has been achieved in these areas, as evidenced by the information concerning our directors that is provided under “Nominees” above. Our Governance Committee and Board believe that a diverse representation on the Board fosters a robust, comprehensive, and balanced deliberative and decision-making process that is essential to the continued effective functioning of the Board and continued success of the Company.

Director Compensation

The Company believes that compensation for non-employee directors should be competitive and should encourage ownership of the Company’s stock. The compensation for each non-employee director of the Company includes an annual cash retainer, an annual restricted stock unit (“RSU”) award and per-meeting fees. The Presiding Director and committee chairs also receive an additional annual retainer. Non-employee directors are paid their reasonable expenses for attending Board and committee meetings. Directors who are employees of the Company or its subsidiaries do not receive any compensation for service on the Board. The Governance Committee annually reviews the level and form of the Company’s director compensation and, if it deems appropriate, recommends to the Board changes in director compensation.

Cash Compensation

Directors may receive their annual retainers and meeting fees in cash or defer their cash compensation into the Company’s Deferred Compensation Administration Plan III (“DCAP III”). Directors may elect in advance to defer up to 100% of their annual retainer (including any committee chair or Presiding Director retainer) and all of their meeting fees earned during any calendar year into the Company’s DCAP III. The minimum deferral period for any amounts deferred is five years, and if a director ceases to be a director of the Company for any reason other than death, disability or retirement, the account balance will be paid in January or July, which is at least six months following his or her separation. In the event of death, disability or retirement, the account balance will be paid in accordance with the director’s distribution election. To attain retirement, a director must have served on the Board for at least six successive years prior to his or her separation. The Compensation Committee approves the interest rate to be credited each year to amounts deferred into the DCAP III, and the interest rate for calendar year 2010 is (i) 8.0% per annum for amounts deferred prior to January 1, 2010, and (ii) 120% of the long-term applicable federal rate as published by the U.S. Internal Revenue Service for December 2009, i.e., 4.91% per annum, for amounts deferred in calendar year 2010.

The following table summarizes the cash compensation provided to non-employee directors:

Non-Employee Director Cash Compensation

Annual cash retainer	$75,000
Additional retainer for Presiding Director	$10,000
Additional retainer for Chairperson of the Audit Committee	$20,000
Additional retainer for Chairperson of the Compensation Committee	$20,000
Additional retainer for Chairperson of all other committees	$10,000
Meeting fee for each Audit Committee meeting attended	$2,000
Meeting fee for each Board or other committee meeting attended	$1,500

Equity Compensation

Each July, non-employee directors receive an automatic annual grant of RSUs with an approximate value as of the grant date equal to $150,000. The actual number of RSUs under the grant is determined by dividing $150,000 by the closing price of the Company’s common stock on the grant date (with any fractional unit rounded up to the nearest whole unit); provided, however, that the number of units granted in any annual grant will in no event exceed 5,000 units, in accordance with the requirements of our 2005 Stock Plan.

The RSUs granted to non-employee directors vest immediately. If a director meets the director stock ownership guidelines (currently $300,000 in shares and share equivalents), then the director will, on the grant date, receive the shares underlying the RSU award, unless the director elects to defer receipt of the shares. The determination of whether a director meets the director stock ownership guidelines is made as of the last day of the deferral election period preceding the applicable RSU award. If a non-employee director has not met the stock ownership guidelines as of the last day of such deferral election period, then the shares underlying the RSU award will automatically be deferred until after the director’s separation from service.

Recipients of RSUs are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common stockholders, which for FY 2010, was set at $0.12 per share each quarter. At its meeting on May 26, 2010, the Board approved an increase in the Company’s dividend rate to $0.18 per share each quarter for dividends declared on and after such date, until further action by the Board. For our directors, dividend equivalents on the RSUs are credited quarterly to an interest bearing cash account and are not distributed until the shares underlying the RSU award are released to the director. Interest accrues on directors’ credited dividend equivalents at the rate set by the Compensation Committee under the terms of our 2005 Stock Plan, which for calendar year 2010 is 8.0% per annum.

All Other Compensation and Benefits

Non-employee directors are eligible to participate in the McKesson Foundation’s Matching Gifts Program. Under this program, directors’ gifts to schools, educational associations or funds, and other public charitable organizations are eligible for a match by the foundation up to $5,000 per director for each fiscal year.

2010 Director Compensation Table

The following table sets forth information concerning the compensation paid or earned by each non-employee director for the fiscal year ended March 31, 2010. Mr. Hammergren, our Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a director. The compensation received by Mr. Hammergren as an officer of the Company is shown in the 2010 Summary Compensation Table.

			Change in
			Pension Value
	Fees		and Nonqualified
	Earned or		Deferred
	Paid in	Stock	Compensation	All Other
	Cash	Awards	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

Andy D. Bryant	110,429	150,026	4,501	2,580	267,536
Wayne A. Budd	108,500	150,026	9,473	6,764	274,763
Alton F. Irby III(5)	122,000	150,026	9,980	6,693	288,699
M. Christine Jacobs	113,000	150,026	1,061	7,973	272,060
Marie L. Knowles	125,500	150,026	6,450	9,484	291,460
David M. Lawrence, M.D.	103,500	150,026	3,076	6,934	263,536
Edward A. Mueller	106,500	150,026	2,546	2,349	261,421
James V. Napier(6)	46,332	—	4,827	4,265	55,424
Jane E. Shaw, Ph.D.	115,000	150,026	6,305	12,802	284,133

(1)	Consists of the director annual retainer and meeting fees and, if applicable, the annual chair and Presiding Director retainers (whether paid or deferred).

(2)	Amounts reflect the aggregate grant date fair value of restricted stock unit awards computed in accordance with Accounting Standards Codification issued by the Financial Accounting Standards Board, Topic 718, labeled “Compensation — Stock Compensation” (“ASC Topic 718”) and do not reflect whether the recipient has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Financial Note 3 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended March 31, 2010, as filed with the SEC on May 4, 2010. However, in accordance with SEC rules, the amounts shown in the table above exclude the impact of estimated forfeitures related to service-based vesting conditions. For awards that are not subject to performance conditions, such as those provided to directors, the maximum award level would not result in an award greater than what is disclosed in the table above.

(3)	Represents the amount of above-market interest earned under the Company’s Deferred Compensation Administration Plans, and above-market interest credited on undistributed dividend equivalents. As defined by the SEC, above-market interest is any amount over 120% of the long-term applicable federal rate as published by the U.S. Internal Revenue Service. A discussion of the Company’s Deferred Compensation Administration Plans is provided below in the subsection entitled “Narrative Disclosure to the 2010 Nonqualified Deferred Compensation Table.”

(4)	For Messrs. Bryant, Budd, Irby, Lawrence, Mueller and Napier and Mss. Jacobs and Shaw, represents the amount of dividend equivalents credited on RSUs granted under the Company’s 2005 Stock Plan and, as applicable, 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan. Recipients of RSUs are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common stockholders, which for FY 2010, was set at $0.12 per share each quarter. At its meeting on May 26, 2010, the Board approved an increase in the Company’s dividend rate to $0.18 per share each quarter for dividends declared on and after such date, until further action by the Board. For directors, dividend equivalents on the RSUs are credited quarterly to an interest bearing cash account and are not distributed until the shares underlying the

RSU award are released to the director, at which time the accrued interest on the directors’ credited dividend equivalents is also paid. The Compensation Committee determined that for calendar year 2010, such interest shall accrue at the rate of 8.0% per annum.

For Ms. Knowles represents: (i) the amount of dividend equivalents on RSUs and related interest, as described above; and (ii) the amount of matching charitable contributions provided by the McKesson Foundation. Under the foundation’s Matching Gifts Program, directors’ gifts to schools, educational associations or funds, and other public charitable organizations are eligible for matching by the foundation up to $5,000 per director for each fiscal year.

(5)	Includes $3,000 paid to Mr. Irby for his service as a board member of McKesson Information Solutions UK Limited.

(6)	Mr. Napier retired from service as a member of the Board effective as of the 2009 Annual Meeting of Stockholders, which was held on July 22, 2009.

Corporate Governance

The Board is committed to, and for many years has adhered to, sound and effective corporate governance practices. The Board is also committed to diligently exercising its oversight responsibilities with respect to the Company’s business and affairs consistent with the highest principles of business ethics, and to meeting the corporate governance requirements of both federal law and the NYSE. In addition to its routine monitoring of best practices, each year the Board and its committees review the Company’s current corporate governance practices, the corporate governance environment and current trends, and update their written charters and guidelines as necessary. The Board has adopted independence standards for its members, Corporate Governance Guidelines, as well as charters for the Audit, Compensation, Finance and Governance Committees, all of which can be found on the Company’s website at www.mckesson.com under the caption “Investors — Corporate Governance” and are described more fully below.

Majority Voting Standard

The Company’s Amended and Restated By-Laws (the “By-Laws”) provide for a majority voting standard for the election of directors. This standard states that in uncontested director elections, a director nominee will be elected only if the number of votes cast “for” the nominee exceeds the number of votes cast “against” that nominee. To address the “holdover” director situation in which, under Delaware law, a director remains on the Board until his or her successor is elected and qualified, the By-Laws require each director nominee to submit an irrevocable resignation in advance of the stockholder vote. The resignation would be contingent upon both the nominee not receiving the required vote for reelection and acceptance of the resignation by the Board pursuant to its policies.

If a director nominee receives more “against” votes for his or her election, the Board’s Governance Committee, composed entirely of independent directors, will evaluate and make a recommendation to the Board with respect to the tendered resignation. In its review, the Governance Committee will consider, by way of example, the following factors: the impact of the acceptance of the resignation on stock exchange listing or other regulatory requirements; the financial impact of the acceptance of the resignation; the unique qualifications of the director whose resignation has been tendered; the reasons the Governance Committee believes that stockholders cast votes against the election of such director (such as a “vote no” campaign on an illegitimate or wrongful basis); and any alternatives for addressing the “against” votes.

The Board must take action on the Governance Committee’s recommendation within 90 days following certification of the stockholders’ vote. Absent a determination by the Board that it is in the best interests of the Company for an unsuccessful incumbent to remain on the Board, the Board shall accept the resignation. The majority vote standard states that the Board expects an unsuccessful incumbent to exercise voluntary recusal from deliberations of the Governance Committee or the Board with respect to the tendered resignation. In addition, the standard requires the Company to file a current report on Form 8-K with the SEC within four business days after the Board’s acceptance or rejection of the resignation, which must include an explanation of the reasons for any rejection of the tendered resignation. Finally, the standard also provides procedures to address the situation in which a majority of the members of the Governance Committee are unsuccessful incumbents or all directors are unsuccessful incumbents.

If the Board accepts the resignation of an unsuccessful incumbent director, or if in an uncontested election a nominee for director who is not an incumbent director does not receive a majority vote, the Board may fill the resulting vacancy or decrease the size of the Board. In contested elections, the plurality vote standard will apply. A contested election is an election in which a stockholder has duly nominated a person to the Board and has not withdrawn that nomination at least five days prior to the first mailing of the notice of the meeting of stockholders.

Codes of Business Conduct and Ethics

The Company is committed to the highest standards of ethical and professional conduct and has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees, and provides guidance for conducting the Company’s business in a legal, ethical and responsible manner. In addition, the Company has adopted a Code of Ethics applicable to the Chief Executive Officer, Chief Financial Officer, Controller and Financial Managers (“Senior Financial Managers’ Code”) that supplements the Code of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. Both of the Codes are available on the Company’s website at www.mckesson.com under the caption “Investors — Corporate Governance.” The Company intends to post any amendment to, or waiver from, its Senior Financial Managers’ Code on its website within four business days after any such amendment or waiver.

Related Party Transactions Policy

The Company has a written Related Party Transactions Policy requiring approval or ratification of certain transactions involving executive officers, directors and nominees for director, beneficial owners of more than five percent of the Company’s common stock, and immediate family members of any such persons where the amount involved exceeds $100,000. Under the policy, the Company’s General Counsel initially determines if a transaction or relationship constitutes a transaction that requires compliance with the policy or disclosure. If so, the matter will be referred to the CEO for consideration with the General Counsel as to approval or ratification in the case of other executive officers and/or their immediate family members, or to the Governance Committee in the case of transactions involving directors, nominees for director, the General Counsel, the CEO or holders of more than five percent of the Company’s common stock and/or their immediate family members. Annually directors, nominees and executive officers are asked to identify any transactions that might fall under the policy as well as identify immediate family members. Additionally, they are required to notify the General Counsel promptly of any proposed related party transaction. The policy is administered by the Governance Committee. The transaction may be ratified or approved if it is fair and reasonable to the Company and consistent with its best interests. Factors that may be taken into account in making that determination include: (i) the business purpose of the transaction; (ii) whether it is entered into on an arms-length basis; (iii) whether it would impair the independence of a director; and (iv) whether it would violate the provisions of the Company’s Code of Business Conduct and Ethics.

The Company and its subsidiaries may, in the ordinary course of business, have transactions involving more than $100,000 with unaffiliated companies of which certain of the Company’s directors are directors and/or executive officers. Therefore, under the policy, the Governance Committee reviews such transactions. However, the Company does not consider the amounts involved in such transactions to be material in relation to its businesses, the businesses of such other companies or the interests of the directors involved. In addition, the Company believes that such transactions are on the same terms generally offered by such other companies to other entities in comparable transactions.

Corporate Governance Guidelines

The Board for many years has had directorship practices reflecting sound corporate governance practices and, in response to the NYSE listing requirements, in 2003 adopted Corporate Governance Guidelines which address various governance matters, including, among others: director qualification standards and the director nomination process; stockholder communications with directors; director responsibilities; selection and role of the Presiding Director; director access to management and, as necessary and appropriate, independent advisors; director compensation; director stock ownership guidelines; director orientation and continuing education; management succession; and an annual performance evaluation of the Board. The Governance Committee is responsible for overseeing the guidelines and annually assessing their adequacy. The Board most recently approved revised Corporate Governance Guidelines on July 22, 2009, which can be found on the Company’s website at www.mckesson.com under the caption “Investors — Corporate Governance.”

Director Stock Ownership Guidelines

Prior to July 25, 2007, pursuant to the Company’s Director Stock Ownership Guidelines, directors were expected to own shares or share equivalents of the Company’s common stock with a value not less than three times the annual board retainer within three years of joining the Board. At its July 25, 2007 meeting, the Board amended the Company’s Director Stock Ownership Guidelines such that directors are now expected to own shares or share equivalents of the Company’s common stock with a value not less than four times the annual board retainer within three years of joining the Board. As of June 1, 2010, all of our directors were in compliance with the Company’s amended Director Stock Ownership Guidelines.

Director Independence

Under the Company’s Corporate Governance Guidelines, the Board must have a substantial majority of directors who meet the applicable criteria for independence required by the NYSE. The Board must determine, based on all relevant facts and circumstances, whether in its business judgment, each director satisfies the criteria for independence, including the absence of a material relationship with the Company, either directly or indirectly. Consistent with the continued listing requirements of the NYSE, the Board has established standards to assist it in making a determination of director independence. A director will not be considered independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company.

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is an executive officer or an employee, or whose immediate family member is an executive officer, of another company (A) which in any of the last three years accounted for at least 2.0% of the Company’s consolidated gross revenues, or (B) for which in any such year the Company accounted for at least 2.0% or $1,000,000, whichever is greater, of such other company’s consolidated gross revenues.

•	The director is, or has been within the last three years, an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is more than 2.0% of the respective company’s total assets measured as of the last completed fiscal year.

•	The director serves, or served within the last three years, as an executive officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions in any single fiscal year exceeded the greater of $1,000,000 or 2.0% of that organization’s total annual charitable receipts. (The Company’s matching of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose.)

•	For relationships not covered by the guidelines above, or for relationships that are covered, but as to which the Board believes a director may nonetheless be independent, the determination of independence shall be made by the directors who satisfy the NYSE independence rules and the guidelines set forth above. However, any determination of independence for a director who does not meet these standards must be specifically explained in the Company’s proxy statement.

These standards can also be found on the Company’s website at www.mckesson.com under the caption “Investors — Corporate Governance.” Provided that no relationship or transaction exists that would disqualify a director under these standards, and no other relationship or transaction exists of a type not specifically mentioned in these standards that, in the Board’s opinion, taking into account all relevant facts and circumstances, would impair a director’s ability to exercise his or her independent judgment, the Board will deem such person to be independent. Applying these standards, and all applicable laws, rules or regulations, the Board has determined that, with the exception of John H. Hammergren, all of the current directors, namely Andy D. Bryant, Wayne A. Budd, Alton F. Irby III, M. Christine Jacobs, Marie L. Knowles, David M. Lawrence, Edward A. Mueller and Jane E. Shaw, are independent.

Succession Planning

In accordance with our Corporate Governance Guidelines, the Board is responsible for approving and maintaining a succession plan for the CEO and other executive officers. To assist the Board with this requirement, the Company’s Executive Vice President, Human Resources annually leads the Board of Directors in a discussion of CEO and senior management succession. This meeting is held in executive session with only non-management directors and the Executive Vice President, Human Resources present. The annual review includes an evaluation of the requirements for the CEO and each senior management position, and an examination of potential permanent and interim candidates for CEO and senior management positions.

Executive Sessions of the Board

The independent directors of the Board meet in executive session without management present on a regularly scheduled basis. The members of the Board designate a “Presiding Director” to preside at such executive sessions. Prior to July 2009, the Presiding Director position rotated annually each July among the committee chairs. In July 2009, the Board amended the Company’s Corporate Governance Guidelines so that, effective at that time, the Presiding Director position would rotate annually each July among all independent directors. The Presiding Director establishes the agenda for each executive session meeting and also determines which, if any, other individuals, including members of management and independent advisors, should attend each such meeting. The Presiding Director also, in collaboration with the Chairman and the Corporate Secretary, reviews the agenda in advance of the Board of Directors’ meetings. M. Christine Jacobs is the current Presiding Director until her successor is chosen by the other independent directors at the Board’s meeting in July 2010.

Board Leadership Structure

Mr. Hammergren serves as our Chairman of the Board and Chief Executive Officer. The Company does not have a policy regarding whether the Chairman and CEO roles should be combined or separated. Rather, the Company’s Corporate Governance Guidelines retain flexibility for the Board to choose its Chairman in any way that it deems best for the Company at any given time. The Board periodically reviews the appropriateness and effectiveness of its leadership structure given numerous factors. Although the Company has in the past separated the roles of Chairman and CEO, the Board believes that having Mr. Hammergren serve as both Chairman and CEO, coupled with strong independent director leadership, is the most appropriate and effective Board leadership structure for the Company at this time.

A number of factors support the current leadership structure. Mr. Hammergren has nearly 30 years of experience in the healthcare industry, and has served as the Chairman and CEO of the Company for the past nine years. The Board believes that Mr. Hammergren’s in-depth knowledge of the healthcare industry and of the complex businesses and operations of the Company best equips him to lead Board meetings as the directors discuss key business and strategic matters and best equips him to focus the Board on the most critical issues. The current combined Chairman and CEO structure has promoted decisive leadership, ensured clear accountability and enhanced our ability to communicate with a single and consistent voice to stockholders, customers, employees and other stakeholders. During the nine years Mr. Hammergren has served as both Chairman and CEO, the Company has achieved outstanding financial results as displayed in the Compensation Discussion and Analysis below.

In addition, the Board believes that other aspects of the current leadership structure and Corporate Governance Guidelines ensure effective independent Board leadership and oversight of management. For example, the Board regularly meets in executive session without the CEO or any other members of management present, and an independent director serves as the Presiding Director at such sessions. Additionally, in accordance with the Company’s Corporate Governance Guidelines, the Chairman consults with the Presiding Director regarding agenda topics, and consistent with the Guidelines, other directors are invited to, and in fact do, suggest items for inclusion on the Board and committee agendas. As a matter of practice, the Chairman regularly elicits input from all of the independent directors as to the matters they would like covered at the meetings and the information they would find most helpful in their deliberations and decision-making. Strong independent director leadership is also enhanced by the fact that all of the Board’s standing committees are composed solely of, and chaired by, independent directors.

In sum, the Company’s existing Board leadership structure strikes an effective balance between strong, strategically advantageous Chairman and CEO leadership, and appropriate oversight of management provided by strong independent directors. The combined Chairman and CEO structure has served the Company and its stockholders well, and remains the most appropriate leadership structure for the Company at this time.

Board of Directors’ Role in Risk Oversight

The Company’s management is responsible for the day-to-day management of the risks facing the Company, including macroeconomic, financial, strategic, operational, public reporting, legal, regulatory, political, compliance, and reputational risks. Management carries out this risk management responsibility through a coordinated effort among the various risk management functions within the Company.

Under the Corporation’s By-Laws and Corporate Governance Guidelines, the Board has responsibility for overseeing the business and affairs of the Company. This general oversight responsibility includes oversight of risk management, which the Board carries out as a whole or through its committees. Among other things, the Board as a whole periodically reviews the Company’s enterprise risk management processes for identifying, ranking and assessing risks across the organization, as well as the output of that process. The Board as a whole also receives periodic reports from the Company’s management on various risks, including risks facing the Company’s businesses. Although the Board has ultimate responsibility for overseeing risk management, it has delegated to its committees certain oversight responsibilities. For example, in accordance with its charter, the Audit Committee engages in ongoing discussions regarding major financial risk exposures and the process and system employed to monitor and control such exposures. In addition, consistent with its charter, the Audit Committee engages in periodic discussions with management concerning the process by which risk assessment and management are undertaken. In carrying out these responsibilities the Audit Committee, among other things, regularly reviews with the head of Internal Audit the audits or assessments of significant risks conducted by Internal Audit personnel based on their audit plan; and the committee regularly meets in executive sessions with the head of Internal Audit. The Audit Committee also regularly reviews with the Controller the Company’s internal control over financial reporting, including any significant deficiencies. As part of the reviews involving Internal Audit and the Controller, the Audit Committee reviews steps taken by management to monitor, control and mitigate risks. The Audit Committee also regularly reviews with the General Counsel and Chief Compliance Officer significant legal, regulatory, and compliance matters that could have a material impact on the Company’s financial statements or business. Finally, from time to time executives who are responsible for managing a particular risk report to the Audit Committee on how the risk is being controlled and mitigated.

The Board has also delegated to other committees the responsibility to oversee risk within their areas of responsibility and expertise. For example, the Finance Committee exercises oversight with regard to the risk assessment and management processes related to, among other things, credit, capital structure, liquidity, insurance programs and the Company’s retirement and 401(k) plans. As noted in the section below entitled “Risk Assessment of Compensation Policies and Practices,” the Compensation Committee oversees risk assessment and management with respect to the Company’s compensation polices and practices.

In those cases in which committees have risk oversight responsibilities, the Chairs of the committees regularly report to the full Board the significant risks facing the Company, as identified by management, and the measures undertaken by management for controlling and mitigating those risks.

Risk Assessment of Compensation Policies and Practices

We have reviewed our material compensation policies and practices and have concluded that these policies and practices are not reasonably likely to have a material adverse effect on the Company. Specifically, our compensation programs contain many design features that mitigate the likelihood of inducing excessive risk-taking behavior. These features include:

•	A balance of fixed and variable compensation, with variable compensation tied to both short-term objectives and the long-term value of our stock price;

•	Multiple metrics in our incentive programs across the entire enterprise that balance top-line, bottom-line and cash management objectives;

•	Linear payout curves and caps in our incentive program payout formulas;

•	Reasonable goals and objectives in our incentive programs;

•	Payouts modified based upon individual performance, inclusive of assessments against our “ICARE” principles (i.e., integrity, customer first, accountability, respect and excellence);

•	The Compensation Committee’s ability to exercise downward discretion in determining incentive program payouts;

•	Aggressive compensation recoupment provisions (i.e., clawbacks) pertaining to all forms of incentive compensation;

•	Stock ownership and retention guidelines applicable to our senior leadership team; and

•	Mandatory training on our Code of Business Conduct and Ethics and other policies that educate our employees on appropriate behaviors and the consequences of taking inappropriate actions.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements do not provide incentives that encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and the risk management practices of the Company, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Communications with Directors

Stockholders and other interested parties may communicate with the Presiding Director, the non-management directors, or any of the directors by addressing their correspondence to the Board member or members, c/o the Corporate Secretary’s Department, McKesson Corporation, One Post Street, 35th Floor, San Francisco, California 94104, or via e-mail to presidingdirector@mckesson.com or to nonmanagementdirectors@mckesson.com. The Board has instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are irrelevant to or inconsistent with the Company’s operations, policies and philosophies, are deemed of a commercial or frivolous nature, or are otherwise deemed inappropriate for the Board’s consideration. The Corporate Secretary’s Department maintains a log of correspondence received by the Company that is addressed to members of the Board. Members of the Board may review the log at any time, and request copies of any correspondence received.

Indemnity Agreements

The Company has entered into separate indemnity agreements with its directors and executive officers that provide for defense and indemnification against any judgment or costs assessed against them in the course of their service. Such agreements do not, however, permit indemnification for acts or omissions for which indemnification is not permitted under Delaware law.

Item 2.	Proposal to Reapprove the Performance Measures Available for Performance-Based Awards under the Company’s Amended and Restated 2005 Stock Plan

Your Board recommends a vote “FOR” reapproving the performance measures under the Company’s 2005 Stock Plan.

You are being asked to reapprove the performance measures under the amended and restated McKesson Corporation 2005 Stock Plan (the “2005 Stock Plan”). The purpose of asking our stockholders to reapprove the performance measures under the 2005 Stock Plan is to allow certain future equity incentive awards granted under the plan to qualify as exempt “performance-based compensation” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Code Section 162(m) generally disallows a corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to each of the chief executive officer and the three other most highly paid executive officers (other than the chief financial officer) of publicly-held companies, unless compensation is performance-based and satisfies other conditions. To satisfy the performance-based exception, Code Section 162(m) generally requires, among other things, such performance measures to be approved by stockholders once every five years.

As further described below, on April 21, 2010, the Board approved an amendment to the 2005 Stock Plan to add seven new performance measures, with such amendment to be effective upon stockholder approval. If our stockholders approve this proposal, the amended and restated 2005 Stock Plan will govern awards after the Annual Meeting.

If the requisite stockholder approval of the performance measures is not obtained, we may continue to grant awards under the 2005 Stock Plan under its current terms. However, certain incentive awards under the plan may no longer constitute performance-based compensation under Code Section 162(m), and accordingly, these awards may not be tax deductible by the Company depending on the facts and circumstances.

The 2005 Stock Plan is an equity compensation plan for providing stock-based compensation to employees and non-employee members of the Board to promote close alignment between the interests of employees, directors and stockholders. The 2005 Stock Plan is the only plan for providing stock-based incentive compensation to employees and non-employee directors of the Company and its affiliates. The 2005 Stock Plan is an “omnibus” plan that provides for a variety of equity and equity-based award vehicles, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and other share-based awards.

Background of the Proposal

The 2005 Stock Plan was initially adopted by the Board on May 25, 2005, and attained stockholder approval on July 27, 2005. The 2005 Stock Plan was initially approved with a 13,000,000 share reserve. On October 27, 2006, the Compensation Committee retroactively amended and restated the 2005 Stock Plan to comply with proposed regulations issued under Code Section 409A. On May 23, 2007, the Board amended the 2005 Stock Plan to increase the share reserve by 15,000,000 shares, which was approved by stockholders on July 25, 2007. On July 23, 2008, the Board amended and restated the 2005 Stock Plan to modify the timing of the distribution of shares underlying grants of RSU awards to non-employee Board members, and effective retroactively, to comply with the final regulations issued under Code Section 409A. On May 26, 2009, the Compensation Committee approved an amendment of the 2005 Stock Plan regarding the circumstances under which a merger or consolidation involving the Company would constitute a “change in control.” On May 27, 2009, the Board amended and restated the 2005 Stock Plan to increase the share reserve by 14,500,000 shares, which was approved by stockholders on July 22, 2009. More recently, the Compensation Committee amended and restated the 2005 Stock Plan on April 20, 2010 to incorporate by reference the Company’s Compensation Recoupment Policy, which was adopted by the Board on January 20, 2010. In addition, the Board approved an amendment to the 2005 Stock Plan on April 21, 2010, subject to stockholder approval, to add seven new items for measuring performance.

We intend to administer the 2005 Stock Plan in a manner that will allow the Company to qualify certain awards, such as our performance-based restricted stock units referred to as “PeRSUs,” as “performance-based” under Code Section 162(m). As noted above, if the 2005 Stock Plan awards qualify as “performance-based” under Code Section 162(m), we will be able to fully deduct those awards as a compensation expense. The requirements that compensation must meet to qualify as “performance-based” under Code Section 162(m) include the following:

(i) payment of the compensation must be contingent upon achievement of performance goals that are established and administered in a manner specified under Code Section 162(m); (ii) the performance measures that may be used to establish the performance goals must be approved by stockholders; (iii) there must be a limit on the amount of compensation that may be paid to any participant during a specified period of time; and (iv) achievement of the pre-established performance goals must be substantially uncertain at the time the individual awards are approved. Code Section 162(m) also imposes certain independence requirements on the committee of the Board administering the performance-based compensation program.

We seek your approval of the performance measures identified in our 2005 Stock Plan because Code Section 162(m) requires that stockholders reapprove performance measures once every five years if the Compensation Committee may establish the actual performance goals for the specified performance period, or if there are material changes to the plan. The 2005 Stock Plan, as described below, has the same material provisions as those approved at the 2009 Annual Meeting of Stockholders, except for the proposed addition of seven new performance measures as follows: average invested capital; credit rating; gross margin; improvement in workforce diversity; operating expenses; operating expenses as a percentage of revenue; and succession plan development and implementation. The Board approved these additional performance measures at its April 21, 2010 meeting, subject to stockholder approval. All performance measures that the Compensation Committee may select are listed below under “2005 Stock Plan Basics.” Approval of this proposal will allow us to continue our practice of granting equity awards that qualify as Code Section 162(m) “performance-based” awards for the next five years.

Equity incentive awards under the 2005 Stock Plan will be made to our named executive officers and other selected Company employees. Our equity incentive program is described in more detail in our Compensation Discussion and Analysis under “Elements of Executive Officer Compensation — Long-term Compensation.” Your approval of this proposal will constitute approval of all material terms, including the performance measures, of the 2005 Stock Plan for purposes of Code Section 162(m).

If our stockholders do not approve this proposal, then the 2005 Stock Plan will continue in its current form. However, when the current stockholder approval of the performance metrics expires on July 28, 2010, awards granted under the 2005 Stock Plan to “covered employees” would no longer be tax deductible, except for stock options and stock appreciation rights granted at the fair market value or above.

2005 Stock Plan Summary

The following summary of the material features of our 2005 Stock Plan, including the proposed amendment, does not purport to be complete and is qualified in its entirety by reference to the specific language of our 2005 Stock Plan. A copy of our 2005 Stock Plan, including the text of our proposed amendment, is available to any of our stockholders upon request by: (i) writing to the Corporate Secretary, McKesson Corporation, One Post Street, 35th Floor, San Francisco, California 94104; (ii) sending an e-mail to corporatesecretary@mckesson.com; or (iii) calling the Corporate Secretary’s Department toll-free at (800) 826-9360.

The 2005 Stock Plan, including the text of our proposed amendment, may be viewed as Appendix B to the definitive proxy statement that was posted to the SEC’s website at www.sec.gov.

Purpose of the 2005 Stock Plan

The purpose of the 2005 Stock Plan is to: (i) provide employees of the Company or its affiliates and members of the Company’s Board of Directors the opportunity to receive equity-based long-term incentives so that the Company may effectively attract and retain the best available personnel; (ii) promote the success of the Company by motivating employees and directors to superior performance; and (iii) align employee and director interests with the interests of the Company’s stockholders.

2005 Stock Plan Basics

Eligible participants:	All employees, affiliates and members of the Company’s Board of Directors are eligible to receive awards under the 2005 Stock Plan, and there were approximately a total of 32,500 employees and eight non-employee directors eligible as of March 31, 2010. Incentive stock options may be granted only to employees of the Company or its subsidiaries. The administrator has the discretion to select the eligible participants who will receive an award. In practice, all of our non-employee directors, all executive officers and approximately 4,600 other employees have annually received an award under the 2005 Stock Plan.

Types of awards available for grant:	Incentive stock options Nonstatutory stock options Stock appreciation rights Other share-based awards	Restricted stock Restricted stock units Performance shares

We sometimes refer to these awards as “stock awards.”

Share reserve:	Subject to capitalization adjustments, 13,000,000 shares of common stock were reserved under the 2005 Stock Plan at its initial July 27, 2005 approval by stockholders. The Company’s stockholders approved an additional 15,000,000 shares and 14,500,000 shares on July 25, 2007 and July 22, 2009, respectively.

If any outstanding option or stock appreciation right expires or is terminated or any restricted stock or other share-based award is forfeited, then the shares allocable to the unexercised or attributable to the forfeited portion of the stock award may again be available for issuance under the 2005 Stock Plan.

Limitations:	For any one share of common stock or stock equivalent issued in connection with a stock-settled stock appreciation right, restricted stock award, restricted stock unit award, performance share or other share-based award, two shares will be deducted from the reserve of shares available for issuance under the 2005 Stock Plan.

Shares of common stock not issued or delivered as a result of the net exercise of a stock appreciation right or option, shares used to pay the withholding taxes related to a stock award, or shares repurchased on the open market with proceeds from the exercise of options will not be returned to the reserve of shares available for issuance under the 2005 Stock Plan.

Subject to capitalization adjustments, the maximum aggregate number of shares or share equivalents that may be subject to restricted stock awards, restricted stock units, performance shares or other share-based awards granted to a participant in any fiscal year is 500,000, and the maximum aggregate number of shares or share equivalents that may be subject to options or stock appreciation rights in any fiscal year is 1,000,000 per optionee.

Term of the Plan:	The 2005 Stock Plan will terminate on May 24, 2015, unless the Board terminates it earlier.

Capitalization adjustments:	The administrator will make equitable changes to the share reserve, any of the limitations described above, and the exercise or purchase price and number and kind of shares issued in connection with future awards and subject to outstanding stock awards to the extent that the administrator determines in its sole discretion that a stock split, reverse stock split, dividend, merger, consolidation, reorganization, recapitalization, spin-off, combination, repurchase, share exchange or similar transaction affects the common stock such that an adjustment is appropriate to preserve the rights of participants.

Repricing and option exchange programs:	Not permitted without stockholder approval.

Reload options:	Not permitted.

Options and Stock Appreciation Rights

Term:	Not more than seven years from the date of grant.

Exercise price:	Not less than 100% of the fair market value of the underlying stock on the date of grant. The fair market value is the closing price of the Company’s common stock on the date of grant. On June 1, 2010, the closing price of the Company’s common stock was $68.81 per share.

Method of exercise:	Cash	Net exercise
	Delivery of common stock (including delivery by attestation)	Directing a securities broker to sell shares of common stock and delivering sufficient proceeds to the Company

	All exercise methods other than cash are subject to the administrator’s discretion	Any other form of legal consideration that the administrator approves

Restricted Stock Awards; Restricted Stock Unit Awards; Performance Shares; and Other Share-Based Awards

Purchase price:	Determined by the administrator at time of grant; may be zero.

Consideration:	Determined by the administrator at the time of grant; may be in any form permissible under applicable law.

Performance measures:	The administrator may condition the grant or vesting of stock awards upon the attainment of objectives based on one or more of the performance measures listed below, or upon such other factors as the administrator may determine.

• Cash flow
•   Cash flow from operations
•   Total earnings
•   Earnings per share, diluted
    or basic
•   Earnings per share from
    continuing operations,
    diluted or basic
•   Earnings before interest
    and taxes
•   Earnings before interest,
    taxes, depreciation, and
    amortization
•   Earnings from operations
•   Net asset turnover
•   Inventory turnover
•   Capital expenditures
•   Net earnings
• Operating earnings
•   Gross or operating margin
•   Debt
•   Working capital
•   Return on equity
•   Return on net assets
•   Return on total assets
•   Return on investment
•   Return on capital
•   Return on committed
    capital
•   Return on invested capital
•   Return on sales
•   Net or gross sales
•   Market share
•   Economic value added
•   Cost of capital
•   Change in assets
• Expense reduction levels
•   Debt reduction
•   Productivity
•   Stock price
•   Customer satisfaction
•   Employee satisfaction
•   Total shareholder return
•   Average invested capital
•   Credit rating
•   Gross margin
•   Improvement in workforce
    diversity
•   Operating expenses
•   Operating expenses as a
    percentage of revenue
•   Succession plan
    development and
implementation

Performance objectives may be determined on an absolute basis, relative to internal goals, relative to levels attained in prior years, or related to other companies or indices or as ratios expressing relationships between two or more performance objectives. In addition, performance objectives may be based upon the attainment of specified levels of corporate performance under one or more of the measures described above relative to the performance of other corporations.

To the extent that stock awards are intended to qualify as “performance-based compensation” under Code Section 162(m), the performance objectives will be based on one or more of the measures listed above that satisfy the applicable requirements of Code Section 162(m).

The 2005 Stock Plan, as presented herein, includes the same performance measures as those approved at the 2009 Annual Meeting of Stockholders, except for the proposed addition of the last seven performance measures listed above: average invested capital; credit rating; gross margin; improvement in workforce diversity; operating expenses; operating expenses as a percentage of revenue; and succession plan development and implementation. The Board approved these additional performance measures at its April 21, 2010 meeting, subject to stockholder approval.

Adjustment of performance goals:	The administrator may adjust performance goals to prevent dilution or enlargement of awards as a result of extraordinary events or circumstances or to exclude the effects of extraordinary, unusual or nonrecurring items including, but not limited to, merger, acquisition or other reorganization.

Non-employee director awards:	Each director who is not an employee of the Company may be granted a restricted stock unit award on the date of each annual stockholders meeting for up to 5,000 share equivalents (subject to capitalization adjustments) as determined by the Board. Each restricted stock unit award granted to a non-employee director will vest immediately. If a director meets the director stock ownership guidelines (currently $300,000 in shares and share equivalents), then the director will, on the grant date, receive the shares underlying the RSU award, unless the director elects to defer receipt of the shares. The determination of whether a director meets the director stock ownership guidelines is made as of the last day of the deferral election period preceding the applicable RSU award. If a non-employee director has not met the stock ownership guidelines as of the last day of such deferral election period, then the shares underlying the RSU award will be automatically deferred until after the director’s separation from service.

Dividend equivalents:	Dividend equivalents may be credited in respect of share equivalents underlying restricted stock unit awards and performance shares as determined by the administrator.

Deferral of award payment:	Each participant will be permitted to defer all or a percentage of the participant’s RSUs. The administrator may also establish one or more programs to permit selected participants to elect to defer receipt of consideration upon vesting of a stock award, the satisfaction of performance objectives, or other events which would entitle the participant to payment, receipt of common stock or other consideration.

All Stock Awards

Vesting:	Determined by the administrator at time of grant. The administrator may accelerate vesting at any time, subject to certain limitations to satisfy the requirements for “performance-based compensation” under Code Section 162(m). Generally, the vesting schedule is expected not to exceed four years.

Termination of service:	The unvested portion of the stock award will be forfeited immediately upon a participant’s termination of service with the Company, unless otherwise determined by the administrator. A limited post-termination exercise period may be imposed on the vested portion of options and stock appreciation rights.

Payment:	Stock appreciation rights and other share-based awards may be settled in cash, stock, or in a combination of cash and stock, or in any other form of consideration determined by the administrator and set forth in the applicable award agreement. Options, restricted stock, restricted stock units and performance shares may be settled only in shares of common stock.

Transferability:	Stock awards generally are not transferable, except as may be provided in the 2005 Stock Plan.

Recoupment Policy:	Awards and settlement of awards made under the 2005 Stock Plan are subject to the Company’s Compensation Recoupment Policy, as amended from time to time, which is incorporated by reference into the 2005 Stock Plan. A description of the Company’s policy is provided below in the Compensation Discussion and Analysis under “Information on Other Compensation-Related Topics — Compensation Recoupment Policy.”

Other terms and conditions:	The stock award agreement may contain other terms and conditions, including a forfeiture provision as determined by the administrator, that are consistent with the 2005 Stock Plan and restriction on sale of stock that an employee acquires through participation in the 2005 Stock Plan if that employee does not meet the requirements of the Company’s Stock Ownership Policy, as amended from time to time.

Additional 2005 Stock Plan Terms

Administration. The 2005 Stock Plan may be administered by the Board, or the Board may delegate administration of the 2005 Stock Plan to a committee of the Board, or to an officer or officers of the Company under limited circumstances. Although the 2005 Stock Plan also permits the Governance Committee to administer the 2005 Stock Plan with respect to non-employee directors, in recent years, the Board has so administered the Plan. Currently, the Compensation Committee administers the 2005 Stock Plan with respect to all employees, including named executive officers. The Board may further delegate the authority to make option grants. The administrator determines who will receive stock awards and the terms and conditions of such awards. Subject to certain conditions and limitations of the 2005 Stock Plan, the administrator may modify, extend or renew outstanding stock awards.

Change in Control. Stock awards may be subject to additional acceleration of vesting and exercisability upon or after a “change in control” (as defined in the 2005 Stock Plan) as may be provided in the applicable stock award agreement as determined by the Compensation Committee on a grant-by-grant basis or as may be provided in any other written agreement between the Company or any affiliate and the participant; provided, however, that in the absence of such provision, no such acceleration will occur.

Tax Withholding. Tax withholding obligations may be satisfied by the eligible participant by: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of common stock from the shares of common stock otherwise issuable as a result of the exercise or acquisition of common stock under the stock award; (iii) delivering to the Company owned and unencumbered shares of common stock; or (iv) directing a securities broker to sell shares of common stock and delivering sufficient proceeds to the Company.

New Plan Benefits. The amount of awards payable, if any, to any individual is not determinable as awards are discretionary and have not yet been determined by the administrator. However, each July non-employee directors receive an annual grant of an RSU award under the 2005 Stock Plan with an approximate value, as of the grant date, equal to $150,000. The actual number of RSUs under the grant is determined by dividing $150,000 by the closing price of the Company’s common stock on the grant date (with any fractional unit rounded up to the nearest whole unit); provided, however, that the number of units granted in any annual grant will in no event exceed 5,000 units, in accordance with the award limitations of our 2005 Stock Plan.

Amendment. The Board may suspend or discontinue the 2005 Stock Plan at any time. The Compensation Committee of the Board may amend the 2005 Stock Plan with respect to any shares at the time not subject to awards. However, only the Board may amend the 2005 Stock Plan and submit the plan to the Company’s stockholders for approval with respect to amendments that: (i) increase the number of shares available for issuance under the 2005 Stock Plan or increase the number of shares available for issuance pursuant to incentive stock options under the 2005 Stock Plan; (ii) materially expand the class of persons eligible to receive awards; (iii) expand the types of awards available under the 2005 Stock Plan; (iv) materially extend the term of the 2005 Stock Plan; (v) materially change the method of determining the exercise price or purchase price of an award; (vi) delete or limit the requirements regarding repricing options or stock appreciation rights or effectuating an exchange of options or stock appreciation rights; (vii) remove the administration of the 2005 Stock Plan from the administrator; or (viii) amend the provision regarding amendment of the 2005 Stock Plan to defeat its purpose.

Benefits to Directors, Named Executive Officers and Others. The table below shows, as to the Company’s directors, named executive officers and the other individuals and groups indicated, the number of shares of common stock subject to option grants and restricted stock unit grants under the 2005 Stock Plan since the plan’s inception through April 30, 2010.

		Number of Shares
	Number of Shares	Subject to
	Subject to Options	Restricted Stock
	Granted Under the	Units Granted Under
Name and Position	2005 Stock Plan	the 2005 Stock Plan

John H. Hammergren	1,896,000	952,494
Chairman, President and Chief Executive Officer
Jeffrey C. Campbell	582,000	217,377
Executive Vice President and Chief Financial Officer
Paul C. Julian	1,042,000	452,410
Executive Vice President and Group President
Marc E. Owen	328,000	147,986
Executive Vice President, Corporate Strategy and Business Development
Laureen E. Seeger	375,000	81,403
Executive Vice President, General Counsel and Chief Compliance Officer
All current executive officers as a group	4,814,500	2,010,205
All current directors who are not executive officers as a group	—	93,865
All employees who are not executive officers as a group	5,964,505	4,213,618

Since its inception, no shares have been issued under the 2005 Stock Plan to any other nominee for election as a director, or any associate of any such director, nominee or executive officer, and no other person has been issued five percent or more of the total amount of shares issued under the 2005 Stock Plan.

Certain United States Federal Income Tax Information

The following is a summary of the effect of U.S. federal income taxation on the 2005 Stock Plan participants and the Company. This summary does not discuss the income tax laws of any other jurisdiction in which the recipient of the award may reside.

Incentive Stock Options (ISOs). Participants pay no income tax at the time of grant or exercise of an ISO, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the option holder to the alternative minimum tax. The participant will recognize long-term capital gain or loss, equal to the difference between the sale price and the exercise price, on the sale of the shares acquired on the exercise of the ISO if the sale occurs at least two years after the grant date and more than one year after the exercise date. If the sale occurs earlier than the expiration of either of these holding periods, then the participant will recognize ordinary income equal to the lesser of the difference between the exercise price of the option and the fair market value of the shares on the exercise date or the difference between the sales price and the exercise price. Any additional gain or loss realized on the sale will be treated as capital gain or loss. The Company may deduct the amount, if any, that the participant recognizes as ordinary income.

Nonstatutory Stock Options and Stock Appreciation Rights. There is no tax consequence to the participant at the time of grant of a nonstatutory stock option or stock appreciation right. Upon exercise, the excess, if any, of the fair market value of the shares over the exercise price will be treated as ordinary income. Any gain or loss realized on the sale of the shares will be treated as a capital gain or loss. The Company may deduct the amount, if any, that the participant recognizes as ordinary income.

Restricted Stock. No taxes are due on the grant of restricted stock, unless a Code Section 83(b) election is made. The fair market value of the shares subject to the award is taxable as ordinary income when no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable). Unless an election pursuant to Code Section 83(b) is made (subjecting the value of the shares on the award date to current income tax), income tax is paid by the participant on the value of the shares at ordinary rates when the restrictions lapse and the Company will be entitled to a corresponding deduction. Any gain or loss realized on the sale of the shares will be treated as a capital gain or loss.

Restricted Stock Units and Performance Shares. No taxes are due upon the grant of the award. The fair market value of the shares subject to the award is taxable to the participant as ordinary income when the stock is distributed to the participant. The Company may be entitled to deduct the amount, if any, that the participant recognizes as ordinary income. Any gain or loss realized on the sale of the shares will be treated as a capital gain or loss.

Code Section 162(m). Code Section 162(m) denies a deduction for annual compensation in excess of $1,000,000 paid to “covered employees,” as defined under Section 162(m). “Performance-based compensation,” as defined under Code Section 162(m), is exempt from this deduction limitation. Stock option and stock appreciation rights granted under the 2005 Stock Plan, because the exercise price at the date of grant cannot be less than the fair market value of the Company stock, are also exempt from the Code Section 162(m) deduction limitation. Other awards will be “performance-based compensation” if the grant or vesting is subject to performance objectives that satisfy Code Section 162(m), including stockholder approval of the performance measures.

Deferred Compensation. Restricted stock awards, restricted stock unit awards and performance shares that may be deferred beyond the vesting date are subject to Code Section 409A. If Code Section 409A is violated, deferred amounts that are not subject to a substantial risk of forfeiture and have not been included in income will be subject to income tax in the year of the violation and to penalties equal to: (i) 20% of the amount deferred; and (ii) interest at a specified rate on the under-payment of tax that would have occurred if the amount had been taxed in the year it was first deferred or, if later, the year it was no longer subject to a substantial risk of forfeiture.

Equity Compensation Plan Information

The following table sets forth information as of March 31, 2010 with respect to the plans under which the Company’s common stock is authorized for issuance:

Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to be Issued upon	Weighted-Average	under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights(1)	Reflected in the First Column)
(In millions, except per share amounts)

Equity compensation plans approved by security holders(2)	15.8	$43.50	23.7 (3)
Equity compensation plans not approved by security holders(4)	3.9	$34.27	—

(1)	The weighted-average exercise price set forth in this column is calculated excluding outstanding RSU awards, since recipients are not required to pay an exercise price to receive the shares subject to these awards.

(2)	Represents option and RSU awards outstanding under the following plans: (i) 1994 Stock Option and Restricted Stock Plan; (ii) 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan; and (iii) the 2005 Stock Plan.

(3)	Represents 3,254,030 shares, which remained available for purchase under the 2000 Employee Stock Purchase Plan, and 20,464,898 shares available for grant under the 2005 Stock Plan.

(4)	Represents options and RSU awards outstanding under the following plans: (i) 1999 Stock Option and Restricted Stock Plan; and (ii) 1998 Canadian Stock Incentive Plan. No further awards will be made under either of these plans.

On July 27, 2005, the Company’s stockholders approved the 2005 Stock Plan which had the effect of terminating: (i) the 1999 Stock Option and Restricted Stock Plan, the 1998 Canadian Stock Incentive Plan and certain 1999 one-time stock option plan awards, which plans had not been submitted for approval by the Company’s stockholders; and (ii) the 1994 Stock Option and Restricted Stock Plan and the 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan, which had previously been approved by the Company’s stockholders. Prior grants under these plans include stock options, restricted stock and RSUs. Stock options under the terminated plans generally vest over four years and have a ten-year life, subject to earlier expiration in connection with certain events. Restricted stock contains certain restrictions on transferability and may not be transferred until such restrictions lapse. Each of these plans has outstanding equity grants, which are subject to the terms and conditions of their respective plans, but no new grants will be made under any of these terminated plans.

The material terms of all of the Company’s plans, including those not previously approved by stockholders, are described in accordance with the requirements of the Accounting Standards Codification issued by the Financial Accounting Standards Board, Topic 718, labeled “Compensation — Stock Compensation” (“ASC Topic 718”), in Financial Notes 1 and 3 of the Company’s consolidated financial statements, and in Part III, Item 12, “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” of the Company’s Annual Report on Form 10-K filed with the SEC on May 4, 2010. This information is incorporated herein by reference.

Item 3.	Proposal to Reapprove the Performance Measures Available for Performance-Based Awards under the Company’s Amended and Restated 2005 Management Incentive Plan

Your Board recommends a vote “FOR” reapproving the performance measures under the Company’s amended and restated 2005 Management Incentive Plan.

You are being asked to reapprove the performance measures under the amended and restated McKesson Corporation 2005 Management Incentive Plan (the “MIP”). Similar to the proposal on the 2005 Stock Plan, the purpose of asking our stockholders to reapprove the performance measures under the MIP is to allow certain future cash incentive awards granted under the plan to qualify as exempt “performance-based compensation” pursuant to Code Section 162(m). That is, Code Section 162(m) generally disallows a corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to each of the chief executive officer and the three other most highly paid executive officers (other than the chief financial officer) of publicly-held companies, unless compensation is performance-based and satisfies other conditions. To satisfy the performance-based exception, Code Section 162(m) generally requires, among other things, such performance measures to be approved by stockholders once every five years.

As further described below, on April 21, 2010, the Board approved an amendment to the MIP to add seven new performance measures, with such amendment to be effective upon stockholder approval. If our stockholders approve this proposal, the amended and restated MIP will govern awards after the Annual Meeting.

If the requisite stockholder approval of the performance measures is not obtained, we may continue to grant awards under the MIP Plan under its current terms. However, certain incentive awards under the plan may no longer constitute performance-based compensation under Code Section 162(m), and accordingly, these awards may not be tax deductible by the Company depending on the facts and circumstances.

The MIP is a performance-based bonus plan designed to exempt payments from the deduction limitations provided under Code Section 162(m).

Background of the Proposal

The MIP was initially adopted by the Board on May 25, 2005, and attained stockholder approval on July 27, 2005. On October 27, 2006, the Board retroactively amended and restated the MIP to comply with the proposed regulations issued under Code Section 409A. On October 24, 2008, the Compensation Committee retroactively amended and restated the MIP to comply with the final regulations issued under Code Section 409A. More recently, the Compensation Committee amended and restated the MIP on April 20, 2010 to incorporate by reference the Company’s Compensation Recoupment Policy, which was adopted by the Board on January 20, 2010. In addition, the Board approved an amendment to the MIP on April 21, 2010, subject to stockholder approval, to add seven new items for measuring performance.

We intend to administer the plan in a manner that will allow the Company to qualify MIP awards as “performance-based” under Code Section 162(m). As noted above, if the MIP awards qualify as “performance-based” under Code Section 162(m), we will be able to deduct MIP payments fully as a compensation expense. The requirements that compensation must meet to qualify as “performance-based” under Code Section 162(m) include the following: (i) payment of the compensation must be contingent upon achievement of performance goals that are established and administered in a manner specified under Code Section 162(m); (ii) the performance measures that may be used to establish the performance goals must be approved by stockholders; (iii) there must be a limit on the amount of compensation that may be paid to any participant during a specified period of time; and (iv) achievement of the pre-established performance goals must be substantially uncertain at the time the individual awards are approved. Code Section 162(m) also imposes certain independence requirements on the committee of the Board administering the performance-based compensation program.

We seek your approval of the performance measures identified in our MIP because Code Section 162(m) requires that stockholders reapprove the performance measures once every five years if the Compensation Committee may establish the actual performance goals for the specified performance period, or if there are material changes to the plan. The MIP, as described below, has the same material provisions as those approved at the 2005 Annual Meeting of Stockholders, except for the proposed addition of seven new performance measures as follows: average invested capital; credit rating; gross margin; improvement in workforce diversity; operating expenses; operating expenses as a percentage of revenue; and succession plan development and implementation. The Board approved these additional performance measures at its April 21, 2010 meeting, subject to stockholder approval. All performance measures that the Compensation Committee may select are listed below under “Material Plan Terms.” Approval of this proposal will allow us to continue our practice of providing cash incentive awards that qualify as Code Section 162(m) “performance-based” awards for the next five years.

Cash incentive awards under the MIP will be made to our named executive officers and other selected Company employees. Our cash incentive program is described in more detail in our Compensation Discussion and Analysis under “Elements of Executive Officer Compensation — Short-term Compensation.” Your approval of this proposal will constitute approval of all material terms of the MIP, including the performance measures, for purposes of Code Section 162(m).

If our stockholders do not approve this proposal, then the MIP will continue in its current form. However, when the current stockholder approval of the performance measures expires on July 28, 2010, we will no longer be able to provide MIP awards to “covered employees” that qualify as performance-based compensation under Code Section 162(m).

2005 Management Incentive Plan Summary

The following summary of the material features of our MIP, including the proposed amendment, does not purport to be complete and is qualified in its entirety by reference to the specific language of the plan. A copy of our MIP, including the text of our proposed amendment, is available to any of our stockholders upon request by: (i) writing to the Corporate Secretary, McKesson Corporation, One Post Street, 35th Floor, San Francisco, California 94104; (ii) sending an e-mail to corporatesecretary@mckesson.com; or (iii) calling the Corporate Secretary’s Department toll-free at (800) 826-9360.

The MIP, including the text of our proposed amendment, may be viewed as Appendix C to the definitive proxy statement that was posted to the SEC’s website at www.sec.gov.

Purpose of the MIP

The purpose of the MIP is to advance and promote the interests of the Company and its stockholders by providing performance-based incentives to certain employees, and to motivate those employees to set and achieve above-average financial and non-financial goals.

Material Plan Terms

Administration:	The MIP may be administered by the Compensation Committee; provided, however, that the Compensation Committee may delegate limited authority to the CEO to administer the MIP for those employees who are not officers of the Company, and the CEO may further delegate limited authority to any of the Company’s executive officers to administer the MIP. References in this description to the administrator will include references to the Compensation Committee and to the CEO, or any of the Company’s named executive officers, to the extent authority to administer the MIP has been delegated. The administrator’s decisions, determinations and interpretations of the MIP, or of any award, are final.

Eligibility and Participation:	Only employees of the Company who are employed in an executive, managerial or professional capacity are eligible to participate in the MIP, including all of our executive officers and approximately 4,500 other employees. An employee must be designated as a participant by the administrator.

Individual Target Awards and Performance Measures:	At the beginning of each performance period, the administrator will establish an Individual Target Award for each employee designated to participate in the MIP for the particular performance period that the administrator establishes. Individual Target Awards are measured using financial, non-financial, and/or other performance goals that the administrator selects to establish the performance objectives.

To the extent that awards paid under the MIP are intended to qualify as performance-based compensation, the performance objectives will be established by the Compensation Committee within the time required under Code Section 162(m) to qualify such award as “performance-based,” which is generally within ninety days after the beginning of a performance period that is one year or longer. In addition, the Compensation Committee will select one or more of the following performance measures to establish performance goals for a performance period:

•    Cash flow
•    Cash flow from operations
•    Total earnings
•    Earnings per share, diluted
    or basic
•    Earnings per share from
    continuing operations,
    diluted or basic
•    Earnings before interest
    and taxes
•    Earnings before interest,
    taxes, depreciation, and
    amortization
•    Earnings from operations
•    Net asset turnover
•    Inventory turnover
•    Capital expenditures
•    Net earnings

•    Operating earnings
•    Gross or operating margin
•    Debt
•    Working capital
•    Return on equity
•    Return on net assets
•    Return on total assets
•    Return on investment
•    Return on capital
•    Return on committed
     capital
•    Return on invested capital
•    Return on sales
•    Net or gross sales
•    Market share
•    Economic value added
•    Cost of capital
•    Change in assets

•    Expense reduction levels
•    Debt reduction
•    Productivity
•    Stock price
•    Customer satisfaction
•    Employee satisfaction
•    Total shareholder return
•    Average invested capital
•    Credit rating
•    Gross margin
•    Improvement in
    workforce diversity
•    Operating expenses
•    Operating expenses as a
    percentage of revenue
•    Succession plan
    development and
    implementation

The MIP, as presented herein, includes the same performance measures as those approved at the 2005 Annual Meeting of Stockholders, except for the proposed addition of the last seven performance measures listed above: average invested capital; credit rating; gross margin; improvement in workforce diversity; operating expenses; operating expenses as a percentage of revenue; and succession plan development and implementation. The Board approved these additional performance measures at its April 21, 2010 meeting, subject to stockholder approval.

Adjustment of Performance Goals:	The administrator may adjust performance goals to prevent dilution or enlargement of awards as a result of extraordinary events or circumstances or to exclude the effects of extraordinary, unusual or nonrecurring items including, but not limited to, merger, acquisition or other reorganization.

Determination of Award Amounts:	At the conclusion of the performance period, the administrator will review and approve, modify or disapprove the amount to be paid to employees who were designated MIP participants for that performance period. The amount paid is the Individual Target Award adjusted for the actual performance outcome for the performance period. All awards are subject to adjustment by the administrator in its sole discretion; however, the Compensation Committee may only adjust an award to decrease or eliminate the amount of the award paid for named executive officers, who are “covered employees” as defined under Code Section 162(m). The Compensation Committee will certify the final amount payable to each participant.

Maximum Dollar Value of Awards:	The maximum dollar value of an award that can be paid to a participant with respect to any one fiscal year is $6 million.

Payment of Awards:	Awards are paid in a single lump sum to participants as soon as is reasonably practicable after the administrator has certified that the applicable performance goals have been achieved and authorizes the payment of corresponding awards. A participant, however, may elect to defer receipt of his or her award under the Company’s Deferred Compensation Administration Plan III or any successor plan (“DCAP III”). A participant must be an active employee on the payment date in order to receive his or her award unless the administrator approves a pro-rata award, based on the achievement of performance goals, to a participant who is not actively employed on the payment date as a result of, among other events, death, disability, or retirement.

Change in Control:	In the event of a “change in control,” as defined in the plan, the Company or any successor or surviving company will pay to the MIP participants an award for the performance period in which the change in control occurs and for any previous performance period for which awards have been earned but not yet paid or deferred. Each such award will be equal to the greatest of the following: (i) the participant’s Individual Target Award for the applicable performance period; (ii) the participant’s Individual Target Award for the applicable performance period adjusted based on the actual performance outcome for that performance period, provided, that the administrator may not invoke its discretionary authority to reduce the amount of such an award; or (iii) the average of awards earned and paid to (or deferred by) the participant in the three (or such fewer number of years that the participant has been eligible for such an award) completed performance periods immediately preceding the applicable performance period. The Company or any successor or surviving company will pay these awards at the time the awards otherwise would be payable under the MIP; provided however, that if a participant is terminated without cause or terminates for good reason within twelve months after a change in control, then the participant will be paid his or her awards within thirty days of such termination. Any award determined under this change in control provision will be reduced by any corresponding award payable under a participant’s individually negotiated agreement, if any.

Forfeiture:	If the administrator determines that a participant has engaged in a prohibited activity, as described in the MIP, then upon written notice from the Company to the participant: (i) the participant will not be eligible for any award for the performance period in which such notice is given or for the preceding performance period if the award for such year has not been paid as of the date of the notice; (ii) the participant must repay any payment of an award that the participant received within twelve months preceding the date that the Company discovered that the participant engaged in a prohibited activity; and (iii) the participant will forfeit any award that the participant deferred under DCAP III or a successor plan within twelve months preceding the date that the Company discovered that the participant engaged in a prohibited activity.

Recoupment Policy:	Payments made under the MIP are subject to the Company’s Compensation Recoupment Policy, as amended from time to time, which is incorporated by reference into the MIP. A description of the Company’s policy is provided below in the Compensation Discussion and Analysis, under “Information on Other Compensation-Related Topics — Compensation Recoupment Policy.”

Amendment; Termination:	The Board may terminate or suspend the MIP at any time. The Compensation Committee may amend the MIP at any time; provided that: (i) to the extent required under Code Section 162(m), the MIP will not be amended without approval of the Company’s stockholders; and (ii) no amendment retroactively or adversely affects the payment of any award previously made. No amendment adopted after a change in control shall be effective if it would reduce a participant’s Individual Target Award for the performance period in which the change in control occurs, reduce an award payable under the MIP based on the achievement of performance goals in the performance period preceding the year in which the change in control occurs or modify the provisions of the MIP related to amendment and termination.

New Plan Benefits	The amount of awards payable, if any, to any individual is not determinable as awards are discretionary and have not yet been determined by the administrator.

Item 4.	Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2011

The Audit Committee of the Company’s Board of Directors has approved Deloitte & Touche LLP (“D&T”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 31, 2011. D&T has acted in this capacity for the Company for several years, is knowledgeable about the Company’s operations and accounting practices, and is well qualified to act as the Company’s independent registered public accounting firm.

We are asking our stockholders to ratify the selection of D&T as the Company’s independent registered public accounting firm. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of D&T to our stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain D&T. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Representatives of D&T are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so. For the fiscal years ended March 31, 2010 and 2009, professional services were performed by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), which includes Deloitte Consulting. Fees paid for those years were as follows:

	2010	2009

Audit Fees	$7,091,653	$9,054,211
Audit-Related Fees	4,997,820	1,691,800

Total Audit and Audit-Related Fees	12,089,473	10,746,011
Tax Fees	460,752	1,208,000
All Other Fees	—	—

Total	$12,550,225	$11,954,011

Audit Fees. This category consists of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, the audit of the Company’s internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by D&T in connection with statutory and regulatory filings or engagements. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, foreign statutory audits required by non-U.S. jurisdictions, registration statements and comfort letters.

Audit-Related Fees. This category consists of fees billed for services rendered in connection with the performance of an audit or reviews of the Company’s consolidated financial statements and is not reported under “Audit Fees.” This includes fees for employee benefit plan audits, accounting consultations, due diligence in connection with mergers and acquisitions, attest services related to financial reporting that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees. This category consists of fees billed for professional services rendered for U.S. and international tax compliance, including services related to the preparation of tax returns. For the fiscal years ended March 31, 2010 and 2009, no amounts were incurred by the Company for tax advice, planning or consulting services.

All Other Fees. This category consists of fees for products and services other than the services reported above. The Company paid no fees in this category for the fiscal years ended March 31, 2010 and 2009.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the Applicable Rules, and as set forth in the terms of its charter, the Audit Committee has sole responsibility for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy that requires it to pre-approve all audit and permissible non-audit services, including audit-related and tax services to be provided by Deloitte & Touche. Between meetings, the Chair of the Audit Committee is authorized to pre-approve services, which are reported to the Committee at its next meeting. All of the services described in the fee table above were approved in conformity with the Audit Committee’s pre-approval process.

Audit Committee Report

The Audit Committee of the Company’s Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial reporting processes. The functions of the Audit Committee are described in greater detail in the Audit Committee’s written charter adopted by the Company’s Board of Directors, which may be found on the Company’s website at www.mckesson.com under the caption “Investors — Corporate Governance.” The Audit Committee is composed exclusively of directors who are independent under the applicable SEC and NYSE rules and the Company’s independence standards. The Audit Committee’s members are not professionally engaged in the practice of accounting or auditing, and they necessarily rely on the work and assurances of the Company’s management and the independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. The independent registered public accounting firm of Deloitte & Touche LLP (“D&T”) is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles, the effectiveness of the Company’s internal control over financial reporting and management’s assessment of the internal control over financial reporting.

The Audit Committee has: (i) reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended March 31, 2010; (ii) discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (iii) received the written disclosures and the letter from D&T required by applicable requirements of the Public Company Accounting Oversight Board regarding D&T’s communications with the Audit Committee concerning independence; and (iv) discussed with D&T its independence from the Company. The Audit Committee further considered whether the provision of non-audit related services by D&T to the Company is compatible with maintaining the independence of that firm from the Company. The Audit Committee has also discussed with management of the Company and D&T such other matters and received such assurances from them as it deemed appropriate.

The Audit Committee discussed with the Company’s internal auditors and D&T the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and D&T, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements for the fiscal year ended March 31, 2010 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Audit Committee of the
Board of Directors

Marie L. Knowles, Chair
Andy D. Bryant
Wayne A. Budd
Jane E. Shaw, Ph.D.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding ownership of the Company’s outstanding common stock by any entity or person, to the extent known by us or ascertainable from public filings, to be the beneficial owner of more than five percent of the outstanding shares of common stock:

	Amount and
	Nature of
	Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class*

Wellington Management Company, LLP	24,543,069 (1)	9.4%
75 State Street
Boston, MA 02109

BlackRock, Inc.	19,331,081 (2)	7.4%
40 East 52nd Street
New York, NY 10022

*	Based on 259,946,481 shares of common stock outstanding as of June 1, 2010.

(1)	This information is based upon a Schedule 13G/A filed with the SEC on February 12, 2010 by Wellington Management Company, LLP, which reports shared voting power with respect to 12,230,401 shares and shared dispositive power with respect to 24,543,069 shares.

(2)	This information is based upon a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc., which reports sole voting and dispositive power with respect to 19,331,081 shares.

Security Ownership of Directors, Nominees and Executive Officers

The following table sets forth, as of June 1, 2010, except as otherwise noted, information regarding ownership of the Company’s outstanding common stock by: (i) each individual named in the 2010 Summary Compensation Table below (collectively, the “NEOs”); (ii) each director and director nominee; and (iii) all directors, director nominees, NEOs and executive officers as a group. The table also includes shares of common stock that underlie outstanding RSU awards and options to purchase common stock of the Company that either vest or become exercisable within 60 days of June 1, 2010:

	Shares of Common Stock		Percent of
Name of Individual	Beneficially Owned(1)		Class

Andy D. Bryant	7,018(2)		*
Wayne A. Budd	15,834(2	)(4)	*
Jeffrey C. Campbell	576,747(3	)(4)(5)	*
John H. Hammergren	4,474,196(3	)(4)(5)	1.7%
Alton F. Irby III	82,016(2	)(3)(4)	*
M. Christine Jacobs	69,054(2	)(3)	*
Paul C. Julian	1,584,097(3	)(5)	*
Marie L. Knowles	9,342(2)		*
David M. Lawrence, M.D.	23,588(2	)(3)	*
Edward A. Mueller	6,537(2)		*
Marc E. Owen	152,525(3	)(5)	*
Laureen E. Seeger	223,028(3	)(5)	*
Jane E. Shaw, Ph.D.	90,225(2	)(3)(4)	*
All directors, director nominees, NEOs and executive officers as a group (16 persons)	7,856,454(2	)(3)(4)(5)	3.0%

*	Less than 1.0%. The number of shares beneficially owned and the percentage of shares beneficially owned are based on 259,946,481 shares of the Company’s common stock outstanding as of June 1, 2010.

(1)	Except as otherwise indicated in the footnotes to this table, the persons named have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)	Includes vested RSUs or common stock units accrued under the 2005 Stock Plan, Directors’ Deferred Compensation Administration Plan and the 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan (which plan has been replaced by the 2005 Stock Plan) as follows: Mr. Bryant, 7,018 units; Mr. Budd, 15,734 units; Mr. Irby, 15,586 units; Ms. Jacobs, 18,252 units; Ms. Knowles, 9,342 units; Dr. Lawrence, 16,088 units; Mr. Mueller, 6,537 units; Dr. Shaw, 37,444 units; and all directors as a group, 126,001 units. Directors have neither voting nor investment power with respect to such units.

(3)	Includes shares that may be acquired by exercise of stock options or vesting of RSUs within 60 days of June 1, 2010 as follows: Mr. Campbell, 508,250 shares; Mr. Hammergren, 3,931,416 shares; Mr. Irby, 49,802 shares; Ms. Jacobs, 49,802 shares; Mr. Julian, 1,558,836 shares; Dr. Lawrence, 7,500 shares; Mr. Owen, 147,000 shares; Ms. Seeger, 214,500 shares; Dr. Shaw, 35,000 shares; and all directors, NEOs and executive officers as a group, 7,002,303 shares.

(4)	Includes shares held by immediate family members who share a household with the named person, by family trusts as to which the named person and his or her spouse have shared voting and investment power, or by an independent trust for which the named person disclaims beneficial ownership: Mr. Budd, 100 shares; Mr. Campbell, 67,532 shares; Mr. Hammergren, 538,790 shares; Mr. Irby, 1,550 shares; Dr. Shaw, 11,402 shares; and all directors, NEOs and executive officers as a group, 619,640 shares.

(5)	Includes shares held under the Company’s PSIP as of June 1, 2010 as follows: Mr. Campbell, 965 shares; Mr. Hammergren, 3,990 shares; Mr. Julian, 339 shares; Mr. Owen, 1,411 shares; Ms. Seeger, 1,326 shares; and all NEOs and executive officers as a group, 11,263 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Philosophy and Objectives

Our executive compensation program is based on a philosophy of “pay for performance.” For an executive to receive compensation above his or her target amount, the Company must attain or surpass certain financial goals. In addition, the executive must be able to identify the ways he or she contributed to those results. To foster a performance-driven culture, we apply this philosophy to both short- and long-term compensation. This means that insufficient executive and corporate performance will result in little or no incentive-based compensation. Similarly, performance that surpasses established goals results in increased compensation.

An executive’s compensation is based on his or her level of experience, his or her individual performance, and the performance of the Company. As an executive’s ability to impact financial performance increases, so does the proportion of his or her “at-risk” compensation. In addition, long-term compensation grows proportionately as job responsibility increases.

Our executive compensation program has three key goals: aligning management interests with those of stockholders, attracting and retaining highly qualified individuals, and creating long-term value without promoting excessive risk-taking. To this end, compensation is comprised of five primary components: base salary, performance-based annual cash bonus, performance-based long-term cash bonus, performance-based short-term equity incentive and a performance-based long-term equity incentive. Other benefits and perquisites are added to attract and retain talented executives to the degree such benefits are competitively necessary, or to the degree that such benefits are in the best interest of the Company and its stockholders.

Overview of 2010 Executive Compensation Program

Financial and Operational Results: Performance Above and Beyond

Over the last five years, the Company’s financial results have been outstanding. During this period, the Company has made significant progress growing total revenue and earnings per share, and over the last fiscal year, we have continued to do so despite the economic slowdown that has affected many parts of the broader economy. Since March 31, 2006, our revenues increased from $87.0 billion to $108.7 billion, a compound annual growth rate of 5.7%; and diluted earnings per share, excluding adjustments for litigation charges (credits) net (“EPS”), increased from $2.48 to $4.58, a compound annual growth rate of 16.6%. The following table displays the Company’s total revenue and EPS growth over the last five fiscal years as it is reviewed by the Board and Compensation Committee when assessing the performance of the organization, our operating segments and our senior management.

Five-Year EPS and Total Revenue
— Fiscal year results through March 31, 2010 —

*	EPS excludes adjustments for litigation charges (credits) net. For supplemental financial data and corresponding reconciliation to U.S. generally accepted accounting principles (“GAAP”), see Appendix A attached to this proxy statement. Non-GAAP measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with GAAP.

Over the same five-year period, we have centralized operations and services to gain efficiencies of scale while increasing the quality of our products and services, improved operating processes using Six Sigma, introduced innovative new solutions to drive customer satisfaction, and increased employee engagement and retention. We have also deployed approximately $10.1 billion of capital, including $800 million in FY 2010 to:

•	Reshape the organization, expand market penetration and increase EPS through reinvestment in our business;

•	Pay dividends to our stockholders at rates competitive with other companies in our sector;

•	Complete a series of value-creating acquisitions; and

•	Expand and execute on our stock repurchase program.

Our progress has been fueled by strong operating cash flows, which over the past five years has totaled more than $8.8 billion. As a result, at the end of the most recent fiscal year we have amassed more than $3.7 billion in cash and cash equivalents, which will serve as a catalyst for future growth.

We were also very proud of two non-financial accomplishments that were acknowledged in early March 2010. In an annual survey conducted by FORTUNE magazine and the Hay Group, we were recognized as the “World’s Most Admired” company in the healthcare wholesaler category. FORTUNE magazine’s “World’s Most Admired” award measures corporate reputation and performance against nine key attributes: innovation, people management, use of corporate assets, social responsibility, quality of management, financial soundness, long-term investment, quality of products and services, and global competitiveness. McKesson Corporation was ranked number one in all nine categories. The Company was also named one of the “100 Best Corporate Citizens” by Corporate Responsibility Magazine.

Both awards highlight our excellence in corporate social responsibility, employee engagement, service quality and financial performance. Throughout the course of FY 2010, we have continued to build upon our long-standing record of strong financial performance and good corporate citizenship — from our H1N1 vaccine distribution partnership with the Centers for Disease Control and Prevention, to the expansion of our environmental councils and diversity initiatives, to our donations of medical supplies to support the relief effort in Haiti.

Our Executive Leadership Team: Driving Superior Stockholder Returns

Over the past decade, the Company’s success has been driven by the management team assembled by John H. Hammergren, our Chairman, President and CEO. Appointed by the Board as co-chief executive officer in July 1999, Mr. Hammergren provided strong leadership during a difficult transitional period. At that time, the discovery of accounting improprieties in our newly acquired healthcare information technology business unit had brought about the termination of the unit’s senior management team, leading eventually to the resignation of our former chief executive officer and chief financial officer.

To secure the leadership necessary to guide the Company through these challenging times, the Board and Mr. Hammergren entered into an employment agreement with substantially the same terms as his predecessor. It is essentially this same employment agreement that we honor today, and it serves as the foundation of certain compensation matters addressed in the tables that follow. In April 2001, Mr. Hammergren was named by the Board as the Company’s sole chief executive officer. It was from this starting point that Mr. Hammergren and the executive management team he assembled produced the outstanding business results described in this analysis.

Since Mr. Hammergren was promoted to the role of sole chief executive officer in April 2001, the Company has enjoyed tremendous growth and success that has translated into superior value for stockholders. The table below illustrates the respective total stockholder return for our Company, the S&P 500 Index and the Value Line Healthcare Sector Index, focusing on our relative performance over the last one, three, five and nine fiscal years. As shown, the Company has substantially outperformed both indexes.

Total Stockholder Return*
— Results over the last one, three, five and nine fiscal years —

	2010	2008 — 2010	2006 — 2010	2002 — 2010

McKesson Corporation	89.25%	4.74%	12.47%	11.30%
S&P 500 Index	49.77%	(4.17)%	1.92%	2.01%
Value Line Healthcare Sector Index	38.55%	0.15%	3.43%	2.51%

*	Represents total annualized stockholder return for each period presented, including the reinvestment of dividends.

Executive Compensation Program: Always Evolving to Align Executives’ Interests with Stockholders’ Interests

At the beginning of last year, we faced a new economic environment, characterized by a general slowdown that affected nearly all sectors of the domestic and international economy. To allow the Company to thrive in such unstable times, at the start of FY 2010 our executive management and Compensation Committee agreed to do the following:

•	Forgo Base Salary Increases — Freeze base salaries at FY 2009 levels for all executive officers, including our CEO;

•	Implement New Stretch Goals for the MIP — Increase the difficulty of achieving a 100% target payout from our short-term cash bonus program, the Management Incentive Plan, when compared to all other incentive programs;

•	Broaden the Scope of our LTIP — Enhance our long-term cash bonus program, the Long-term Incentive Plan, by adding a second metric keyed to cumulative operating cash flow over a three-year period; and

•	Forgo Gross-Ups on Executive Perquisites — Forgo tax gross-ups (payment or reimbursement for taxes) on any executive perquisite.

To further align executive incentives and stockholder expectations, during the last year we adjusted the Company’s corporate governance and executive compensation programs by doing the following:

•	Adopt a New Policy on Excise Tax Gross-Ups — Prohibit a new employment agreement with an executive officer, or a material amendment of an existing executive officer employment agreement, which provides for payment or reimbursement by the Company of excise taxes that are payable as a result of a change in control of the Company;

•	Adopt a New Policy on Executive Death Benefits — Prohibit a new plan, program or agreement with any executive officer, or a material amendment of an existing plan, program or agreement with an executive officer, which provides for a death benefit that is not generally provided to all employees, including salary continuation upon the death of an executive officer, unless such plan, program or agreement or material amendment thereto is approved by the Company’s stockholders pursuant to an advisory vote;

•	Halt Participation in the Company’s Executive Life Insurance Program — Disallow new executives from participating in the Company’s Executive Survivor Benefits Plan, which provides a supplemental death benefit;

•	Strengthen and Clarify our Guidelines on Executive Stock Ownership — Make clearer and stronger the Company’s guidelines regarding stock ownership by our executives; and

•	Renew the Compensation Recoupment Policy — Update the Compensation Recoupment Policy to expand and clarify the previous “clawback” policy embedded in the Company’s incentive plans and programs. This was done to encourage integrity and accountability and discourage conduct detrimental to the Company’s sustainable growth.

Since early 2007, we have taken other measures to refine our executive compensation program, including:

•	Phasing out our executive pension plan, the Executive Benefit Retirement Plan, with no new participant being named after June 1, 2007;

•	Discontinuing our Executive Medical Plan, which provided for reimbursement of eligible medical, dental and vision expenses for executive officers and their enrolled dependents, effective January 1, 2008; and

•	Discontinuing our Executive Salary Continuation Program, which had provided for a short-term disability benefit, also as of January 1, 2008.

Additional detail regarding each of these changes, especially those made during the last fiscal year, is provided below. Our program changes reflect the continuing commitment of executive management and the Compensation Committee to good pay practices.

Oversight of Executive Officer Compensation

The Compensation Committee has responsibility for overseeing all forms of compensation for our executive officers, including the named executive officers listed in the 2010 Summary Compensation Table below (collectively, the Company’s “NEOs”). For FY 2010, our NEOs and their respective titles were as follows:

•	John H. Hammergren, Chairman, President and Chief Executive Officer;

•	Jeffrey C. Campbell, Executive Vice President and Chief Financial Officer;

•	Paul C. Julian, Executive Vice President and Group President;

•	Marc E. Owen, Executive Vice President, Corporate Strategy and Business Development; and

•	Laureen E. Seeger, Executive Vice President, General Counsel and Chief Compliance Officer.

All of the above listed NEOs currently serve as executive officers of the Company. The Compensation Committee directly employs its own independent compensation consultant, Compensation Strategies, Inc., and independent legal counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. Compensation Strategies, Inc. also provides consulting services to the Governance Committee in the area of director compensation. These advisors do not provide any other services to the Company, except as to matters related to the activities mentioned above and as further described below.

Use and Selection of the Peer Group

In order to attract and retain highly qualified individuals, a key objective of our executive compensation program is to ensure that the total compensation package for our executive officers is competitive with the companies against whom we compete for executive talent. To that end, the Compensation Committee’s independent compensation consultant annually develops information that captures the levels of total compensation and individual components of pay (base salary and short- and long-term incentive potential) for executives at a diverse group of public companies with duties and responsibilities similar to the Company’s executives. Information sources used by the independent compensation consultant include the Hewitt Associates Total Compensation Database and compensation information published by other public companies. From this larger sampling, the Compensation Committee and our independent compensation consultant derive a list of peer group companies against whom the Company historically competes for executive talent. We believe this diverse selection of peer group companies, as identified in the chart below, provides us with a better understanding of the evolving and competitive marketplace for executive talent.

The Compensation Committee uses data derived from the peer group as a guideline to assist the committee in its decisions about overall compensation, the elements of compensation, the amount of each element of compensation and the relative competitive landscape of our executive compensation program. Although the Compensation Committee uses various metrics derived from the peer group to provide context for its own determinations and strategies, it does not advocate a specific percentile relationship of target compensation to market compensation derived from the peer group; that is, it does not strive for any individual compensation component or compensation in the aggregate to be at any specific level (for instance, at the 75th percentile). Rather, using the 50th and 75th percentiles as reference points, the Compensation Committee reviews the mix of our compensation components with respect to fixed versus variable, short-term versus long-term and cash versus equity-based pay in order to set target compensation. Ultimately, due to a number of variables including share price, individual performance and company performance, total compensation delivered to our executive officers may be higher or lower than the 50th and 75th percentiles of our peer group.

As part of its annual review process, the Compensation Committee and its independent compensation consultant endeavor to design the Company’s peer group such that the addition or removal of any single company would not have a material impact on the survey results. Because the size of the peer group companies varies considerably, regression analysis may be used to adjust the compensation data for differences in company revenues. For example, at $108.7 billion, the Company’s FY 2010 revenues were substantially higher than the median revenues of the peer group of $27.4 billion. The adjusted values are used as the basis of comparison of compensation between our executives and those of the Company’s peer group.

For the fiscal year ended March 31, 2010, the following companies were members of the Company’s peer group as selected by the Compensation Committee:

	Revenue in		Revenue in
	Billions ($)*		Billions ($)*

Abbott Laboratories	30.8	Johnson & Johnson	61.9
Aetna Inc.	34.8	Eli Lilly and Company	21.8
Affiliated Computer Services, Inc.	6.5	Medco Health Solutions, Inc.	59.8
AmerisourceBergen Corporation	71.8	Medtronic, Inc.	14.6
Amgen Inc.	14.6	Merck & Company, Inc.	27.4
Automatic Data Processing, Inc.	8.9	Omnicare, Inc.	6.2
Baxter International Inc.	12.6	Oracle Corporation	23.3
Becton, Dickinson and Company	7.2	Pfizer Inc.	50.0
Bristol-Myers Squibb Company	18.8	Rite Aid Corporation	25.7
Cardinal Health, Inc.	99.5	Safeway Inc.	40.9
Computer Sciences Corporation	16.1	Schering-Plough Corporation	18.5
Covidien Public Limited Company	10.7	Stryker Corporation	6.7
CVS Caremark Corporation	98.7	Sysco Corporation	36.9
Express Scripts, Inc.	24.7	Thermo Fisher Scientific, Inc.	10.1
FedEx Corporation	35.5	UnitedHealth Group Inc.	87.1
General Electric Company	156.8	Walgreen Co.	63.3
Ingram Micro Inc.	29.5	WellPoint, Inc.	65.0
International Business Machines Corporation	95.8	McKesson Corporation	108.7

*	Financial results are for the most recently completed fiscal year as publicly reported by each company listed above as of June 1, 2010. However, due to its recent acquisition by Merck & Company, Inc., results for Schering-Plough Corporation are for the fiscal year ended December 31, 2008.

For purposes of its FY 2011 market analysis, the Compensation Committee reevaluated the Company’s slate of peer group companies at its January and April 2010 meetings. Due to their recent acquisition by Merck & Company, Inc. and Xerox Corporation, respectively, the Compensation Committee removed Schering-Plough Corporation and Affiliated Computer Services, Inc. from the Company’s FY 2011 peer group. No other changes to the peer group were approved by the Compensation Committee.

Our Compensation Review and Determination Process

The Compensation Committee has responsibility for setting performance targets and payout scales for all incentive compensation programs for all executive officers. While performance targets and payout scales are initially developed by senior management, and reflect the one-year operating plan and three-year strategic plan reviewed with the Board, the Compensation Committee in its sole discretion approves, modifies or amends management’s target and scale recommendations. When reviewing management’s target and scale recommendations, the Compensation Committee generally selects performance measure targets that are consistent with both the operating and strategic plans as reviewed by the Board, and that are routinely communicated to investors by management.

The executive compensation review process is one part of a detailed annual performance review process that begins with the April meeting of the Board and the Compensation Committee. At the beginning of each fiscal year, all members of the Company’s senior management team are required to prepare a written analysis of their performance goals for the upcoming fiscal year. These individual performance goals are established by senior management with reference to the Company’s annual budget and strategic planning processes. The process includes face-to-face meetings between our CEO and each of the other executive officers at which both strategic and tactical priorities for the upcoming fiscal year are established.

Concurrent with establishing performance goals for the upcoming year, each member of senior management reviews with our CEO his or her actual performance against the goals established for the prior fiscal year. For employees in the senior management ranks, including our NEOs, this review includes an examination of their leadership abilities, financial performance, strategic performance and their professional development and mentoring of subordinates. Each executive is also evaluated on his or her commitment to the Company’s “ICARE” principles, which serves as a guide to all our employees enterprise-wide. These principles are integrity, customer first, accountability, respect and excellence. ICARE is the cultural foundation of the Company, and the principles unify the Company and guide individuals’ behavior toward each other, customers, vendors and other stakeholders.

Our CEO, in consultation with the Compensation Committee’s independent compensation consultant and the Executive Vice President, Human Resources, will then develop compensation recommendations for each executive officer. Factors that our CEO weighs in making individual target compensation recommendations include: (i) the performance review conducted by our CEO; (ii) value of the job in the marketplace; (iii) relative importance of the position within our executive ranks; (iv) individual tenure and experience; and (v) individual contributions to the Company’s results.

At its April or May meeting, the Board conducts a performance review of our CEO on the same basis described for all other executive officers. In advance of this meeting, our CEO distributes to the Board a written analysis of his accomplishments keyed to the business and individual goals established for the prior fiscal year. At the Board meeting, our CEO presents his individual performance results for the prior fiscal year and individual goals for the new fiscal year, and responds to any questions that may arise. Upon completion of his performance review, the Board discusses in executive session our CEO’s performance for the prior fiscal year and approves, modifies or amends his individual goals for the new fiscal year.

At its May meeting, the Compensation Committee reviews and evaluates compensation matters for all executive officers of the Company, including our CEO. At this meeting, Mr. Hammergren presents his findings and compensation recommendations for each executive officer for the Compensation Committee’s review and consideration. In addition to our CEO’s findings and recommendations, the Compensation Committee examines a compensation “tally sheet” for each executive officer, including our CEO. This tally sheet is prepared with the assistance of the Compensation Committee’s independent compensation consultant and details for each executive officer, by element of compensation, the actual compensation delivered in the prior fiscal year, and the compensation that is proposed for the upcoming fiscal year. At the same meeting, the Compensation Committee reviews a compilation of each executive officer’s total holdings, which includes the status of all stock option grants, current unvested grants of full-value shares (such as RSUs) and outstanding awards under the Company’s cash long-term incentive plan. In connection with the preparation of our annual proxy statement, at its May meeting the Compensation Committee reviews a display detailing the elements of current compensation and estimated benefits on separation from service due to voluntary and involuntary termination, and termination coincident with a change in control, for each of our NEOs. The Compensation Committee finds tools like tally sheets and displays of total holdings helpful in its analysis of the Company’s executive compensation program, but in determining the specific levels of compensation, the Compensation Committee is generally more focused on individual elements of our executive compensation program and the measurement of these elements against similarly situated executives in the peer group of companies. The Compensation Committee, in its sole discretion, then determines the level of payout to each executive officer under our short- and long-term compensation programs for the completed fiscal year, and establishes for each executive officer the base salary, the individual target and the Company performance measures for performance-based compensation for the new fiscal year.

At the May meeting, the Compensation Committee meets in executive session, without our CEO present, to determine our CEO’s compensation with input from the Compensation Committee’s independent compensation consultant. The Compensation Committee’s assessment of CEO compensation is completed on the same basis described above for all other executive officers, and incorporates the Board’s evaluation of our CEO’s performance that was previously conducted. In addition to the tally sheets and assessment of total holdings that are presented with regard to all executive officers, the Compensation Committee’s independent compensation consultant prepares and presents to the Compensation Committee a display of the three-year history of compensation delivered to our CEO.

Finally, in October of each year, the Compensation Committee conducts a detailed review of all elements of executive compensation, including review of individual tally sheets for each executive officer, including our NEOs. This second set of tally sheets displays the elements of current compensation and estimated benefits on separation from service due to voluntary and involuntary termination and termination coincident with a change in control with respect to the then-current fiscal year. At the same October meeting, management updates the Compensation Committee on actual performance against the pre-established goals for all outstanding performance-based compensation programs.

Elements of Executive Officer Compensation

There are four basic elements of our executive compensation program, which are short-term compensation, long-term compensation, other compensation and benefits, and severance and change in control benefits. To this end, the five primary components utilized are: base salary, performance-based annual cash bonus, performance-based long-term cash bonus, performance-based short-term equity incentive and a performance-based long-term equity incentive. Other benefits and perquisites are added to attract and retain talented executives to the degree such benefits are competitively necessary, or to the degree that such benefits are in the best interest of the Company and its stockholders. Annually, the Compensation Committee reviews the components of both short- and long-term compensation to determine the relative competitiveness of the Company’s compensation program, which is examined in relation to the 50th and 75th percentiles of our peer group of companies.

The Compensation Committee’s objective is to target executive pay at levels that are competitive with similarly situated executives within our peer group of companies. Short-term compensation, which includes both a fixed base salary and annual at-risk performance-based compensation, is reviewed in relation to the 50th percentile for that position within the Company’s peer group. In turn, long-term compensation is reviewed in relation to the 50th and 75th percentiles of the Company’s peer group.

Focused on At-risk Performance-Based Compensation

Our current compensation program for NEOs is primarily based on an at-risk, long-term approach that uses a combination of short- and long-term performance incentives. The following charts show the percentages of the total target 2010 compensation value established by the Compensation Committee for the CEO, our other NEOs and for our senior leadership team, as split between short- and long-term compensation and between at-risk and fixed compensation. While there may be year-to-year adjustments made to the relative composition of target compensation, the percentages for each component remain generally consistent with the charts below.

As shown above, the Compensation Committee believes that at-risk, long-term compensation should represent a high percentage of an executive’s total compensation package and that exceptional performance should result in correspondingly higher levels of compensation. During the process of determining the composition of each NEO’s compensation package, the Compensation Committee evaluated many factors, including the following:

•	alignment of executive and stockholder interests in achieving long-term growth in stockholder value;

•	ensuring that exceptional rewards are attained only for exceptional performance;

•	the value of compensation packages being significant enough to encourage a high-performing executive’s continued full-time commitment to the Company; and

•	the total cost of compensation, including estimated future payouts for performance-based awards, and affordability of that cost to the Company.

Short-term Compensation

Short-term compensation is delivered in cash with a substantial portion at-risk and contingent on the successful accomplishment of pre-established performance goals. We believe it is important to have at-risk compensation that can be focused on short-term Company and individual goals.

Base Salary. Base salary for executive officers is assessed the same way base salary is determined for all employees — base salary for a fully functioning employee is reviewed in relation to the 50th percentile for that position within the Company’s peer group.

The 2010 Summary Compensation Table below displays base salaries for each NEO over the last fiscal year. Base salaries were reviewed by the Compensation Committee at its May 2009 meeting, and as described above, were left unchanged for FY 2010. The Compensation Committee noted each officer’s base salary versus comparable positions at peer group companies, and reaffirmed its decision, consistent with management’s recommendation, to forego FY 2010 increases to base salary for all executive officers.

Base salaries were again reviewed by the Compensation Committee at its May 2010 meeting. Consistent with prior practice, the Compensation Committee approved FY 2011 base salary increases for the NEOs, including our CEO, effective May 25, 2010. The increase resulted both from the performance evaluations described above, and in response to market data from the Company’s peer group analyzed by the Compensation Committee with the assistance of its independent compensation consultant. In addition, after consideration of our strong operational and financial performance during FY 2010 and the success of our cost control austerity measures, we believed it was appropriate to resume market rate increases to base salary for eligible employees enterprise-wide.

FY 2011 base salaries for all NEOs, including our CEO, are consistent with the peer group reference point selected by the Compensation Committee for short-term compensation. Differences in NEOs’ base salaries and base salary increases occur because the Compensation Committee considers a number of factors when evaluating base salaries in relation to the peer group data, including job performance, skill set, prior experience, the executive’s time in his or her position and/or with the Company, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and market conditions generally. Base salary increases for FY 2011 ranged from 6.0% to 7.0% for all NEOs, including our CEO, whose base salary was increased by 6.3%.

Annual Incentive. The Management Incentive Plan is an annual cash incentive program with payment conditioned on the achievement of individual and Company performance goals. The MIP, like base salary, is designed to generally deliver short-term cash incentive compensation at the 50th percentile of the Company’s peer group when performance meets objectives. For FY 2010, our NEOs were eligible for MIP target award opportunities that ranged from 75% to 150% of their base salaries. The aggregate cash value delivered to each NEO can range from zero to 300% of the target award amount, which is determined in reference to the Company’s fiscal year EPS performance and the results of each NEO’s performance review, as described below.

In May 2009, the Compensation Committee approved an EPS goal of $4.28 as the MIP performance target for FY 2010. The Compensation Committee utilizes EPS as the primary performance measure because it is a key metric used by management to direct and measure the Company’s business performance, and the basis upon which we communicate forward-looking financial information to the investment community. Moreover, we believe that EPS measures are clearly understood by both our employees and stockholders, and that incremental EPS growth leads to the creation of long-term stockholder value.

As described in the narrative following the 2010 Summary Compensation Table, MIP payouts are conditioned on the achievement of a minimum EPS goal below which no award is earned, and conversely, payouts are subject to a maximum EPS goal above which no additional award is earned. The Compensation Committee has the authority to adjust the EPS result scale to reflect unusual events, including acquisitions, divestitures and abnormal stock buybacks.

Unlike programs for prior years, the FY 2010 MIP EPS target was configured such that the Company must have substantially exceeded its operating plan for FY 2010, which aligned with the May 4, 2009 EPS guidance, for an executive officer to receive a 100% payout of his or her MIP target bonus amount, before factoring in his or her individual performance modifier for the same period. For FY 2010, the Company’s actual EPS performance of $4.58 from continuing operations, excluding litigation charges (credits) net, exceeded the pre-established EPS target goal noted above by thirty cents per share. The Compensation Committee determined that a downward net adjustment of nineteen cents per share to reported EPS was appropriate to reflect certain events that were not included in the Company’s FY 2010 operating plan, that is, the favorable impact of a litigation settlement and the gain on sale of a business unit, such that all corporate employee participants would be eligible to receive 133% of their initial MIP target cash award.

The Compensation Committee has the discretion to further adjust the MIP to reflect the result of each NEO’s individual performance review. As previously described, individual performance goals are established at the beginning of the fiscal year and reviewed by the Board in the case of our CEO, or by our CEO in the case of all other executive officers. The adjustment can result in no MIP payment being made for the applicable fiscal year. Specifically, to reflect the employee’s individual impact on achieving the Company’s short-term financial results and long-term strategic objectives, assuming achievement of the maximum EPS goal, the Compensation Committee applies the individual performance modifier to adjust the maximum limit so that, as a result, no payout may be made or the payout may be as high as 300% of the target award. The individual personal modifier is used to recognize the executive officer’s performance against non-financial objectives and initiatives. These include but are not limited to the following metrics: (i) employee satisfaction, as measured annually and compared against norms established by global high performing companies; and (ii) customer satisfaction, as measured annually. Applying the individual personal modifiers to the FY 2010 financial results noted above, our NEOs other than our CEO achieved MIP payouts ranging from 179.5% to 199.5% of the initial targeted amounts, and our CEO achieved a MIP payout of 199.5% of the initial targeted amount. The FY 2010 MIP cash payout for each of our NEOs is reflected in the 2010 Summary Compensation Table below.

In May 2010, the Compensation Committee selected EPS and individual performance as MIP modifiers for the fiscal year ending March 31, 2011. The EPS target approved by the Compensation Committee for FY 2011 is consistent with the guidance published by the Company on May 3, 2010, which disclosed a projected earnings range of $4.72 to $4.92 per share. The Company and the Compensation Committee believe that the EPS goal for a target MIP payout can be characterized as ambitious but attainable, meaning that based on historical performance this payout level is not assured but can reasonably be anticipated, while equally providing strong motivation for executives to strive to exceed the EPS goal in a way that balances short- and long-term stockholder value creation. For FY 2011, identical to the Company’s prior practice, our NEOs are eligible for MIP target cash award opportunities of 75% to 150% of their base salaries, which equate to $2,520,000, $761,400, $1,149,500, $534,400 and $493,500, for Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger, respectively.

Long-term Compensation

We believe that a significant portion of compensation for executive officers should be contingent on delivering long-term value to all stockholders. We also believe that long-term compensation is a critical component of any executive compensation program because of the need to foster a long-term focus on the Company’s financial results. Long-term compensation is an incentive tool that management and the Compensation Committee use to align the financial interests of executives and other key contributors to sustained stockholder value creation.

The Company’s long-term compensation program includes three primary components: namely, a three-year cash incentive program, an annual stock option award and an annual award of performance-based restricted stock units, referred to as “PeRSUs.” We believe retention value is generated by the three-year performance cycle for our cash incentive program, and by the vesting requirements of equity awards.

The Compensation Committee reviews long-term compensation for NEOs in reference to the 50th and 75th percentiles of the Company’s peer group. Primarily in recognition of the exceptionally strong individual and Company performance over the prior fiscal year, the May 2009 award targets established for our NEOs for the FY 2010 and FY 2010 — FY 2012 performance periods were consistent with the peer group reference points selected by the Compensation Committee. Similar to base salary, differences in targeted amounts for NEOs’ long-term compensation occur because the Compensation Committee considers a number of individual factors when selecting a benchmark. For long-term compensation, these factors include job performance, skill set, prior experience, the executive’s time in his or her position and/or with the Company, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and market conditions generally.

Cash. The cash portion of the Company’s long-term incentive compensation program is designed to motivate executives to exceed multi-year financial goals. The performance targets used in this program directly reflect the Company’s long-term strategic plan that is regularly reviewed with the Board. The cash opportunities under the Company’s Long-term Incentive Plan span a three-year performance cycle. A new three-year cycle with new target incentives and performance goals begins each fiscal year. This portion of the long-term incentive compensation program has three, three-year performance cycles running concurrently. As described in the narrative following the 2010 Summary Compensation Table, participants may earn zero to 300% of their LTIP target opportunity depending on the Company’s actual performance versus pre-established goals. Performance is assessed and payments that may be earned are approved in May following the close of the third fiscal year of the performance cycle.

The FY 2008 — FY 2010 LTIP performance period, which ended March 31, 2010, was aligned with a cumulative EPS goal of $10.87 per share. The actual three-year result for the FY 2008 — FY 2010 period was a cumulative EPS of $11.70, using for each of the three fiscal years the same adjusted EPS that the Compensation Committee used to determine the payout for the MIP. Therefore, at its May 2010 meeting, the Compensation Committee approved a payout for the FY 2008 — FY 2010 LTIP at 300% in accordance with the cash performance target and scale adopted in May 2007. The FY 2008 — FY 2010 LTIP cash payout for each of our NEOs is reflected in the 2010 Summary Compensation Table below.

At its May 2010 meeting, the Compensation Committee established FY 2011 — FY 2013 LTIP targets of $2,700,000, $675,000, $1,375,000, $400,000 and $400,000 for Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger, respectively. For the FY 2011 — FY 2013 performance period, payouts were conditioned on achievement of two performance goals, namely EPS and operating cash flow (“OCF”), with the weighting 75% for EPS and 25% for OCF. In addition to EPS, the Compensation Committee utilizes OCF as a performance metric because it places a greater emphasis on cash management and profitable deployment of capital. Both the three-year cumulative EPS and OCF targets approved by the Compensation Committee for the FY 2011 — FY 2013 LTIP are consistent with the FY 2011 guidance published by the Company on May 3, 2010 and the three-year strategic plan reviewed by the Board. The Company and the Compensation Committee believe that the EPS and OCF goals for a target FY 2011 — FY 2013 LTIP payout can be characterized as challenging and difficult to achieve, but attainable with significant effort and skill on the part of the executive officer participants. The FY 2011 — FY 2013 LTIP target amounts were selected by the Compensation Committee based on its target allocation of long-term compensation, evaluation of each NEO’s individual performance, and in response to market data derived from the Company’s peer group as reviewed by the Compensation Committee with its independent compensation consultant.

Stock Options. Since stock option awards provide value to executive officers only if the Company’s stock price appreciates, the use of such incentives directly aligns the interests of executives and stockholders. Stock option grants are awarded each fiscal year at the May meeting of the Compensation Committee, generally vest in four equal annual installments over a four-year period and have a seven-year term. Consistent with its review of stock option awards granted to executives by companies within the Company’s peer group, during FY 2010 the Compensation Committee awarded a stock option to Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger for 611,000, 214,000, 339,000, 116,000 and 140,000 shares, respectively. The corresponding aggregate grant date fair value of the stock option award opportunities for each NEO is reflected in the 2010 Summary Compensation Table below. For FY 2010, year-over-year stock option awards increased for all NEOs other than our CEO in a range of 87,000 shares to 30,000 shares, and our CEO’s stock option award increased by 211,000 shares. The year-over-year increase for FY 2010 resulted from a recalibration to the Company’s peer group, as described above, and an adjustment for market price changes. Similarly, for FY 2011, the Compensation Committee awarded a stock option to Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger for 402,000, 149,000, 224,000, 76,000 and 91,000 shares, respectively.

Performance-Based Restricted Stock Units. PeRSUs are awards conditioned on the achievement of individual and Company performance goals, which after completion of a one-year performance period, are converted into RSUs that fully vest upon completion of a subsequent three-year holding period. The Company’s use of PeRSUs focuses executives’ attention on annual financial goals, individual contributions to the Company’s success and stock price appreciation.

PeRSU target award opportunities are set at the beginning of each fiscal year and the actual number of RSUs granted is determined one year later, depending on the achievement of the applicable performance goals based on EPS and any adjustments resulting from the application of the individual performance modifier. Similar to the MIP, the Compensation Committee has the authority to adjust the PeRSU payout based upon the NEO’s individual performance review to reflect the employee’s individual impact on achieving the Company’s short-term financial results and long-term strategic objectives. Therefore, assuming achievement of the maximum EPS goal, the Compensation Committee applies the individual performance modifier to adjust the maximum limit so that no payout may be made, or the payout may be as high as 225% of the target award. The FY 2010 PeRSU target award opportunities for each of our NEOs is provided in the 2010 Grants of Plan Based Awards Table below, and the corresponding aggregate grant date fair value of these award opportunities is reflected in the 2010 Summary Compensation Table below.

In May 2009, the Compensation Committee approved an EPS goal of $3.97 as the Company’s PeRSU performance target for FY 2010. For FY 2010, the Company’s actual EPS performance of $4.58 from continuing operations, excluding litigation charges (credits) net, exceeded the pre-established EPS target goal noted above by sixty-one cents per share. The Compensation Committee determined that a downward net adjustment of nineteen cents per share to reported EPS was appropriate to reflect certain events that were not included in the Company’s FY 2010 operating plan, that is, the favorable impact of a litigation settlement and the gain on sale of a business unit, such that all executive officers would be eligible to receive 144% of their initial PeRSU target award. Identical to the MIP, the results were further modified based on the individual performance of each NEO. Accordingly, at its May 2010 meeting, the Compensation Committee awarded Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger a total of 416,880, 151,200, 231,120, 77,760 and 87,480 RSUs, respectively, for the FY 2010 performance period.

In May 2010, the Compensation Committee selected EPS and individual performance as PeRSU modifiers for the fiscal year ending March 31, 2011. The EPS target approved by the Compensation Committee for FY 2011 is consistent with the guidance published by the Company on May 3, 2010, which disclosed a projected earnings range of $4.72 to $4.92 per share. Similar to the FY 2011 — FY 2013 LTIP, the Company and the Compensation Committee believe that the EPS goal for a target FY 2011 PeRSU payout can be characterized as challenging and difficult to achieve, but attainable with significant effort and skill on the part of the executive officer participants. At its May 2010 meeting, the Compensation Committee established a FY 2011 PeRSU target award opportunity of 127,000, 47,000, 70,000, 24,000 and 30,000 shares for Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger, respectively. The FY 2011 PeRSU target awards were selected by the Compensation Committee based on its target allocation of long-term compensation and evaluation of each NEO’s individual performance, and in response to market data derived from the Company’s peer group as reviewed by the Compensation Committee with its independent compensation consultant.

Other Compensation and Benefits

The Company provides a broad array of benefits to all employees that are comparable to those offered by other employers in our industry and geographic footprint, including a competitive suite of health, life and retirement benefits. In addition, our employees are eligible to participate in the McKesson Foundation’s Matching Gifts Program. Under this program, employees’ gifts to schools, educational associations or funds, and other public charitable organizations are eligible for a match by the foundation up to $2,500 per employee for each fiscal year. Since the foundation had excess funds in its Matching Gift FY 2010 budget, the $2,500 cap was lifted in late January 2010 for all employees, including each of our NEOs. A limited number of additional benefits are also provided to executive officers because we believe that it is customary to provide such benefits, or otherwise in the best interest of the Company and its stockholders. In providing such benefits, both management and the Compensation Committee determined that these elements are appropriate for the attraction and retention of executive talent. In addition to the discussion of benefits below, the compensation associated with these items is described in footnote (6) to the 2010 Summary Compensation Table, entitled “All Other Compensation.”

The Company has two benefit plans under which participation is restricted to executive officers with approval of the Compensation Committee. These benefit plans, reviewed periodically to ensure that they continue to meet their objectives, are as follows: (i) the Executive Survivor Benefits Plan (the “ESBP”), which provides a supplemental death benefit in addition to the voluntary life insurance plan provided to all employees; and (ii) the Executive Benefit Retirement Plan (the “EBRP”), a final pay pension plan. In tandem with our new executive death benefits policy, as described below, the Board approved an amendment to the Company’s ESBP such that no new executive may be designated to participate in the plan effective January 20, 2010. Moreover, upon management’s recommendation, effective June 1, 2007, the EBRP was frozen with participation restricted to the then-current roster of executive officers.

In October 2007, the Compensation Committee discontinued the Company’s Executive Medical Plan and Executive Salary Continuation Program, effective January 1, 2008. In the absence of an Executive Medical Plan, at its April 2008 meeting the Compensation Committee approved a policy allowing for the reimbursement of expenses associated with the annual physical examination of executive officers and their spouses, effective January 1, 2008.

The Company also offers two voluntary nonqualified deferred compensation plans: (i) the Deferred Compensation Administration Plan III (“DCAP III”); and (ii) the Supplemental Profit-Sharing Investment Plan II (“SPSIP II”). These plans are not tax-qualified plans under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The DCAP III is offered to all employees eligible for the MIP with a bonus target of at least 15%, including all executive officers and other select highly compensated employees. The SPSIP II is offered to all employees, including executive officers, who may be impacted by the compensation limits that restrict participation in the Company’s tax qualified 401(k) plan, the Profit-Sharing Investment Plan (“PSIP”).

Guided by the Company’s Executive Officer Security Policy for security, protection and privacy reasons, the Board has directed our CEO to use the corporate aircraft for both business and personal travel. By providing a confidential and productive environment for conducting business without the scheduling constraints imposed by commercial airline service, the aircraft allows our employees, including the CEO, to be more productive than if commercial flights were utilized. For these same reasons, during FY 2010 our CEO authorized the use of the corporate aircraft for personal use by Mr. Julian, trips that occurred by and large in conjunction with business-related activities. Likewise, as directed by the Company’s Executive Officer Security Policy, during FY 2010 the Company provided security services for Mr. Hammergren, including reimbursement of reasonable expenses related to installation and maintenance of home security. A car and driver are available for use by Mr. Hammergren, Mr. Julian and other executive officers.

Severance and Change in Control Benefits

Our Change in Control Policy for Selected Executive Employees (the “CIC Policy”) allows selected senior executives, including the NEOs, to receive additional benefits. The CIC Policy is administered by the Compensation Committee, and we believe its protection is in line with current market practice. Invoking the protection requires a so-called “double trigger;” that is, the occurrence of an individual’s termination in conjunction with an underlying change in control of the Company. Specific change in control language, consistent with the

CIC Policy, is included in Mr. Julian’s employment agreement. A detailed description of our CIC Policy is provided below under the subsection entitled “Executive Employment Agreements — Change in Control Policy.”

Consistent with current market practice and the Company’s CIC Policy, each of the Company’s stockholder-approved equity compensation plans includes change in control provisions, providing for no change in the timing of vesting unless there is an involuntary or constructive termination of employment following a change in control.

The Company has a Severance Policy for Executive Employees (“Executive Severance Policy”) that affords protection in line with current market practice. The policy applies if an executive officer is terminated by the Company for reasons other than for “Cause,” as defined in the Executive Severance Policy, and the termination is not covered by the Company’s CIC Policy. The Executive Severance Policy is not applicable to Mr. Hammergren or Mr. Julian as it is superseded by their individual employment agreements. A detailed description of the Executive Severance Policy is provided below under the subsection entitled “Executive Employment Agreements — Executive Severance Policy.”

Mr. Hammergren’s employment agreement provides for severance benefits in the case of voluntary, involuntary and constructive termination with or without a “change in control,” as defined in his agreement and summarized below under “Executive Employment Agreements.” Mr. Hammergren’s employment agreement, in substantially its current form, was extended to him when he was offered the position of co-chief executive officer in 1999. The agreement’s severance provisions, including provisions regarding pension rights, were not materially different from the agreement of his predecessor.

Information on Other Compensation-Related Topics

Executive Employment Agreements

Generally, we do not provide our executive officers with an employment agreement. However, an agreement may be offered in those situations when it is deemed in the best interest of our stockholders and necessary for the attraction and/or retention of a highly qualified candidate. It was precisely for these reasons that the Company entered into an employment agreement with Messrs. Hammergren and Julian. Both agreements stem from 1999, and as described above, were extended to secure the leadership necessary to guide the Company through challenging times, and in the case of Mr. Hammergren’s agreement, represents substantially the same agreement terms extended to his predecessor. These are the only two employment agreements in place among our current roster of executive officers. Consistent with the Company’s ICARE principles, we continue to honor our legacy contractual commitments.

Stock Ownership Policy

In January 2007, the Company revised its guidelines for stock ownership by executive officers (the “Stock Ownership Policy”), which had been originally adopted in 2002. The Company’s stock ownership policy was revised to include the MIP as a measuring component, such that the ownership requirement was expressed as a multiple of base salary and target MIP. The effect of such amendment was to substantially increase the ownership requirement for each of the Company’s executive officers. The ownership requirement for our CEO under the revised stock ownership guidelines was four times his combined base salary and target MIP, whereas each of the Company’s remaining NEOs had to achieve stock ownership equal in value to three times his or her combined base salary and target MIP. In light of this increase, our executive officers were allowed five years from January 2007 to meet the stock ownership guidelines.

Recognizing the continuing importance of aligning executives with the interests of stockholders, on January 20, 2010 the Board strengthened and clarified a number of provisions in the Company’s Stock Ownership Policy. Specifically, in order to increase program clarity, the Stock Ownership Policy was restated such that the CEO’s holding requirement is now expressed as ten times his base salary, and the holding requirement for each of the Company’s remaining executive officers is now expressed as six times his or her base salary. As shown in the table below, as of June 1, 2010 each of our NEOs has satisfied the Company’s revised stock ownership guidelines. All other provisions in the Stock Ownership Policy remain the same, except for the addition of a new enforcement feature. Effective January 20, 2010, each affected equity incentive award now includes language that the Company reserves the right to impose a sell restriction on the underlying shares of common stock delivered when these awards vest, should the executive fail to meet his or her ownership requirement as specified in the Stock Ownership Policy.

The target ownership requirements, and the NEOs’ compliance with these requirements, are set forth in the table below.

STOCK OWNERSHIP POLICY
Named Executive Officer Ownership as of June 1, 2010
	Target Ownership Requirement		Actual Ownership
	Multiple of Base	Multiple Expressed	Multiple of Base	Value of Shares Held by
Name	Salary	in Dollars	Salary(1)	Executive(2)

John H. Hammergren	10	$16,800,000	55	$91,765,704
Jeffrey C. Campbell	6	$5,076,000	26	$21,768,250
Paul C. Julian	6	$6,270,000	28	$29,489,626
Marc E. Owen	6	$4,008,000	15	$9,868,249
Laureen E. Seeger	6	$3,948,000	15	$10,149,544

(1)	The ownership requirement may be met through any combination of the following:

•	Direct stock holdings of the Company’s common stock, including shares held in a living trust or by a family partnership or corporation controlled by the officer, unless the officer expressly disclaims beneficial ownership of such shares;
•	Shares of the Company’s common stock held in the McKesson Corporation’s PSIP (i.e., the Company’s 401(k) plan);
•	Shares of the Company’s common stock that underlie outstanding restricted stock and restricted stock unit awards; and/or
•	Shares of the Company’s common stock that underlie restricted stock units that are vested and deferred under a Company-sponsored deferral program.

In all circumstances, stock options and performance-based restricted stock units (i.e., PeRSUs) do not count towards meeting the required stock ownership.

(2)	Based on the closing price of the Company’s common stock as of June 1, 2010, which was $68.81 as reported by the NYSE.

The Company’s directors are also subject to stock ownership guidelines, which are summarized above in the subsection entitled “Director Stock Ownership Guidelines.”

Equity Grant Practices

The Company has adopted a written policy stating that stock options will be awarded at an exercise price equal to the closing price of the Company’s common stock reported on the date of the grant. In most situations, the date of grant is the same day that the Compensation Committee meets to approve the grant. From time to time, the Compensation Committee’s meeting occurs shortly before or after the Company’s earnings are released to the investment community. When this occurs, the Compensation Committee delays setting the equity grant date to the third trading day following the date the Company’s earnings are released to the investment community. Under the terms of our 2005 Stock Plan, stock option re-pricing is not permitted without stockholder approval.

Tax Deductibility

Section 162(m) of the Internal Revenue Code generally provides that publicly held corporations may not deduct in any taxable year specified compensation in excess of $1,000,000 paid to the CEO and the next three most highly compensated executive officers, excluding the chief financial officer. However, performance-based compensation in excess of $1,000,000 is deductible if specified criteria are met, including stockholder approval of the materials terms of applicable plans. The Compensation Committee’s intention is, and has always been, to comply with the requirements of Code Section 162(m) unless the Compensation Committee concludes that adherence to the limitations imposed by these provisions would not be in the best interest of the Company or its stockholders. While base salary in excess of $1,000,000 is not deductible, payments made under our MIP and LTIP programs, and the grant of RSUs made under our PeRSU program, are intended to qualify for deductibility under Code Section 162(m) as performance-based compensation.

For purposes of compliance with the Code, awards under these programs will not be made to individuals subject to Section 162(m), which includes our NEOs, unless minimum performance targets are first attained. In the event of attainment of the minimum performance goals under these programs, the Compensation Committee will then exercise negative discretion to adjust awards downwards from a potential maximum amount in order to satisfy requirements under Code Section 162(m), while still providing for awards based on Company and individual performance in accordance with the MIP, LTIP and PeRSU program description provided above under the subheading “Elements of Executive Officer Compensation.”

Compensation Recoupment Policy

The Board is dedicated to maintaining and enhancing a culture that is focused on integrity and accountability, and that discourages conduct detrimental to the Company’s sustainable growth. To that end, on January 20, 2010 the Board approved an updated Compensation Recoupment Policy (the “Recoupment Policy”) that both expands on and clarifies the previous “clawback” policies embedded in the Company’s various incentive plans and programs. The updated Recoupment Policy applies to any Company employee who receives a cash or equity incentive award after January 20, 2010.

Under the Recoupment Policy, and consistent with the Company’s core values, the Board determined that it may be appropriate to recover annual or long-term incentive compensation provided to certain employees in the event that these individuals engage in conduct that is detrimental to the Company. Specifically, the Company may recoup incentive compensation from any employee if: (i) he or she engages in intentional misconduct pertaining to any financial reporting requirement under the Federal securities laws resulting in the Company being required to prepare and file an accounting restatement with the SEC as a result of such misconduct, other than a restatement due to changes in accounting policy; (ii) there is a material negative revision of a financial or operating measure on the basis of which incentive compensation was awarded or paid to the employee; or (iii) he or she engages in any fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of the Company’s financial results as filed with the SEC. If triggered, then to the fullest extent permitted by law, the Company may require the employee to reimburse the Company for all or a portion of any incentive compensation received in cash within the last 12 months, and remit to the Company any profits realized from the sale of the Company’s common stock within the last 12 months.

As described in the Company’s standard incentive plan award documentation, the Compensation Committee may also seek to recoup any economic gain from any employee who engages in conduct that is not in good faith, and which disrupts, damages, impairs or interferes with the business, reputation or employees of the Company.

Excise Tax Gross-Up Policy

To further align executive incentives and stockholder expectations, on July 14, 2009 the Compensation Committee approved a policy prohibiting a new employment agreement with an executive officer, or a material amendment of an existing executive officer employment agreement, which provides for payment or reimbursement by the Company of excise taxes that are payable by such executive officer under Code Section 4999 as a result of a change in control of the Company.

Executive Death Benefits Policy

To lead with contemporary best-practices, on January 20, 2010 the Board approved a new executive death benefits policy such that effective the same day, the Company will not enter into a new plan, program or agreement (a “Benefit Agreement”) with any executive officer, as defined by the Federal securities laws, or a material amendment of an existing Benefit Agreement with any executive officer, which provides for a death benefit that is not generally provided to all employees, including salary continuation upon the death of an executive officer, unless such Benefit Agreement or material amendment thereto is approved by the Company’s stockholders pursuant to an advisory vote.

Executive Survivor Benefits Plan

In tandem with the new executive death benefits policy, the Board approved an amendment to the Company’s Executive Survivor Benefits Plan (the “ESBP”) such that no new executive may be designated to participate in the plan, effective January 20, 2010. Therefore, participation in the Company’s ESBP was frozen to the current roster of beneficiaries, which includes all current executive officers. For those that remain as plan participants, the ESBP will continue to provide a supplemental death benefit in addition to the voluntary and company-provided life insurance plan afforded to all employees. A detailed description of the ESBP is available below under the subheading, “Potential Payments upon Termination or Change in Control.”

Compensation Committee Report on Executive Compensation

We have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in McKesson Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

Compensation Committee of the
Board of Directors

Alton F. Irby III, Chair
M. Christine Jacobs
David M. Lawrence, M.D.
Edward A. Mueller

2010 Summary Compensation Table

The following table sets forth information regarding compensation and benefits earned by: (i) our President and Chief Executive Officer; (ii) our Executive Vice President and Chief Financial Officer; and (iii) the three other most highly compensated executive officers as of March 31, 2010 (collectively, our “NEOs”):

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
	Fiscal	Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)(5)	($)(6)	($)

John. H. Hammergren	2010	1,580,000	11,049,424	7,647,826	12,828,150	20,671,741	806,880	54,584,021
Chairman, President and	2009	1,566,154	12,287,153	6,472,920	12,035,000	3,807,648	988,793	37,157,668
Chief Executive Officer	2008	1,472,808	9,682,987	5,377,290	11,962,000	11,254,288	1,019,858	40,769,231
Jeffrey C. Campbell	2010	798,000	4,293,818	2,678,617	3,362,000	2,333,001	212,427	13,677,863
Executive Vice President	2009	790,615	3,358,488	2,572,986	3,037,000	121,215	164,756	10,045,060
and Chief Financial Officer	2008	741,997	1,936,597	1,344,323	2,642,000	350,268	165,750	7,180,935
Paul C. Julian	2010	986,000	6,125,846	4,243,229	6,289,000	4,928,393	430,833	23,003,301
Executive Vice President and	2009	973,385	5,324,433	4,077,940	6,127,000	993,769	342,699	17,839,226
Group President	2008	894,281	3,873,195	2,599,024	5,059,000	1,792,573	360,541	14,578,614
Marc E. Owen	2010	630,000	2,061,032	1,451,960	2,205,000	2,252,003	147,709	8,747,704
Executive Vice President,	2009	623,846	1,802,116	1,391,678	2,130,000	487,263	105,528	6,540,431
Corporate Strategy and	2008	581,415	1,496,462	788,669	1,450,000	720,597	107,139	5,144,282
Business Development
Laureen E. Seeger	2010	615,000	2,576,291	1,752,366	2,028,000	1,710,201	67,070	8,748,928
Executive Vice President,	2009	605,000	1,884,030	1,440,225	1,938,000	267,809	40,814	6,175,878
General Counsel and Chief Compliance Officer

(1)	Base salaries have remained unchanged since June 2008, or stated differently, since the first quarter of FY 2009.

(2)	In accordance with recent SEC rule changes, amounts shown have been recast to reflect the aggregate grant date fair value of restricted stock unit awards computed in adherence with ASC Topic 718, but do not reflect whether the recipient has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Financial Note 3 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended March 31, 2010, as filed with the SEC on May 4, 2010. However, in accordance with SEC rules, the amounts shown in the table above exclude the impact of estimated forfeitures related to service-based vesting conditions.

For awards that are not subject to performance conditions, such as stock options, the maximum award level would not result in an award greater than what is disclosed in the table above. For awards that are subject to performance conditions, such as the PeRSUs, in the table above we report the value at grant date based upon the probable outcome of such conditions consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under ASC Topic 718, excluding the effect of estimated forfeitures. The following represents the aggregate value based on the maximum number of shares that may be earned for the PeRSU awards computed in accordance with ASC Topic 718 for each of the fiscal years presented above: Mr. Hammergren, $17,569,755, $17,367,000 and $13,686,200; Mr. Campbell, $6,827,625, $4,746,980 and $2,737,240; Mr. Julian, $9,740,745, $7,525,700 and $5,474,480; Mr. Owen, $3,277,260, $2,547,160 and $2,115,140; and Ms. Seeger, $4,096,575 and $2,662,940, respectively.

(3)	Amounts shown consist of payouts under two compensation programs, the Company’s MIP and the LTIP, as follows:

• MIP for FY 2010: Mr. Hammergren, $4,728,150; Mr. Campbell, $1,337,000; Mr. Julian, $2,164,000; Mr. Owen, $1,005,000; and Ms. Seeger, $828,000.

•  LTIP for FY 2008 — FY 2010: Mr. Hammergren, $8,100,000; Mr. Campbell, $2,025,000; Mr. Julian, $4,125,000; Mr. Owen, $1,200,000; and Ms. Seeger, $1,200,000. Target amounts for these awards were established by the Compensation Committee at its May 2007 meeting and were as follows:

Mr. Hammergren, $2,700,000; Mr. Campbell, $675,000; Mr. Julian, $1,375,000; Mr. Owen, $400,000; and Ms. Seeger, $400,000.

(4)	Amounts shown represent the increase in annual actuarial present value of pension benefits, above-market interest earned from amounts deferred into the Company’s nonqualified deferred compensation plans, and above-market interest credited on undistributed dividend equivalents, as displayed below. As defined by the SEC, above-market interest is any amount over 120% of the long-term applicable federal rate as published by the U.S. Internal Revenue Service.

•	Pension: Mr. Hammergren, $20,186,669; Mr. Campbell, $2,312,076; Mr. Julian, $4,749,159; Mr. Owen, $2,018,667; and Ms. Seeger, $1,683,192.

•	Nonqualified deferred compensation: Mr. Hammergren, $477,306; Mr. Campbell, $19,382; Mr. Julian, $175,777; Mr. Owen, $232,180; and Ms. Seeger, $26,328.

•	Dividend equivalents: Mr. Hammergren, $7,766; Mr. Campbell, $1,543; Mr. Julian, $3,457; Mr. Owen, $1,156; and Ms. Seeger, $681.

(5)	The assumptions used in calculating the increase in pension benefits are set forth in the 2010 Pension Benefits Table below, under the subsection entitled “Actuarial Assumptions.”

(6)	The amounts displayed under the column entitled “All Other Compensation” include the following:

Defined Contribution Benefits, Nonqualified Plan Earnings and Dividend Equivalents

For FY 2010, the aggregate value of the Company’s contribution to each NEO’s PSIP retirement account (the Company’s 401(k) plan) was $14,455.

As described below in the subsection entitled “Narrative Disclosure to the 2010 Nonqualified Deferred Compensation Table,” the Company provides a matching contribution to each NEO’s SPSIP II and DCAP III accounts. For FY 2010, the amounts contributed by the Company to each NEO’s SPSIP II accounts were as follows: Mr. Hammergren, $310,930; Mr. Campbell, $105,610; Mr. Julian, $161,837; Mr. Owen, $61,124; and Ms. Seeger, $8,373. For FY 2010, the Company did not contribute to the NEOs’ DCAP III accounts, other than $16,461 for Mr. Owen.

All recipients of RSU awards are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common stockholders, and upon vesting, dividend equivalents are to be settled in cash. For FY 2010, the amounts of dividend equivalents credited for outstanding RSUs held by our NEOs were as follows: Mr. Hammergren, $240,492; Mr. Campbell, $54,072; Mr. Julian, $109,360; Mr. Owen, $37,053; and Ms. Seeger, $25,715.

Perquisites and Other Personal Benefits

The value of financial counseling services, which include tax preparation services, received by our NEOs for FY 2010 was as follows: Mr. Hammergren, $16,285; Mr. Campbell, $15,325; Mr. Julian, $16,285; Mr. Owen, $16,285; and Ms. Seeger, $16,285.

The Company did not provide the NEOs with a housing allowance for FY 2010, other than $22,173 to Mr. Campbell pursuant to his employment offer letter.

The value provided to NEOs as a consequence of the Company’s Executive Officer Security Policy for FY 2010 was as follows: Mr. Hammergren, $217,922; Mr. Campbell, $0; Mr. Julian, $121,299; Mr. Owen, $0; and Ms. Seeger, $0. These amounts represent reimbursement of reasonable expenses related to installation and maintenance of home security, the incremental cost of the personal use of the Company-provided aircraft, and the incremental cost of the personal use of the Company-provided car and driver. Each of these items is provided at the Board’s direction and in accordance with the Company’s Executive Officer Security Policy. For the second consecutive year, during FY 2010 the Company did not reimburse NEOs for taxes due on the personal income imputed with regard to items or services provided under the Executive Officer Security Policy.

•	Home Security: In accordance with the Company’s security policy, during this last fiscal year Mr. Hammergren was reimbursed $129,041 for the installation of home security devices and/or for security monitoring services.

•	Company Aircraft: For FY 2010, the aggregate incremental cost of the personal use of a Company-provided aircraft for Messrs. Hammergren and Julian was $76,023 and $113,776, respectively. To calculate the aggregate incremental cost to the Company of personal travel on the Company’s aircraft, the Company determined the total variable annual operating cost for each aircraft, which includes fuel, trip-related maintenance, labor, parts, engine restoration, landing and parking fees, crew expenses, supplies and catering. The total variable operating cost was then averaged for all flight hours flown and multiplied by the total number of personal flight hours for each NEO. Fixed annual costs that do not change based on usage, such as pilot salaries, home hanger expenses, general taxes, routine maintenance and insurance, are excluded from the incremental cost calculation. If an aircraft flies empty before picking up or dropping off a passenger flying for personal reasons, this “deadhead” segment is included in the incremental cost of the personal use. In accordance with the Company’s Executive Officer Security Policy, when practicable, Messrs. Hammergren and Julian were directed to use the Company’s aircraft for security, productivity and privacy reasons.

•	Car and Driver: For FY 2010, the aggregate incremental cost of the personal use of a Company-provided car and driver for Messrs. Hammergren and Julian was $12,858 and $7,523, respectively. The aggregate incremental cost of the personal use of a Company-provided car and driver was determined by multiplying: (i) the amount paid for the driver’s services and various vehicle operating costs by (ii) a fraction, the denominator of which is the total hours of available car service, and the numerator of which is the number of hours of personal travel by each of these NEOs.

The value of items or services provided in connection with the annual Board retreat and two annual employee award programs attended by executive officers and their spouses was as follows: Mr. Hammergren, $6,796; Mr. Campbell, $792; Mr. Julian, $7,597; Mr. Owen, $2,331; and Ms. Seeger, $2,242.

Narrative Disclosure to the 2010 Summary Compensation Table

Management Incentive Plan

The 2010 Summary Compensation Table above reflects the amounts earned under the Company’s MIP, which are reported under the column entitled “Non-Equity Incentive Plan Compensation.” At its meeting in May 2009, during its annual review of compensation for executive officers, the Compensation Committee approved target awards (expressed as a percent of annual base salary), the performance measure and the award scale for the FY 2010 MIP. The threshold, target and maximum payouts for the FY 2010 MIP are displayed below in the 2010 Grants of Plan Based Awards Table, based on the Compensation Committee’s approval in May 2009 of an EPS target for FY 2010 of $4.28.

At its meeting in May 2010, during its annual review of compensation for executive officers, the Compensation Committee assessed the Company’s performance versus the MIP performance measures approved in May 2009. For FY 2010, the Company’s actual EPS performance of $4.58 from continuing operations, excluding litigation charges (credits) net, exceeded the pre-established EPS target goal noted above by thirty cents per share. The Compensation Committee determined that a downward net adjustment of nineteen cents per share to reported EPS was appropriate to reflect certain events that were not included in the Company’s FY 2010 operating plan, that is, the favorable impact of a litigation settlement and the gain on sale of a business unit, such that all corporate employee participants would be eligible to receive 133% of their initial MIP target cash award, in accordance with the following payout scale:

EPS for FY 2010	MIP Modifier

$4.59 and above	200%
$4.51	175%
$4.44	150%
$4.36	125%
$4.28	100%
$4.13	75%
$3.97	50%
$3.96 and below	0%

As is the case for all of the Company’s performance-based payout scales, for an EPS result that falls between the above-identified reference points, the modifier is adjusted ratably along the slope selected by the Compensation Committee at the beginning of each fiscal year. As described in the Compensation Discussion and Analysis under “Short-term Compensation — Annual Incentive,” the Compensation Committee further adjusted MIP awards to reflect individual contributions to the overall results.

Long-term Incentive Plan

The 2010 Summary Compensation Table above reflects the amounts earned under the Company’s LTIP, which are reported under the column entitled “Non-Equity Incentive Plan Compensation.” The performance measure approved by the Compensation Committee for the FY 2008 — FY 2010 LTIP performance period was cumulative EPS of $10.87 over the three-year period ended March 31, 2010. At its meeting in May 2010, during its annual review of compensation for executive officers, the Compensation Committee assessed the Company’s performance versus the performance measure approved for the FY 2008 — FY 2010 LTIP performance period. Reported cumulative EPS was $11.70 for the FY 2008 — FY 2010 LTIP performance period, using for each of the three fiscal years the same adjusted EPS that the Compensation Committee used to determine the payouts for the MIP, resulted in targets being approved at 300% in accordance with the following payout scale:

Cumulative Three-Year EPS	LTIP Modifier

$11.44 and above	300%
$11.27	250%
$11.14	200%
$11.00	150%
$10.87	100%
$10.59	50%
$10.21 and below	0%

Performance-Based Restricted Stock Units

The 2010 Summary Compensation Table above reflects the amounts earned under the Company’s PeRSU program, which are reported under the column entitled “Stock Awards.” At its meeting in May 2009, during its annual review of compensation for executive officers, the Compensation Committee approved target awards, the EPS performance measure and the award scale for the FY 2010 PeRSU awards. The threshold, target and maximum payouts for FY 2010 PeRSU awards are displayed below in the 2010 Grants of Plan Based Awards Table, and the Compensation Committee approved an EPS target for FY 2010 of $3.97.

At its meeting in May 2010, during its annual review of compensation for executive officers, the Compensation Committee assessed the Company’s performance versus the PeRSU performance measures approved in May 2009. For FY 2010, the Company’s actual EPS performance of $4.58 from continuing operations, excluding litigation charges (credits) net, exceeded the pre-established EPS target goal noted above by sixty-one cents per share. The Compensation Committee determined that a downward net adjustment of nineteen cents per share to reported EPS was appropriate to reflect certain events that were not included in the Company’s FY 2010 operating plan, that is, the favorable impact of a litigation settlement and the gain on sale of a business unit, such that all executive officers would be eligible to receive 144% of their initial PeRSU target award, in accordance with the following payout scale:

EPS for FY 2010	PeRSU Modifier

$4.45 and above	150%
$4.21	125%
$3.97	100%
$3.87	75%
$3.77	50%
$3.67	25%
$3.57 and below	0%

As is the case for all of the Company’s performance-based payout scales, for an EPS result that falls between the above-identified reference points, the modifier is adjusted ratably along the slope selected by the Compensation Committee at the beginning of each fiscal year. As described in the Compensation Discussion and Analysis under “Long-term Compensation — Performance-Based Restricted Stock Units,” the Compensation Committee further adjusted PeRSU awards to reflect individual contributions to the overall results.

2010 Grants of Plan Based Awards Table

The following table sets forth certain information with respect to stock and option awards and other plan based awards granted during the fiscal year ended March 31, 2010 to our NEOs:

											All Other
											Option
											Awards:	Exercise	Grant Date
		Estimated Future Payouts					Estimated Future Payouts				Number of	or Base	Fair Value
		Under Non-Equity					Under Equity Incentive				Securities	Price of	of Stock and
		Incentive Plan Awards(1)					Plan Awards(2)				Underlying	Option	Option
	Grant	Threshold		Target	Maximum		Threshold		Target	Maximum	Options	Awards	Awards
Name	Date	($)(3)		($)	($)		(#)		(#)	(#)	(#)(4)	(($)/Sh)	($)(5)

John H. Hammergren	5/26/2009										611,000	40.46	7,647,826
LTIP		-0	-	2,700,000	8,100,000
PeRSU							-0	-	193,000	434,250			11,049,424
MIP		1,185,000		2,370,000	6,000,000	(6)
Jeffrey C. Campbell	5/26/2009										214,000	40.46	2,678,617
LTIP		-0	-	675,000	2,025,000
PeRSU							-0-		75,000	168,750			4,293,818
MIP		359,100		718,200	2,154,600
Paul C. Julian	5/26/2009										339,000	40.46	4,243,229
LTIP		-0	-	1,375,000	4,125,000
PeRSU							-0-		107,000	240,750			6,125,846
MIP		542,300		1,084,600	3,253,800
Marc E. Owen	5/26/2009										116,000	40.46	1,451,960
LTIP		-0	-	400,000	1,200,000
PeRSU							-0-		36,000	81,000			2,061,032
MIP		252,000		504,000	1,512,000
Laureen E. Seeger	5/26/2009										140,000	40.46	1,752,366
LTIP		-0	-	400,000	1,200,000
PeRSU							-0-		45,000	101,250			2,576,291
MIP		230,625		461,250	1,383,750

(1)	The amounts shown in these columns represent the range of possible cash payouts for each NEO under: (i) the Company’s LTIP for the FY 2010 — FY 2012 performance period; and (ii) the Company’s MIP for the FY 2010 performance period, as determined by the Compensation Committee at its May 2009 meeting. Amounts actually earned under the Company’s FY 2010 MIP are included above in the 2010 Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” Information regarding the operation of the LTIP and MIP can be found in the Compensation Discussion and Analysis under “Long-term Compensation — Cash” and “Short-term Compensation — Annual Incentive,” respectively, and above under “Narrative Disclosure to the 2010 Summary Compensation Table.”

(2)	The amounts shown in these columns represent the range of possible PeRSU awards for the FY 2010 performance period, as determined by the Compensation Committee at its May 2009 meeting. As the result of individual and Company accomplishment of pre-determined performance goals, the actual amount of RSUs awarded to each NEO, which was determined at the Compensation Committee’s May 2010 meeting, was as follows: Mr. Hammergren, 416,880 units; Mr. Campbell, 151,200 units; Mr. Julian, 231,120 units; Mr. Owen, 77,760 units; and Ms. Seeger, 87,480 units. Amounts disclosed in these columns do not include dividend equivalents that will accrue to the RSU awards. Recipients of RSUs are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common stockholders, and upon vesting, dividend equivalents are to be paid in cash. PeRSUs, including their vesting schedule, are described in the Compensation Discussion and Analysis under “Long-term Compensation — Performance-Based Restricted Stock Units.”

(3)	The threshold amounts shown for the MIP represent 50% of the target cash payout for the FY 2010 performance period, which under the Company’s MIP plan, equates to the minimum threshold award payment. However, as described in the narrative following the 2010 Summary Compensation Table, MIP payouts are conditioned on the achievement of a minimum EPS goal below which no award is earned.

(4)	Stock options vest at the rate of 25% per year over a four-year period, beginning on the first grant date anniversary, subject to the NEO’s continued employment. The Company’s stock options generally have a term of seven years from the date of grant.

(5)	Amounts reflect the aggregate grant date fair value of restricted stock unit awards computed in accordance with ASC Topic 718 and do not reflect whether the NEO has actually realized a financial benefit from the award.

(6)	In accordance with the plan terms, the maximum MIP payout is $6,000,000.

2010 Outstanding Equity Awards Table

The following table sets forth information concerning stock options and stock awards held by the NEOs as of March 31, 2010:

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value of
	Underlying	Underlying			Shares or Units	Shares or Units
	Unexercised	Unexercised	Option	Option	of Stock That	of Stock That
	Options (#)	Options (#)(1)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)(2)	Vested ($)(3)

John H. Hammergren	193,666	—	28.25	10/30/2010	468,000	30,756,960
	225,000	—	32.67	1/31/2011
	300,000	—	38.65	7/25/2011
	500,000	—	38.20	1/29/2012
	275,000	—	32.92	7/30/2012
	275,000	—	28.60	1/28/2013
	600,000	—	34.36	7/30/2013
	400,000	—	34.94	5/25/2011
	300,000	—	45.02	7/27/2012
	213,750	71,250	47.97	5/23/2013
	150,000	150,000	62.21	5/22/2014
	100,000	300,000	57.89	5/20/2015
	—	611,000	40.46	5/26/2016
Jeffrey C. Campbell	90,000		29.01	1/27/2014	115,181	7,569,695
	95,000	—	34.94	5/25/2011
	71,000	—	45.02	7/27/2012
	47,250	15,750	47.97	5/23/2013
	37,500	37,500	62.21	5/22/2014
	39,750	119,250	57.89	5/20/2015
	—	214,000	40.46	5/26/2016
Paul C. Julian	250,000	—	38.65	7/25/2011	216,075	14,200,449
	200,000	—	38.20	1/29/2012
	100,000	—	32.92	7/30/2012
	350,000	—	34.36	7/30/2013
	33,336	—	34.94	5/25/2011
	164,000	—	45.02	7/27/2012
	106,500	35,500	47.97	5/23/2013
	72,500	72,500	62.21	5/22/2014
	63,000	189,000	57.89	5/20/2015
	—	339,000	40.46	5/26/2016
Marc E. Owen	5,000	—	39.81	10/25/2011	74,663	4,906,852
	40,000	—	45.02	7/27/2012
	31,500	10,500	47.97	5/23/2013
	22,000	22,000	62.21	5/22/2014
	21,500	64,500	57.89	5/20/2015
	—	116,000	40.46	5/26/2016
Laureen E. Seeger	10,000	—	45.02	7/27/2012	61,183	4,020,947
	37,500	12,500 (4)	49.00	4/25/2013
	31,500	10,500	47.97	5/23/2013
	22,000	22,000	62.21	5/22/2014
	22,250	66,750	57.89	5/20/2015
	—	140,000	40.46	5/26/2016

(1)	Except as otherwise noted, option awards vest at the rate of 25% per year over a four-year period, beginning on the first grant date anniversary, subject to the NEO’s continued employment.

(2)	The stock awards vest as follows:

•	May 22, 2010 — Mr. Hammergren, 94,050 shares; Mr. Campbell, 18,525 shares; Mr. Julian, 43,890 shares; Mr. Owen, 14,535 shares; and Ms. Seeger, 9,690 shares;

•	May 22, 2011 — Mr. Hammergren, 96,525 shares; Mr. Campbell, 18,018 shares; Mr. Julian, 38,610 shares; Mr. Owen, 14,918 shares; and Ms. Seeger, 10,530 shares; and

•	May 20, 2012 — Mr. Hammergren, 277,425 shares; Mr. Campbell, 78,638 shares; Mr. Julian, 133,575 shares; Mr. Owen, 45,210 shares; and Ms. Seeger, 40,963 shares.

(3)	Based on a closing price of the Company’s common stock of $65.72 on March 31, 2010, as reported by the NYSE.

(4)	Option award vested 50% after two years and 25% per year thereafter, subject to Ms. Seeger’s continued employment.

2010 Option Exercises and Stock Vested Table

The following table provides information concerning option and stock awards exercised and vested, respectively, for NEOs during the fiscal year ended March 31, 2010:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(2)

John H. Hammergren	—	—	409,525	17,244,866
Jeffrey C. Campbell	—	—	68,518	2,877,564
Paul C. Julian	—	—	180,610	7,601,454
Marc E. Owen	215,000	6,046,449	55,330	2,326,025
Laureen E. Seeger	8,000	95,600	10,530	435,846

(1)	Represents the amounts realized based on the difference between the market price of the Company’s common stock on the date of exercise and the exercise price.

(2)	Represents the amount realized based on the market price of the Company’s common stock on the vesting date. Upon vesting, amounts accrued as dividend equivalents and interest thereon were distributed to each NEO, which for Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger, totaled $499,388, $75,863, $216,311, $63,581 and $5,275, respectively.

2010 Pension Benefits Table

The following table sets forth the actuarial present value of the benefits accumulated by each NEO under the Company’s Executive Benefit Retirement Plan (“EBRP”), calculated as of March 31, 2010, the plan measurement date used for financial statement reporting purposes, and using the same assumptions as are used in the Company’s audited financial statements, except that retirement age is assumed to be the normal retirement age as defined in the EBRP or as provided in the executive officer’s employment agreement. Effective June 1, 2007, the EBRP was frozen with participation restricted to the then-current roster of executive officers, including each of our NEOs.

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)(1)	Fiscal Year ($)

John H. Hammergren	EBRP	14	69,921,844	—
Jeffrey C. Campbell	EBRP	6	4,803,734	—
Paul C. Julian	EBRP	13	11,774,382	—
Marc E. Owen	EBRP	8	4,220,684	—
Laureen E. Seeger	EBRP	10 (2)	3,093,399	—

(1)	The present value of these benefits is shown based on the assumptions used in determining our annual pension expense, as shown in the table below in the subsection entitled “Actuarial Assumptions.” Certain assumptions, however, are required to be different, such as future salary increases. The above amounts do not reflect any future salary growth because the amounts above are required to be calculated based on compensation and service as of March 31, 2010.

(2)	In accordance with the June 1, 2007 EBRP amendment, as of March 31, 2010, Ms. Seeger had accumulated four years of service as an executive officer participant in the plan and therefore was not yet entitled to a vested plan benefit.

Actuarial Assumptions

The amounts shown in the 2010 Summary Compensation Table and the 2010 Pension Benefits Table above are actuarial present values of the benefits accumulated through the date shown. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount that if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each executive is the earliest age at which the executive could retire without any benefit reduction due to age. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age. The pension benefit values are based on the following actuarial assumptions:

	March 31, 2010	March 31, 2009

Discount rate	4.24%	7.63%
Lump-sum interest rate	4.00%	4.25%
Retirement ages
EBRP	62	62
Employment Agreement — Mr. Hammergren	55 and one month	55 and one month
Withdrawal, disability or mortality before retirement	None	None
Post-retirement mortality rate	RP2000 Healthy Annuitants Mortality table projected by scale AA to 2017	RP2000 Healthy Annuitants Mortality table projected by scale AA to 2016
Future salary increases	None	None
MIP cash bonus payout	100% of target amount	100% of target amount
Form of payment — EBRP and Employment Agreement for Mr. Hammergren	Lump-sum	Lump-sum

For additional information on the Company’s pension obligations, refer to Financial Note 13 of the Company’s consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2010, as filed with the SEC on May 4, 2010.

Narrative Disclosure to the 2010 Pension Benefits Table

For Retirement at Age 62 or Older, or Involuntary Separation from Service After Attaining Age 55 with at least 15 Years of Service:

A participant becomes vested under the EBRP after completing five years of service as an executive officer. The following is a brief summary of the benefits that would be provided to a participant in the Company’s EBRP, assuming retirement at age 62 or older, or involuntary separation from service after attaining age 55 with at least 15 or more years of credited service.

A vested participant who meets one of the following criteria is eligible to receive “Approved Retirement” benefits under the EBRP:

•	separates from service on or after reaching age 62;

•	is involuntarily separated from service after attaining age 55 with at least 15 years of credited service;

•	separates from service at any time with approval of the Compensation Committee; or

•	as provided in the participant’s employment agreement.

Approved Retirement benefits are calculated by applying the following benefit formula: (i) a service-based percentage of his or her “average final compensation,” as it is defined below, minus (ii) the annuity payment due under the Company’s “Retirement Plan” and the hypothetical annuity payment that is the actuarial equivalent of the amount earned under the “Retirement Share Plan,” each as described below (together, the “Basic Retirement Benefits”). None of the named executive officers participate in the Retirement Plan, a defined benefit tax-qualified pension plan, which was effective January 1, 1972 and frozen as of December 31, 1996. The Retirement Share Plan, introduced in January 1997 and discontinued after March 31, 2004, was an element offered under the PSIP, which is the Company’s 401(k) plan. As of March 31, 2010, only Messrs. Hammergren and Julian maintained a balance under the Retirement Share Plan such that it would serve as an offset to the calculation of their EBRP benefits.

Calculation of the Average Final Compensation

Approved Retirement benefits under the EBRP are based on the participant’s “average final compensation.” That term is defined as the average annual compensation during the Participant’s most highly-paid five consecutive years of full-time employment in the participant’s final fifteen years of service. Average annual compensation includes annual base salary and payments under the MIP, without taking into consideration a participant’s voluntarily deferred compensation under a Company-sponsored deferred compensation plan. For Mr. Hammergren, pursuant to his employment agreement, 150% of MIP payments are included in the calculation of average final compensation. Payments under the LTIP and the value received from equity compensation are among the forms of compensation not recognized in the benefit formula.

Percentage of Average Final Compensation

The gross EBRP benefit, which is expressed as a percentage of the participant’s average final compensation, is equal to an initial base percentage benefit of 20%, which is increased by 1.77% for each completed year of service (0.148% for each completed month of service, if the executive completes less than a full year of service in the year in which he or she separates from service). The maximum percentage benefit generally is 60% of average final compensation; however, the Compensation Committee has the authority to approve, or a participant’s written employment agreement may provide for, a benefit formula with a percentage higher than 60% of average final compensation for an individual participant.

Mr. Hammergren’s employment agreement provides that he is entitled to a benefit percentage of at least 60% of his average final compensation, and that percentage is increased by 1.5% for each completed year of service after April 1, 2004 to a maximum benefit of 75% of his average final compensation.

Service Credit

For purposes other than vesting, the EBRP measures service from the commencement date of an executive’s employment, that is, service prior to being named a participant counts in the final calculation, until the date that the participant separates from service. Separation from service generally has the same meaning as provided in Code Section 409A, which is further described below under “Executive Employment Agreements.” The EBRP provides that service credit will be given for certain rehire situations, leaves of absence and periods in which a participant is receiving severance pay. Moreover, when determining the service credit to be applied, the Company may consider the duration of the participant’s break-in-service, as applicable.

Basic Retirement Benefits

For purposes of calculating a participant’s Basic Retirement Benefit under the EBRP, the offset for the hypothetical annuity benefit payable under the Retirement Share Plan is calculated by first determining the value of each share credited to the participant’s account as of the date it was credited, and then applying an annual rate of 12% to that value from the date the share was credited to the account to the date the participant’s EBRP benefit is scheduled to begin. The aggregate value of all of the shares credited to the participant’s Retirement Share Plan is then converted to a straight life annuity. The resulting annuity is converted to a lump-sum amount using the interest rate prescribed by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump-sum distribution for the month in which the participant retires, and a table based upon the 1994 Group Annuity Reserving Table (1994 GAR) (the “Present Value Calculation”).

Distribution of Benefits

The amount of a participant’s EBRP benefit is based on a straight life annuity paid out on a monthly basis over the participant’s lifetime, which is then converted to a lump-sum actuarial equivalent using the above-described Present Value Calculation. Lump-sum payments are made in the seventh month following the month in which a participant separates from service.

For Voluntary Separation from Service Prior to Age 62 but After Attaining Age 55 with a Minimum of 15 Years of Service:

The following is a brief summary of the benefits that would be provided to a participant in the Company’s EBRP, assuming that the participant is not eligible for Approved Retirement, but separates from service voluntarily after attaining 55 years of age with 15 or more years of credited service. A participant who is terminated for Cause is not entitled to receive a benefit under the EBRP.

The EBRP provides that a participant will be eligible to receive an “Early Retirement” benefit prior to reaching age 62 if the participant voluntarily separates from service:

•	after age 55 and completion of at least 15 years of service;

•	at any other time with approval of the Compensation Committee; or

•	as provided in the participant’s employment agreement.

A participant who is eligible for Early Retirement will receive the same EBRP benefits he or she would have received upon retirement after attaining age 62 (as described above), with the following adjustments:

•	the percentage of average final compensation used in the benefit formula is reduced by 0.3% for each month that the actual separation precedes the date the participant will reach age 62; and

•	the participant’s Basic Retirement Benefits will be calculated as of the participant’s age at the time he or she separates from service.

At March 31, 2010, none of the NEOs met the age and service levels to qualify for Approved Retirement or Early Retirement under either voluntary or involuntary termination. Recognition of additional service and age, under either individual employment agreements or the CIC Policy described below, does not make any NEO, except Mr. Hammergren, eligible for Approved Retirement. Mr. Hammergren will be provided with an Approved Retirement EBRP benefit in accordance with the provisions of, and calculated under, the EBRP and his employment agreement should his employment terminate for any reason other than for Cause.

Other Separations from Service Prior to Age 62:

Participants with five years of service (“Vested Participants”) who separate from service for reasons other than for Cause, but who separate prior to being eligible for Approved Retirement or Early Retirement benefits, are also entitled to a lump-sum benefit, but the benefit is calculated differently. The EBRP provides that a Vested Participant who separates from service will receive the same EBRP benefits he or she would have received upon termination due to an Approved Retirement prior to attaining age 62. However, the percentage of average final compensation used in the benefit formula is multiplied by a pro-rata percentage, as described below, and calculated as the present value of a benefit payable at age 65.

The pro-rata percentage is the higher of the following two percentages (but not greater than 100%):

•	the percentage determined by dividing the number of the participant’s whole months of service with the Company by the number of whole months from the date that the participant was first hired by the Company to the date that the participant will reach age 65 and multiplying by 100; or

•	the percentage determined by multiplying 4.44% by the number of the participant’s whole and partial years of completed service with the Company.

The present value of the benefit is calculated on the basis of the 30-year U.S. Treasury yield (GATT) used to determine the present value of a lump-sum distribution under a tax-qualified defined benefit retirement plan for the month in which the participant separates from service, and a table based upon the 1994 Group Annuity Reserving Table (1994 GAR) as prescribed by the U.S. Internal Revenue Service.

2010 Nonqualified Deferred Compensation Table

The Company sponsors two nonqualified deferred compensation plans. One plan, the Supplemental Profit-Sharing Investment Plan II (the “SPSIP II”), is specifically for employees impacted by Code Section 401(a)(17), which limits participation of highly paid employees in tax qualified 401(k) plans. The second plan is the Deferred Compensation Administration Plan III (the “DCAP III”), which is a voluntary nonqualified deferred compensation plan. Compensation eligible to be deferred into the SPSIP II includes base annual salary and cash payments under the Management Incentive Plan (the “MIP”), and for the DCAP III, includes those same items and cash payments under the Long-term Incentive Plan (the “LTIP”). Until December 31, 2008, amounts deferred into the SPSIP II were credited with interest at the same rate as the Standish Mellon Stable Value Fund, which is an investment option generally available to all Company employees under our 401(k) plan, or the PSIP. Effective January 1, 2009, accounts in the SPSIP II were changed to mirror the DCAP III, with accounts credited with earnings at a rate set by the Compensation Committee. As described in greater detail below, amounts deferred into the DCAP III for calendar years 2008 and 2009, and the SPSIP II for calendar year 2009, were credited with interest at 8.0% per annum. For calendar year 2010, the Compensation Committee set the interest rate for deferrals under the DCAP III and SPSIP II at (i) 8.0% per annum for amounts deferred prior to January 1, 2010, and (ii) 120% of the long-term applicable federal rate as published by the U.S. Internal Revenue Service for December 2009, i.e., 4.91% per annum, for amounts deferred in calendar year 2010.

Displayed in the table below are amounts credited and released with regard to dividend equivalents. Recipients of RSUs are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common stockholders, which for FY 2010, was set at $0.12 per share each quarter. At its meeting on May 26, 2010, the Board approved an increase in the Company’s dividend rate to $0.18 per share each quarter for dividends declared on and after such date, until further action by the Board. For our employees, dividend equivalents on the RSUs are credited quarterly to an interest bearing cash account and, upon vesting of the RSUs, are paid in cash. Interest accrues on employees’ credited dividend equivalents at the rate set by the Compensation Committee under the terms of our 2005 Stock Plan, which for calendar years 2009 and 2010, was set at 8.0% per annum.

The following table shows the contributions, earnings and account balances for the NEOs participating in a Company sponsored nonqualified deferred compensation program:

	Executive		Registrant		Aggregate
	Contributions		Contributions		Earnings				Aggregate
	in Last		in Last		in Last		Aggregate		Balance
	Fiscal Year		Fiscal Year		Fiscal Year		Withdrawals/		at Last Fiscal
Name	($)(1)(2)		($)(3)		($)(4)		Distributions ($)		Year-End ($)

John H. Hammergren
SPSIP Plans	263,500		310,930		275,178		-0	-	5,052,527
DCAP Plans	-0	-	-0	-	1,109,266		-0	-	14,847,124
Dividend Equivalents	-0	-	240,492		21,525		499,388	(5)	304,053
Jeffrey C. Campbell
SPSIP Plans	89,500		105,610		52,232		-0	-	775,493
DCAP Plans	-0	-	-0	-	-0	-	-0	-	-0	-
Dividend Equivalents	-0	-	54,072		4,260		75,863	(5)	67,712
Paul C. Julian
SPSIP Plans	137,150		161,837		113,493		-0	-	1,979,613
DCAP Plans	-0	-	-0	-	390,865		-0	-	5,231,584
Dividend Equivalents	-0	-	109,360		9,578		216,311	(5)	137,498
Marc E. Owen
SPSIP Plans	51,800		61,124		18,017		-0	-	298,517
DCAP Plans	639,000		16,461		620,996		-0	-	8,437,367
Dividend Equivalents	-0	-	37,053		3,200		63,581	(5)	47,705
Laureen E. Seeger
SPSIP Plans	7,096		8,373		2,277		-0	-	72,203
DCAP Plans	600,000		-0	-	71,732		-0	-	1,071,087
Dividend Equivalents	-0	-	25,716		1,865		5,275	(5)	35,923

(1)	Reflects the amounts deferred for each individual, which is reported as compensation to such NEO in the 2010 Summary Compensation Table above.

(2)	Represents amounts deferred by the NEOs into their SPSIP II and DCAP III accounts.

(3)	Represents Company contributions to the NEOs’ SPSIP II and DCAP III accounts, and amounts credited on undistributed dividend equivalents.

(4)	The SPSIP II is a successor plan to the Company’s Supplemental Profit-Sharing Investment Plan (“SPSIP,” and together with SPSIP II, the “SPSIP Plans”), which was frozen as of December 31, 2004. The DCAP III is a successor plan to the Company’s Deferred Compensation Administration Plan II (“DCAP II,” and together with DCAP III, the “DCAP Plans”), which was frozen as of December 31, 2004. Amounts shown include earnings on compensation previously deferred by NEOs into the SPSIP Plans and DCAP Plans.

(5)	Represents amounts distributed in cash to each NEO upon vesting of RSUs as dividend equivalents and interest thereon.

Narrative Disclosure to the 2010 Nonqualified Deferred Compensation Table

Supplemental Profit-Sharing Investment Plan II

The SPSIP II was adopted by the Board effective on January 1, 2005, and is the successor plan to the Supplemental Profit-Sharing Investment Plan, which was frozen effective December 31, 2004. The SPSIP II includes participation and distribution provisions intended to comply with Code Section 409A.

Employees, including our NEOs, may voluntarily elect to participate in the SPSIP II. Part of the election process includes the employee electing a deferral percentage of 1.0% to 5.0% of pay, in whole percentages, that will apply to covered compensation earned in excess of the Code Section 401(a)(17) limit (currently, set at $245,000). An election to participate in SPSIP II is valid until the participant informs the plan administrator that he or she wishes participation to cease, and such an election is effective at the beginning of the next calendar year. Certain of our NEOs have elected to participate in the plan at the 5.0% level. At an employee participation level of 5.0%, the Company contributes an additional 4.0% of the participant’s pay as a matching contribution, consistent with the terms of the PSIP (the “Company Match”). Participants are always 100% vested in both the Company Match and their own contributions to the SPSIP II.

Participants in the Company’s SPSIP Plans can elect when distributions of their deferred amounts are to start; that is, either at separation from service or a specific number of years following separation from service. Participants may also elect the number of annual distributions within a range of one to ten. A separate distribution election can be made for a separation from service due to death. Distributions under both SPSIP and SPSIP II are subject to ordinary income taxes.

Through December 31, 2008, accounts in the legacy SPSIP and the SPSIP II were credited with earnings at a rate equal to the amount earned during the same period by the Standish Mellon Stable Value Fund investment option in the Company’s PSIP. Because earnings on SPSIP and SPSIP II accounts were based on a publicly available mutual fund, credited earnings were not considered above-market earnings by the U.S. Internal Revenue Service, and thus were not subject to federal Social Security and Medicare taxes in the year credited. Effective January 1, 2009, accounts in the SPSIP II were changed to mirror the DCAP III, with accounts credited with earnings at a rate set by the Compensation Committee. The crediting rate for calendar year 2009 was 8.0% per annum. The crediting rate for calendar year 2010 is (i) 8.0% per annum for amounts deferred prior to January 1, 2010, and (ii) 120% of the long-term applicable federal rate as published by the U.S. Internal Revenue Service for December 2009, i.e., 4.91% per annum, for amounts deferred in calendar year 2010. Since the crediting rate is discretionary, a portion of the earnings accumulated each year on the SPSIP II may be subject to federal Social Security and Medicare taxes in the year credited.

Unlike tax qualified retirement accounts, the SPSIP Plans are not directly supported by Company assets. Rather, amounts paid under these plans are paid from the Company’s general corporate funds, and each participant and his or her beneficiaries are unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligation.

Deferred Compensation Administration Plan III

The DCAP III was adopted by the Board effective on January 1, 2005, and is the successor plan to the Deferred Compensation Administration Plan II, which was frozen effective December 31, 2004. The DCAP III includes participation and distribution provisions intended to comply with Code Section 409A.

Like the SPSIP II, eligible employees may voluntarily elect to participate in the DCAP III. Participation is open to all employees eligible for participation in the MIP with a bonus target of at least 15%, and other highly compensated employees. For calendar year 2009, approximately 4,500 employees were eligible to participate in DCAP III, including all of our NEOs.

Participants may elect to defer into the DCAP III up to 75% of their annual base salary, up to 90% of their annual MIP payment, and for those who also participate in the cash LTIP, up to 90% of any LTIP payment. An election to participate is valid for only one calendar year. The Compensation Committee annually sets the crediting rate for amounts deferred, and for calendar years 2008 and 2009, the crediting rate was set at 8.0% per annum. The crediting rate for calendar year 2010 is (i) 8.0% per annum for amounts deferred prior to January 1, 2010, and (ii) 120% of the long-term applicable federal rate as published by the U.S. Internal Revenue Service for December 2009, i.e., 4.91% per annum, for amounts deferred in calendar year 2010. Since the crediting rate is discretionary, a portion of the earnings accumulated each year may be subject to federal Social Security and Medicare taxes in the year credited.

Employees who elect to participate in the DCAP III must also make a distribution election at the same time they select their level of participation. Separate elections as to timing and form of distribution can be made for separations from service due to retirement, disability or death. The participant can also elect the time distributions start — in a particular year or a specific number of years following the separation from service. The participant may also elect to receive distribution of deferred amounts in one to ten annual payments. However, if the separation from service is not due to retirement, disability or death, the entire account balance is distributed as a lump-sum at a time such payment would comply with Code Section 409A. Distributions under both DCAP Plans are subject to ordinary income taxes.

Earnings that are deferred into DCAP III are not considered “covered compensation” for PSIP or SPSIP II purposes, as it is defined by those plans. As such, no PSIP or SPSIP II employee deductions are taken from compensation deferred into DCAP III. To keep the DCAP III participant whole with respect to the Company Match, an amount is credited to his or her DCAP III account equal to the additional Company Match that would have been credited to PSIP and/or SPSIP II had he or she not participated in DCAP III.

Similar to the SPSIP Plans, the DCAP Plans are not directly supported by Company assets. Amounts paid under these plans are paid from the Company’s general corporate funds, and each participant and his or her beneficiaries are unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligation.

Executive Employment Agreements

The Company entered into employment agreements with each of Messrs. Hammergren and Julian that provide for, among other things, the term of employment, compensation and benefits payable during the term of the agreement as well as for specified payments in case of termination of employment. In each case, the agreement provides that the executive will participate in all compensation and fringe benefit programs made available to all executive officers. Effective November 1, 2008, the Compensation Committee approved amendments to each of the employment agreements primarily to ensure that post-employment payments and benefits under the agreements comply with Code Section 409A. The descriptions that follow are qualified in their entirety by the agreements themselves, which have been included as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008, as filed with the SEC on October 29, 2008.

Mr. John H. Hammergren

The Company first entered into a three-year employment agreement with John H. Hammergren, effective January 31, 1996, as corporate vice president and president of McKesson Health Systems (the “1996 Employment Agreement”). The terms of that agreement were based in part on certain compensation elements provided to Mr. Hammergren by his previous employer and offered to him as inducement to accept our offer of employment. The Company later entered into an Amended and Restated Employment Agreement with Mr. Hammergren, initially effective June 21, 1999, and as amended on April 1, 2004, November 1, 2006 and November 1, 2008 (the “Hammergren Agreement”), that continues to be operative in his current role as Chairman, President and Chief Executive Officer. These subsequent versions of the Hammergren Agreement consist in large measure of compensation elements and terms that existed in the 1996 Employment Agreement, or terms provided to his predecessor as Chairman, President and Chief Executive Officer.

The Hammergren Agreement renews automatically so that the then remaining term is always three years. The Hammergren Agreement provides for an annual base salary of at least $1,580,000 effective November 1, 2008 and such additional incentive compensation, if any, as may be determined by the Board or any duly authorized committee thereof. Any incentive compensation awarded to Mr. Hammergren under the Company’s MIP is calculated using an individual target award of not less than 150% of his base salary, as may be from time to time approved by the Board or any duly authorized committee thereof. Mr. Hammergren is entitled to receive all other benefits generally available to other members of the Company’s management, and those benefits for which key executives are or become eligible.

The agreement provides that if the Company terminates Mr. Hammergren without “Cause,” or he terminates for “Good Reason” (both as defined in the Hammergren Agreement, and described below under “Definition of Cause” and “Definition of Good Reason”), and he remains in compliance with his post-employment nondisclosure and nonsolicitation restrictions, he will be entitled to receive: (A) payment of his final monthly base salary for, and MIP awards whose performance periods end during, the remainder of the term of the Hammergren Agreement (the “Severance Period”), with the MIP individual modifier equal to the average MIP individual modifier over the prior three years; (B) lifetime medical benefits and financial counseling program, as well as lifetime office space and secretarial support; (C) continued accrual and vesting of his rights and benefits under the Executive Survivor Benefits Plan (“ESBP”) and the EBRP for the Severance Period, calculated: (i) as though he was eligible for Approved Retirement benefits, commencing on the expiration of the Hammergren Agreement; and (ii) for the EBRP benefit only, on the basis of his receiving a benefit equal to 60% of his “Average Final Compensation,” as specified in the Hammergren Agreement, increased by 1.5% for each year of completed service from April 1, 2004, through the end of the Severance Period (subject to a maximum of 75%), without any reduction for early retirement; (D) accelerated vesting of stock options and restricted stock, subject to certain forfeiture and repayment provisions; (E) continued participation in pro-rata awards under the Company’s LTIP for the remainder of the Severance Period; and (F) for purposes of DCAP III and the 1994 Stock Option and Restricted Stock Plan (or any similar plan or arrangement), his termination will be deemed to have occurred as if he qualified as a retiree. Payments that are required to be delayed for “specified employees” under Code Section 409A will be delayed following his separation from service. Any payments delayed as a result of such compliance will accrue interest at the rate applicable to interest crediting for DCAP III accounts in effect on the date of separation (the “DCAP Rate”).

If Mr. Hammergren’s employment is terminated within six months preceding, or within two years following, a “Change in Control” (as defined in his employment agreement and described below under “Definition of Change in Control”), he will receive a lump-sum payment in lieu of the salary and incentive payments described in subsection (C) of the preceding paragraph, and he will continue to receive all of the other severance benefits described in the preceding paragraph. This lump-sum payment will be equal to the greater of: (1) the sum of the above referenced salary and MIP payments, and (2) 2.99 multiplied by his “base amount” (as determined pursuant to Code Section 280G). Mr. Hammergren’s EBRP payment will be calculated as provided in clause (C) above; however, the EBRP benefit is subject to a minimum threshold of the amount that he would have received for an Approved Retirement EBRP benefit under the plan in existence on April 1, 2004 and as provided in his prior employment agreement (the “Minimum Lump-Sum Payment”). The Change in Control severance payment, payment of his benefit under the EBRP and his tax gross-up payment may be delayed following his separation from service to comply with Code Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate.

If the benefits received by Mr. Hammergren under his agreement are subject to the excise tax provision set forth in Section 4999 of the Code, the Company will provide him with a full gross-up payment to cover any excise taxes and interest imposed on “excess parachute payments” as defined in Section 280G of the Code and all income and other taxes imposed on the gross-up payment (the “Full Gross-Up Payment”).

If Mr. Hammergren voluntarily terminates employment for other than “Good Reason” after the close of the fiscal year in which he has attained at least age 55 and has completed 15 years of continuous service in one or more of the following positions: Executive Chairman of the Board, Chief Executive Officer and/or co-Chief Executive Officer, upon retirement he will be entitled to: (i) receive the benefits set forth in clauses (B) and (F) above; (ii) an Approved Retirement under the EBRP, commencing on the expiration of the Hammergren Agreement, calculated on the basis of his receiving a benefit equal to 60% of his Average Final Compensation and increased by 1.5% for each year of completed service from April 1, 2004, through the end of his resignation (subject to a maximum of 75%), without any reduction for early retirement and subject to the Minimum Lump-Sum Payment under the EBRP; and (iii) receive continued vesting of his equity compensation, have the full term to exercise his outstanding stock option awards, have continued participation in the LTIP and MIP, with the individual modifier equal to the average individual modifier over the prior three years, and receive the cash equivalent of performance-based restricted stock units granted under the Company’s 2005 Stock Plan (or successor plans) for the performance periods that begin prior to, but end after, his retirement. Receipt of these added benefits is conditioned on Mr. Hammergren providing advance notice of his intent to retire and the Board either electing or approving by resolution his successor as Chief Executive Officer or approving a plan of succession. Mr. Hammergren will forfeit the aforementioned benefits if he breaches his obligations to the Company after his retirement, as set forth in Section 6 of the Hammergren Agreement, which includes a confidentiality and non-solicitation obligation.

If Mr. Hammergren voluntarily terminates his employment with the Company other than for Good Reason (other than under the circumstances described above), he will be entitled to receive the benefits set forth in clauses (B) and (F) above, and the EBRP benefit described in the previous paragraph.

If Mr. Hammergren were prevented from carrying out his duties and responsibilities due to disability, he would continue to receive his then-current salary for the period of his disability or, if less, a period of twelve months. At the end of that period, Mr. Hammergren would be eligible to receive his benefits under the EBRP, calculated on the basis of his receiving an Approved Retirement, at the rate of 60% of his Average Final Compensation and increased by 1.5% for each year of completed service from April 1, 2004, through the time of his disability (subject to a maximum of 75%), without any reduction for early retirement and subject to the Minimum Lump-Sum Payment under the EBRP.

If Mr. Hammergren’s employment is terminated for Cause, the Company’s obligations under the Hammergren Agreement cease and terminate. Any rights he may have under the Company’s benefit plans will be determined solely in accordance with the express terms of those plans.

If Mr. Hammergren dies during the term of his agreement, the Company will continue to pay his salary to his surviving spouse or designee for a period of six months. The Company also will pay to his spouse or designee his benefits under the EBRP, calculated on the basis of his receiving an Approved Retirement, at the rate of 60% of his Average Final Compensation and increased by 1.5% for each year of completed service from April 1, 2004, until his death (subject to a maximum of 75%), without any reduction for early retirement and subject to the Minimum Lump-Sum Payment under the EBRP.

The Hammergren Agreement provides that, for a period of at least two years following the termination of his employment with the Company, Mr. Hammergren may not solicit or hire employees or solicit competitive business from any person or entity that was a customer of the Company within the two years prior to his termination. In addition, he is forever prohibited from using or disclosing any of the Company’s Confidential Information, as defined in the Hammergren Agreement.

Mr. Paul C. Julian

The Company entered into an Amended and Restated Employment Agreement with Paul C. Julian, effective as of November 1, 2008 (the “Julian Agreement”), superseding his previous November 1, 2006 and April 1, 2004 agreements. The Julian Agreement provides that the Company will continue to employ Mr. Julian as Executive Vice President and Group President, or in such other executive capacities as may be specified by our CEO, until October 31, 2011, with the term automatically extending for one additional year commencing on November 1, 2011, and on each November 1 thereafter. The Julian Agreement provides for an annual base salary of at least $986,000 effective November 1, 2008 and such additional incentive compensation, if any, as may be determined by the

Compensation Committee. Any incentive compensation awarded to Mr. Julian under the MIP shall be calculated using an individual target award of 110% of his base salary. Mr. Julian also shall receive all other benefits generally available to other members of the Company’s management and those benefits for which key executives are or become eligible.

The agreement provides that if the Company terminates Mr. Julian without “Cause,” or he terminates for “Good Reason” (both as defined in the Julian Agreement, and described below under “Definition of Cause” and “Definition of Good Reason”), the Company shall: (A) continue his then monthly base salary, reduced by any compensation he receives from a subsequent employer, for the remainder of the term; (B) consider him for a prorated bonus under the Company’s MIP for the fiscal year in which termination occurs; (C) continue his medical benefits or provide comparable coverage until the expiration of the term; and (D) continue the accrual and vesting of his rights, benefits and existing awards for the remainder of the term of his agreement for purposes of the ESBP and the Company’s equity compensation plans; and (E) calculate his EBRP benefit as if he continued employment until the end of the term. Any of these payments or benefits that are required to be delayed for “specified employees” under Code Section 409A will be delayed following his separation from service. Certain payments delayed as a result of such compliance will accrue interest at the DCAP Rate.

If Mr. Julian’s employment is terminated within six months preceding, or within two years following, a Change in Control (as defined in his agreement and described below under “Definition of Change in Control”), he will receive a lump-sum payment in lieu of the salary and incentive payments described in subsections (A) and (B) above, and he would continue to receive all of the other severance benefits described in the preceding paragraph. This lump-sum payment would be equal to 2.99 multiplied by his “Earnings,” as described below in the “Change in Control Policy” narrative.

If the benefits received by Mr. Julian under his agreement are subject to the excise tax provision set forth in Section 4999 of the Code, the Company will provide him with a Full Gross-Up Payment to cover any excise taxes and interest imposed on “excess parachute payments” as defined in Section 280G of the Code. The Change in Control severance payment, payment of his benefit under the EBRP and his tax gross-up payment may be delayed following his separation from service to comply with Code Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate.

If Mr. Julian were prevented from carrying out his duties and responsibilities due to disability, he would continue to receive his then-current salary for the period of his disability or, if less, twelve months. If Mr. Julian’s employment with the Company is terminated by his death, the Company will continue to pay his salary to his surviving spouse or designee for a period of six months.

If Mr. Julian’s employment is terminated for Cause, the Company’s obligations under his agreement cease and terminate. Any rights he may have under the Company’s benefit plans will be determined solely in accordance with the express terms of those plans.

The Julian Agreement provides that, for a period of at least two years following the termination of his employment with the Company, Mr. Julian may not solicit or hire employees, or solicit competitive business from any person or entity that was a customer of the Company within the three years prior to his termination. In addition, he is forever prohibited from using or disclosing any of the Company’s Confidential Information, as defined in the Julian Agreement.

Executive Severance Policy

The Severance Policy for Executive Employees, as amended and restated on December 29, 2008 (the “Executive Severance Policy”), applies in the event an executive officer is terminated by the Company for reasons other than for “Cause,” as generally described below in “Definition of Cause,” and the termination is not covered by the Company’s CIC Policy. The benefit payable to executive officers under the Executive Severance Policy is equal to 12 months base salary, plus one month’s pay per year of service, up to a maximum of 24 months. Such benefits would be reduced or eliminated by any income the executive officer receives from subsequent employers during the severance payment period. Executive officers who are age 55 or older and have 15 or more years of service with the Company at the time of such involuntary termination are granted “Approved Retirement” for purposes of the EBRP and the ESBP. In addition, vesting of stock options and lapse of restrictions on restricted stock awards will cease as of the date of termination, and no severance benefits will be paid to an executive who is beyond age 62. A terminated executive who is receiving payments under the terms of an employment agreement he or she may have with the Company is not entitled to receive additional payments under the Executive Severance Policy. Continuation of his or her then-applicable base salary benefits under the Executive Severance Policy may be delayed following his or her separation from service to comply with Code Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate. Pursuant to the Executive Severance Policy, the Company will seek stockholder approval for any future severance agreements with senior executive officers that provide specified benefits in an amount exceeding 2.99 times the sum of the executive’s base salary and target bonus.

Change in Control Policy

The Board adopted a Change in Control Policy for Selected Executive Employees, effective January 1, 2009 (the “CIC Policy”). The CIC Policy provides severance payments to certain employees of the Company (including executive officers) whom the Board determines to be eligible in its discretion, upon separation from service, without “Cause” (as defined in the policy) or for “Good Reason” (as defined in the policy), as the result of a “Change in Control” (as defined in the policy and described below in “Definition of Change in Control”) of the Company. The CIC Policy replaces any individual agreements between the Company and its officers with respect to change in control benefits (except with respect to Mr. Hammergren and Mr. Julian, each of whom has a written employment agreement with the Company as described above) and expands eligibility for benefits to a larger employee group. Participants in the CIC Policy are designated by the Compensation Committee to participate in one of three tiers. Tier one participants are entitled to a cash benefit equal to 2.99 times the participant’s “Earnings,” defined by the policy as: (i) annual base salary; and (ii) the greater of (A) the participant’s target bonus under the Company’s MIP or (B) the average of the participant’s MIP award for the latest three years for which the participant was eligible to receive an award (or such lesser period of time during which the participant was eligible to receive an award). CIC Policy participants are eligible for a Full Gross-Up Payment if the change in control benefits paid under the policy are subject to an excise tax under Code Section 4999. In addition, if a tier one participant is covered by the EBRP, his or her straight life annuity benefits under that plan will be calculated by adding three additional years of age and three additional years of service to the participant’s actual age and service. Tier one participants are eligible for three years of continued coverage under the applicable health and life insurance plans. The CIC Policy severance payments may be delayed following a participant’s separation from service to comply with Code Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate.

Definition of a “Change in Control”

For purposes of the Company’s executive employment agreements and CIC Policy, a “Change in Control” is generally defined as the occurrence of any change in ownership of the Company, change in effective control of the Company, or change in the ownership of a substantial portion of the assets of the Company, as defined in Code Section 409A.

For purposes of Mr. Hammergren’s Agreement, a “Change in Control” of the Company is deemed to have occurred if any of the events set forth in any one of the following subparagraphs shall occur: (A) during any period of not more than twelve consecutive months, any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) excluding the Company or any of its affiliates, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, an underwriter temporarily holding securities pursuant to an offering of such securities, or a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; (B) during any period of not more than twelve consecutive months, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A), (C) or (D) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (C) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or (D) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, under the terms of Mr. Hammergren’s Agreement, no Change in Control is deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which, in the judgment of the Compensation Committee, the holders of the Company’s common stock immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately prior to such transaction or series of transactions.

Definition of “Good Reason”

Each of Messrs. Hammergren and Julian have Good Reason to resign if any of the following actions are taken without their express written consent: (A) any material change by the Company in the executive officer’s functions, duties or responsibilities, if that change would cause their position with the Company to become of less dignity, responsibility, or importance; (B) any reduction in the executive officer’s base salary, other than one in conjunction with an across-the-board reduction for all executive employees of the Company; (C) any material failure by the Company to comply with any of the provisions of the executive’s employment agreement; (D) relocation to an office more than 25 miles from the office at which the executive officer was based as of the effective date of the executive’s employment agreement; or (E) in the event of a Change in Control, any change in the level of the officer within the Company to whom the executive officer reports as such level existed immediately prior to the Change in Control.

Under the Hammergren Agreement, the following additional actions constitute Good Reason: (i) termination of his obligation and right to report directly to the Board, but not if he ceases to serve as Chairman, unless such action is taken in conjunction with a Change in Control; (ii) if the Board removes him as Chairman at or after a Change in Control (or prior to a Change in Control if at the request of any third party participating in or causing the Change in Control), unless such removal is required by then applicable law; (iii) a change in the majority of the members of the Board as it was construed immediately prior to the Change in Control; (iv) failure by the Company to obtain the express assumption of his agreement by any successor or assign of the Company; or (v) cancellation of the automatic renewal provision in his agreement. Any incapacity he may develop due to physical or mental illness will not affect his ability to resign for Good Reason.

Definition of “Cause”

“Cause” is expressly defined in each of the executive employment agreements, as described below, and also in the Company’s benefit plans and programs. Generally, under the Company’s plans and programs, “Cause” means the willful misconduct, and in some cases the negligent misconduct, on the part of the executive, which is injurious to the Company. The specific consequences of such behavior are reflected in the agreement or plan documents.

Under the terms of his agreement, the Company will have Cause to terminate Mr. Hammergren if he: (i) willfully engages in misconduct that is demonstrably and materially injurious to the Company and its subsidiaries taken as a whole; (ii) engages in willful and material dishonesty involving the Company’s assets, or those of any of its affiliated companies; or (iii) materially fails to comply with any of the provisions of his agreement. The Company must provide him with formal written notice, give him a fifteen-day opportunity to cure his conduct, and have his termination confirmed by arbitration before it takes effect.

Similarly, Mr. Julian may also be terminated for Cause. Under their respective agreements, “Cause” means: (i) the executive officer’s willful misconduct, habitual neglect or dishonesty with respect to matters involving the Company or its subsidiaries, which is materially and demonstrably injurious to the Company; or (ii) a material breach by the executive officer of one or more terms of his or her agreement. The Company must provide each of them with formal written notice, give him or her a fifteen-day opportunity to cure the conduct giving rise to the termination, and have the termination confirmed by arbitration before it takes effect.

Potential Payments upon Termination or Change in Control

The narrative and tables that follow describe potential payments and benefits to our NEOs or their respective beneficiaries under existing employment agreements, plans or arrangements, whether written or unwritten, for various scenarios including change in control and/or termination of employment. Other than as noted below, the amounts shown generally assume a separation date of March 31, 2010 and a closing price of the Company’s common stock of $65.72 per share, and thus reflect amounts either earned through such time or are estimates of amounts that would be paid out to the NEOs upon their separation from the Company. Unless otherwise noted, all cash benefits are stated as the total present value of the obligation. In circumstances where the Company’s obligation is service-based (i.e., provision for future office and secretarial support), the present discounted value of the obligation is included in the following tables. However, these amounts are estimates only, as the actual obligation can be determined only at the time of the NEO’s actual separation from the Company.

The following tabular presentation has been keyed to six general events upon which an NEO or his or her beneficiary would be entitled to a benefit: (i) death; (ii) disability; (iii) termination for Cause; (iv) voluntary termination; (v) involuntary termination; and (vi) involuntary termination, including termination for Good Reason following a change in control. Due to the nature of benefits delivered, for both death and disability, the narrative and tabular disclosures encompass all benefits that may be conveyed to each NEO. Starting with involuntary termination, to avoid repetition, the narrative and tabular disclosure is stated as the incremental value that may be conveyed to each NEO.

The amounts displayed below in the column entitled “Executive Pension (EBRP)” are different from those presented in the column entitled “Present Value of Accumulated Benefits” in the 2010 Pension Benefits Table above. As required, the values presented below assume the NEO separated from service on March 31, 2010; whereas, the amounts shown above under the column labeled “Present Value of Accumulated Benefits” is the amount of a payment at a future date — the retirement date — discounted to the pension benefit measurement date, March 31, 2010. The payment amount stated above is determined using current service, actual plan compensation through FY 2010 (FY 2010 MIP cash bonus is estimated to be equal to target amount), and a lump-sum interest rate that is consistent with our presentation under the 2010 Pension Benefits Table above. The payment amount stated in the tables below use current service, actual plan compensation through FY 2010 (FY 2010, MIP cash bonus was estimated to be equal to 190% of the target amount), the NEO’s age on March 31, 2010 and the lump-sum conversion rate prescribed in the EBRP for a termination date of March 31, 2010.

As of March 31, 2010, under the terms of his employment agreement, Mr. Hammergren is entitled to an unreduced pension benefit under the EBRP for any termination other than for Cause. For purposes of the tables that follow, in accordance with the terms of the EBRP, Mr. Hammergren’s lump-sum pension benefit has been computed as of March 31, 2010 using a 2.75% interest rate as prescribed by the Pension Benefit Guaranty Corporation for the purpose of determining the present value of a lump-sum distribution. The prescribed interest rate of 4.62% (as of February 2010) was used to determine the lump-sum EBRP benefit for all other NEOs as of March 31, 2010, which is the interest rate applicable to those not yet retirement eligible, but with vested benefits under the EBRP. The determination of these benefits is more fully explained in the narrative following the 2010 Pension Benefits Table above. For Mr. Hammergren, the 2010 Pension Benefits Table above and the hypothetical voluntary termination table below display present values of approximately $70 million and $118 million, respectively. The difference in the amounts displayed can be attributed to a combination of factors. First, moving the interest rate assumptions from the 2.75% lump-sum interest rate and 2.75% discount rate used to calculate a current pension value for the voluntary termination table below, to the 4.0% lump-sum interest rate and 4.24% discount rate used in the Company’s audited FY 2010 financial statements and displayed in the 2010 Pension Benefits Table above, decreases his hypothetical benefit value by approximately $16 million. Second, valuing his pension as a future benefit payable at age 55 and one month that is discounted to a present value, rather than an immediate benefit payable March 31, 2010 at age 51, decreases his hypothetical benefit value by approximately $20 million. Third, adjusting the MIP bonus assumption to 100% required by pension accounting and used in the 2010 Pension Benefits Table above from the 190% used in the voluntary termination table, decreases his hypothetical benefit value by approximately $8 million. Finally, the 2010 Pension Benefits Table above does not factor accrued interest on amounts delayed for six months as a result of compliance with Code Section 409A, which when removed, further decreases his hypothetical benefit value by approximately $4 million. All of these values are estimates affected by subsequent events, such as changes in actuarial assumptions, changes to the applicable Pension Benefit Guaranty Corporation and the 30-year U.S. Treasury (GATT) interest rates, and changes in compensation used to calculate the NEO’s pension benefits.

All of the Company’s executive officers, including the NEOs, participate in the Company’s Executive Survivor Benefits Plan (“ESBP”). The ESBP provides a supplemental cash death benefit, on a tax neutral basis, to the executive’s named beneficiary. Under the terms of the ESBP, each NEO’s beneficiary is entitled to a cash death benefit of 300% of the executive’s annual base salary, up to a maximum of $2,000,000, should he or she die while an active employee. Participants in the ESBP are also entitled to post-employment coverage if they are granted “Approved Retirement.” A participant is eligible for Approved Retirement, and is an “Approved Retiree” under the ESBP: (i) for any termination of employment with the Company after attainment of age 62; (ii) for any involuntary termination of employment after both attainment of age 55 and completion of 15 years of service; (iii) for any other termination of employment prior to (i) or (ii) above, but not earlier than the participant’s attainment of age 55 and completion of five years of service, with the approval of the Compensation Committee; or (iv) as provided in a written employment agreement, or as the Board decides in its discretion. However, the benefit to be conveyed to an Approved Retiree under the ESBP is reduced to 150% of the executive officer’s final base annual salary up to a maximum of $1,000,000. Under the terms of his employment agreement, Mr. Hammergren is entitled to Approved Retirement should he terminate for any reason other than Cause.

In tandem with a new executive death benefits policy, on January 20, 2010 the Board approved an amendment to the Company’s ESBP such that effective immediately no new executive may be designated to participate in the plan. Therefore, participation in the Company’s ESBP was frozen to the current roster of beneficiaries, which includes all current NEOs.

In each of the tables below, a “-0-” indicates no monetary value is associated with the benefit provided, whereas a “— ” indicates that the NEO is not entitled to a benefit at all.

Benefits and Payments upon Death

In the event of death or disability, all employee participants receive acceleration of the vesting of outstanding equity awards under the Company’s stockholder approved equity plans, vesting of a pro-rata portion of their MIP award, and vesting of a pro-rata portion of the LTIP award for any performance period that is at least 50% completed, with payment made when all other payments for that performance period are made to other participants. Under such a scenario, the employee’s beneficiaries have three years to exercise outstanding stock options, or if earlier, until the expiration date.

The table below reflects the benefits payable in the event of death of our NEOs:

	Salary					Cash
	Continuation	Value of	Value of			Death	Executive
	to Spouse or	Option	Stock			Benefit	Pension
	Designee	Acceleration	Acceleration	MIP	LTIP	(ESBP)	(EBRP)
Name	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)

John H. Hammergren	790,000	19,574,048	30,756,960	4,728,150	9,900,000	3,430,000	100,465,492
Jeffrey C. Campbell	—	6,750,555	7,569,695	1,337,000	2,475,000	3,430,000	6,429,727
Paul C. Julian	493,000	10,927,610	14,200,449	2,164,000	5,041,667	3,430,000	15,293,848
Marc E. Owen	—	3,698,790	4,906,852	1,005,000	1,466,667	3,241,350	5,618,454
Laureen E. Seeger	—	4,531,648	4,020,947	828,000	1,466,667	3,164,175	4,160,962

(1)	Amounts for each applicable NEO represent six months of base salary as of March 31, 2010, payable in accordance with the terms of the NEO’s employment agreement.

(2)	Amounts represent the value of unvested stock option and RSU awards as of March 31, 2010 for which the vesting would have been accelerated. Under the terms of our 2005 Stock Plan, upon death, all employee participants receive acceleration of the vesting of outstanding equity awards under the Company’s stockholder approved equity plans. The value entered for stock option awards is the difference between the option exercise price and $65.72, the closing price of the Company’s common stock on March 31, 2010 as reported by the NYSE. In such circumstances, under the terms of the Company’s 2005 Stock Plan and applicable award agreement, beneficiaries have three years to exercise the stock option awards. For more information on the number of unvested equity awards held by NEOs, refer to the 2010 Outstanding Equity Awards Table above.

(3)	For presentation purposes only, the amounts shown represent actual MIP award payments for FY 2010, as reported in the 2010 Summary Compensation Table above. However, in the event of death, each NEO would be entitled to only a pro-rata portion of his or her annual MIP award reflecting an amount earned through the month of his or her death.

(4)	For presentation purposes only, the amounts represent the actual LTIP award payout for FY 2008 — FY 2010, as reported in the 2010 Summary Compensation Table above, as well as a pro-rata portion (66.7%) of the target award for the FY 2009 — FY 2011 LTIP performance period. In the event of death, each NEO would be entitled to only a pro-rata portion of his or her LTIP award reflecting the amount earned through the month of his or her death for any performance period that is at least 50% complete.

(5)	Represents 300% of the NEO’s annual base salary, up to a maximum of $2,000,000, and an estimated tax gross-up to reflect the tax neutral basis of the benefit to be conveyed. Upon management’s recommendation, effective January 20, 2010, the ESBP was frozen with participation restricted to the then-current roster of executive officers, including each of our FY 2010 NEOs.

(6)	The EBRP provides a death benefit for active participants that assume the participant was granted Approved Retirement on the day before death and had elected to receive benefits in the actuarially reduced form of a joint and 100% survivor annuity. The amounts shown represent the present value of a lump-sum pension benefit payable to the surviving spouse or designee assuming the age of the surviving spouse or designee to be the same age as the NEO. Upon management’s recommendation, effective June 1, 2007, the EBRP was frozen with participation restricted to the then-current roster of executive officers, including each of our FY 2010 NEOs.

Benefits and Payments upon Termination Due to Disability

The table below reflects benefits payable to our NEOs upon termination due to their permanent and total disability, which for purposes of this presentation is considered to be a “voluntary termination” under the Executive Severance Policy for Messrs. Campbell and Owen and Ms. Seeger, and the employment agreements for Messrs. Hammergren and Julian. The presentation further assumes that March 31, 2010 was the 12-month anniversary of the first day the NEO was unable to perform services for the Company.

								Cash
				Value of	Value of			Death	Executive
		Office and	Financial	Option	Stock			Benefit	Pension
	Medical	Secretary	Counseling	Acceleration	Acceleration	MIP	LTIP	(ESBP)	(EBRP)
Name	($)(1)	($)(1)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)

John H. Hammergren	934,278	2,689,550	235,139	19,574,048	30,756,960	4,728,150	9,900,000	1,715,000	113,714,284
Jeffrey C. Campbell	—	—	—	6,750,555	7,569,695	1,337,000	2,475,000	—	1,009,950
Paul C. Julian	—	—	—	10,927,610	14,200,449	2,164,000	5,041,667	—	5,382,036
Marc E. Owen	—	—	—	3,698,790	4,906,852	1,005,000	1,466,667	—	1,155,841
Laureen E. Seeger	—	—	—	4,531,648	4,020,947	828,000	1,466,667	—	—

(1)	Pursuant to his employment agreement, Mr. Hammergren will be provided post-employment medical coverage, an office and secretary and financial counseling during his lifetime. To determine the present value of these benefits, the following assumptions were used:

•	Medical: a monthly full family (COBRA) rate together with dental and vision of $1,437, increased by a multiple for higher expected claims due to disability; a future value discount rate of 5.31%; a health care trend of 7.5%, grading down 0.25% per year to an ultimate trend rate of 5.0%; and the RP2000 Disabled Retiree Mortality Table projected with scale AA to 2010.

•	Office and Secretary, Financial Counseling: an annual cost of $177,291 and $15,500 for the office and secretary and financial counseling, respectively; a 5.0% trend rate for cost appreciation and a future value discount rate of 5.77%; a utilization rate of 100% to age 67, decreasing 5.0% per year to age 85 and then 1.0% per year to age 90; and the RP2000 Disabled Retiree Mortality Table projected with scale AA to 2010.

(2)	Amounts represent the value of unvested stock option and RSU awards as of March 31, 2010 for which the vesting was accelerated. The value entered for stock option awards is the difference between the option exercise price and $65.72, the closing price of the Company’s common stock on March 31, 2010 as reported by the NYSE. In such circumstances, under the terms of the Company’s 2005 Stock Plan and applicable award agreement, the executive (or his or her beneficiary) has three years to exercise the stock option awards. For more information on the amount of unvested securities held by NEOs, refer to the 2010 Outstanding Equity Awards Table above.

(3)	For presentation purposes only, the amounts shown represent actual MIP award payments for FY 2010, as reported in the 2010 Summary Compensation Table above. However, in the event of disability, each NEO would be entitled to only a pro-rata portion of his or her annual MIP award reflecting an amount earned through the month of his or her separation due to disability.

(4)	For presentation purposes only, the amounts represent the actual LTIP award payout for FY 2008 — FY 2010, as reported in the 2010 Summary Compensation Table above, as well as a pro-rata portion (66.7%) of the target award for the FY 2009 — FY 2011 LTIP performance period. In the event of disability, each NEO would be entitled to only a pro-rata portion of his or her LTIP award reflecting the amount earned through the month of his or her separation due to disability for any performance period that is at least 50% complete.

(5)	As an Approved Retiree, Mr. Hammergren is eligible for a post-employment benefit under the ESBP of $1,000,000 on a tax neutral basis. Upon management’s recommendation, effective January 20, 2010, the ESBP was frozen with participation restricted to the then-current roster of executive officers, including each of our FY 2010 NEOs.

(6)	In accordance with his employment agreement, Mr. Hammergren is an Approved Retiree under the EBRP. Messrs. Campbell, Julian and Owen have a vested EBRP benefit, and therefore are entitled to a vested pension upon termination. Upon management’s recommendation, effective June 1, 2007, the EBRP was frozen with participation restricted to the then-current roster of executive officers, including each of our FY 2010 NEOs.

Termination for Cause

If an NEO is terminated for Cause, as it is described above under “Definition of Cause” and as defined in the Company’s contracts, plans and policies, all obligations or commitments to the employee are void. Under such circumstances, all outstanding equity grants, including vested stock option awards, are cancelled. Any benefits under the MIP and LTIP are voided. Any benefits under the EBRP, a plan for executive officers only, are voided. However, payments required by employment law such as accrued but unpaid salary and paid time off will be made.

Benefits and Payments upon Voluntary Termination

If an NEO terminates voluntarily (or for Messrs. Hammergren and Julian, for other than for Good Reason), all unvested equity is cancelled and participation in MIP and any LTIP performance periods will be cancelled and/or prorated depending on the employee’s age plus service. Employees whose age plus service exceeds 65 (“65 points”) at time of termination, are entitled to a pro-rata MIP award and a pro-rata LTIP award for any performance period that is at least 50% completed at the time of termination. Furthermore, award agreements for the 2005 Stock Plan provide that an employee with 65 points will have three years to exercise vested stock option awards or the term of the option, whichever is sooner, rather then the typical 90 days. For our NEOs, only Mr. Julian had 65 points on March 31, 2010; however, pursuant to his employment agreement, Mr. Hammergren is deemed to have 65 points for the purposes of the 2005 Stock Plan and the DCAP Plans, but not the LTIP.

As in the case of termination due to disability, and as more fully described under the heading “Executive Employment Agreements” and the narrative accompanying the 2010 Pension Benefits Table, in the event of a voluntary termination Mr. Hammergren is entitled to Approved Retirement benefits under the EBRP. Specifically, he is entitled to a lump-sum payment based on the conversion of an immediate unreduced pension reflecting his age, years of service and compensation history. Approved Retiree status also extends the ESBP coverage into retirement at a level of 150% of final salary, up to a maximum of $1,000,000, on a tax neutral basis. Finally, under the terms of his employment agreement, for the remainder of his lifetime Mr. Hammergren is entitled to continued medical plan coverage, an office and secretary and financial counseling.

The table below reflects the benefits and payments due in the event of a voluntary termination by our NEOs effective as of March 31, 2010:

						Cash Death	Executive
		Office and	Financial			Benefit	Pension
	Medical	Secretary	Counseling	MIP	LTIP	(ESBP)	(EBRP)
Name	($)(1)	($)(1)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)

John H. Hammergren	555,857	3,713,355	326,221	—	—	1,715,000	118,262,855
Jeffrey C. Campbell	—	—	—	—	—	—	1,009,950
Paul C. Julian	—	—	—	2,164,000	5,041,667	—	5,382,036
Marc E. Owen	—	—	—	—	—	—	1,155,841
Laureen E. Seeger	—	—	—	—	—	—	—

(1)	Pursuant to his employment agreement, Mr. Hammergren will be provided post-employment medical coverage, an office and secretary and financial counseling during his lifetime. To determine the present value of these benefits, the following assumptions were used:

•	Medical: a monthly full family (COBRA) rate together with dental and vision of $1,437; a future value discount rate of 5.31%; a health care trend of 7.5%, grading down 0.25% per year to an ultimate trend rate of 5.0%; and the RP2000 Healthy Retiree Mortality Table projected with scale AA to 2017.

•	Office and Secretary, Financial Counseling: an annual cost of $177,291 and $15,500 for the office and secretary and financial counseling, respectively; a 5.0% trend rate for cost appreciation and a future value discount rate of 5.77%; a utilization rate of 100% to age 67, decreasing 5.0% per year to age 85 and then 1.0% per year to age 90; and the RP2000 Healthy Retiree Mortality Table projected with scale AA to 2017.

(2)	Mr. Julian, by reason of his age plus service, had 65 points as of March 31, 2010 such that he would be considered a “Retiree” under the MIP program and thus entitled to a payout of this award. For presentation purposes only, the amount shown represents actual MIP award payments for FY 2010, as reported in the 2010 Summary Compensation Table above.

(3)	Mr. Julian, by reason of his age plus service, had 65 points as of March 31, 2010 such that he would be considered a “Retiree” under the LTIP program and thus entitled to a pro-rata payout of this award. For presentation purposes only, the amounts represent the actual LTIP award payout for FY 2008 — FY 2010, as reported in the 2010 Summary Compensation Table above, as well as a pro-rata portion (66.7%) of the target award for the FY 2009 — FY 2011 LTIP performance period.

(4)	As an Approved Retiree, Mr. Hammergren is eligible for a post-employment benefit under the ESBP of $1,000,000 on a tax neutral basis. Upon management’s recommendation, effective January 20, 2010, the ESBP was frozen with participation restricted to the then-current roster of executive officers, including each of our FY 2010 NEOs.

(5)	In accordance with his employment agreement, Mr. Hammergren qualifies for Approved Retirement benefits under the EBRP, and as a result of Code Section 409A, the amount displayed for Mr. Hammergren includes interest accrued at the DCAP Rate for a period of six months. Messrs. Campbell, Julian and Owen have a vested EBRP benefit, and therefore are entitled to a vested pension upon termination. Upon management’s recommendation, effective June 1, 2007, the EBRP was frozen with participation restricted to the then-current roster of executive officers, including each of our FY 2010 NEOs.

Incremental Benefits and Payments upon Involuntary Termination or Voluntary Termination for Good Reason

Under the terms of their respective employment agreements, which are described above under “Executive Employment Agreements,” Messrs. Hammergren and Julian are entitled to severance benefits upon termination without Cause, or if he terminates for Good Reason, each, as described above. Specifically, upon such termination, Mr. Hammergren’s agreement provides for accelerated vesting of all outstanding equity grants, and he continues to be considered an active employee for the purposes of the EBRP, the ESBP and outstanding LTIP performance periods for the “Severance Period” (as defined in his employment agreement). Mr. Julian’s agreement provides for continued vesting of all outstanding equity grants for the remainder of the term of his agreement. Severance benefits for all other executive officers, including the other NEOs, are provided under the Company’s Executive Severance Policy and CIC Policy.

The Executive Severance Policy covers employees nominated by management and approved by the Compensation Committee. At this time, the Executive Severance Policy applies to the five executive officers without individual employment agreements. The CIC Policy covers employees nominated by management and approved by the Compensation Committee at its discretion. Provisions of the Executive Severance Policy and CIC Policy are described above in the section entitled “Executive Employment Agreements.”

The 2005 Stock Plan and applicable award agreements also provide that upon termination in conjunction with a change in control, the vesting date of all outstanding unvested equity awards will be accelerated. Moreover, the LTIP and applicable terms and conditions provide that upon termination in conjunction with a change in control, an immediate payment will be made reflecting outstanding target awards and performance, versus performance measures, through the last completed fiscal year.

In addition to those amounts displayed above under voluntary termination, the table below reflects the incremental compensation and benefits for each NEO had the individual been involuntarily terminated, not for Cause, and for Messrs. Hammergren and Julian, had they voluntarily terminated for Good Reason, on March 31, 2010:

														Cash
	Salary			Office				Value of	Value of					Death		Executive
	Continuation/			and		Financial		Option	Stock					Benefit		Pension
	Severance	Medical		Secretary		Counseling		Acceleration	Acceleration	MIP		LTIP		(ESBP)		(EBRP)
Name	($)(1)	($)(2)		($)		($)		($)(3)	($)(3)	($)(4)		($)(5)		($)		($)(6)

John H. Hammergren	4,758,960	-0	-	-0	-	-0	-	19,574,048	30,756,960	11,838,150		10,800,000		-0	-	9,840,560
Jeffrey C. Campbell	1,206,576	—		—		—		—	—	—		—		—		-0	-
Paul C. Julian	2,558,999	44,565		—		—		10,927,610	14,200,449	-0	-	-0	-	—		14,154,335
Marc E. Owen	1,057,560	—		—		—		—	—	—		—		—		-0	-
Laureen E. Seeger	1,136,537	—		—		—		—	—	—		—		—		—

(1)	Represents: (i) for Messrs. Hammergren and Julian, salary continuation pursuant to their respective employment agreements; (ii) for Messrs. Campbell and Owen and Ms. Seeger, amounts payable as severance under the Executive Severance Policy; and (iii) for all NEOs, as a result of Code Section 409A, the amounts displayed include interest accrued at the DCAP Rate for a period of six months.

(2)	For Mr. Julian, pursuant to his employment agreement, amount shown represent the monthly full family (COBRA) rate for post-employment medical coverage for thirty months, which aligns to the remaining term of his respective employment agreement.

(3)	Pursuant to Mr. Hammergren’s employment agreement, amounts shown represent the value of unvested stock option and RSU awards as of March 31, 2010 for which the vesting date would be accelerated. Under the terms of the Company’s 2005 Stock Plan and applicable award agreement, Mr. Hammergren would have three years to exercise his vested stock option awards. Pursuant to Mr. Julian’s employment agreement, he is entitled to continue vesting of his stock option and RSU awards during the remaining term of his respective employment agreement, and amounts shown represent those grants that will vest during this period. The value entered for stock option awards is the difference between the option exercise price and $65.72, the closing price of the Company’s common stock on March 31, 2010 as reported by the NYSE. For more information on the amount of unvested securities held by NEOs, refer to the 2010 Outstanding Equity Awards Table above.

(4)	For Mr. Hammergren, per his employment agreement, the amount shown represents the FY 2010 MIP as paid, plus three years of his FY 2010 MIP paid at target. For Mr. Julian, in accordance with his employment agreement, the amount shown represents the FY 2010 MIP as paid.

(5)	Under his employment agreement, Mr. Hammergren is eligible for continued participation in the LTIP. For presentation purposes only, the amount shown for Mr. Hammergren represents the actual LTIP award payout for FY 2008 — FY 2010, as reported in the 2010 Summary Compensation Table above, as well as a pro-rata portion (66.7%) of the target award for the FY 2009 — FY 2011 LTIP performance period and (33.3%) of the target award for the FY 2010 — FY 2012 LTIP performance period.

(6)	In accordance with his employment agreement, Mr. Hammergren qualifies for Approved Retirement benefits under the EBRP, and as a result of Code Section 409A, the amount displayed for Mr. Hammergren includes interest accrued at the DCAP Rate for a period of six months. Messrs. Campbell, Julian and Owen have a vested EBRP benefit, and therefore are entitled to a vested pension upon termination. For Messrs. Hammergren and Julian, amounts are included for their additional service for the remaining terms of their respective employment agreements. Upon management’s recommendation, effective June 1, 2007, the EBRP was frozen with participation restricted to the then-current roster of executive officers, including each of our FY 2010 NEOs.

Incremental Benefits and Payments upon Involuntary Termination in Conjunction with a Change in Control

In addition to those amounts displayed above under voluntary and involuntary termination, the table below reflects the incremental compensation and benefits had the Company’s NEOs been involuntarily terminated in conjunction with a Change in Control, as described above:

																Cash
									Value of		Value of					Death		Executive
					Office and		Financial		Option		Stock					Benefit		Pension
	Gross-up	Severance	Medical		Secretary		Counseling		Acceleration		Acceleration		MIP		LTIP	(ESBP)		(EBRP)
Name	($)(1)	($)(1)	($)(2)		($)		($)		($)(3)		($)(3)		($)(1)(4)		($)(5)	($)		($)(6)

John H. Hammergren	55,808,516	92,862,124	-0	-	-0	-	-0	-	-0	-	-0	-	(7,110,000)		2,700,000	-0	-	(2,121,025)
Jeffrey C. Campbell	—	5,347,424	51,753		—		—		6,750,555		7,569,695		1,337,000		3,375,000	—		1,098,260
Paul C. Julian	—	6,996,802	7,188		—		—		-0	-	-0	-	-0	-	1,833,333	—		4,013,729
Marc E. Owen	4,114,556	3,990,358	51,753		—		—		3,698,790		4,906,852		1,005,000		2,000,000	—		1,017,774
Laureen E. Seeger	4,838,342	2,897,651	51,753		—		—		4,531,648		4,020,947		828,000		2,000,000	—		1,792,251

(1)	Pursuant to his employment agreement, Mr. Hammergren is entitled to a severance benefit in lieu of salary and MIP continuation, and the amount shown represents the added incremental amount that he would receive in salary continuation. For the other NEOs, amounts shown represent 2.99 times base salary and the greater of their target MIP, and the average actual MIP payments over the last three fiscal years pursuant to the CIC Policy and/or their respective employment agreements. For purposes of this display, these amounts assume the NEO would be designated as a “Tier 1” participant in the Company’s CIC Policy. These amounts are incremental to the amounts received under the Executive Severance Policy, or pursuant to employment agreements in the event of an involuntary termination, not for Cause, or voluntary termination for Good Reason. Amounts to be distributed as severance are subject to a gross-up for tax purposes. As a result of Code Section 409A, the amounts displayed include interest accrued at the DCAP Rate for a period of six months.

(2)	Amounts shown for Messrs. Campbell and Owen and Ms. Seeger represent the monthly full family (COBRA) rate for post-employment medical coverage under the Company’s medical plan for three years pursuant to that plan, and for Mr. Julian, incremental amount in addition to those reflected above in the event of an involuntary termination, not for Cause, or voluntary termination for Good Reason.

(3)	Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger are entitled to accelerated vesting of outstanding stock option, restricted stock and RSU awards pursuant to the 2005 Stock Plan and their applicable award agreements. The value entered for stock option awards is the difference between the option exercise price and $65.72, the closing price of the Company’s common stock on March 31, 2010 as reported by the NYSE.

(4)	For Mr. Hammergren, the amount shown represents a reduction from the amount that would be payable in the event of an involuntary termination, not for Cause, or voluntary termination for Good Reason, because the amount shown in this table under “Severance,” as described in footnote (1), is in lieu of a MIP payment as well as salary. Messrs. Campbell and Owen and Ms. Seeger are eligible for MIP payments at target. For presentation purposes only, the amounts shown for Messrs. Campbell and Owen and Ms. Seeger represent actual MIP award payments for FY 2010, as reported in the 2010 Summary Compensation Table above.

(5)	In the event of a change in control the LTIP provides for an immediate payment reflecting outstanding target awards and performance, versus performance measures, through the last completed fiscal year. For Mr. Hammergren, this represents the increase over his pro-rata LTIP payment shown in the event of an involuntary termination, not for Cause, or voluntary termination for Good Reason, and for the other NEOs, amounts represent the LTIP payment at target.

(6)	Under the EBRP, in the event of a change in control, the NEOs are credited with an additional three years of service and the amounts are to be disbursed immediately in a lump-sum payment. As a result of Code Section 409A, the amounts displayed include interest accrued at the DCAP Rate for a period of six months. Upon management’s recommendation, effective June 1, 2007, the EBRP was frozen with participation restricted to the then-current roster of executive officers, including each of our FY 2010 NEOs.

Item 5.	Stockholder Proposal on Significant Executive Stock Retention for Two Years Beyond Retirement

The following stockholder proposal has been submitted to the Company for action at the meeting by the Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, New York 10017, which owns 453 shares of the Company’s common stock:

Resolved, that stockholders of McKesson Corporation (“McKesson”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until two years following the termination of their employment (through retirement or otherwise), and to report to stockholders regarding the policy before McKesson’s 2011 annual meeting of stockholders. The stockholders recommend that the Committee not adopt a percentage lower than 75% of net after-tax shares. The policy shall apply to future equity compensation and should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.

SUPPORTING STATEMENT

Equity-based compensation is an important component of senior executive compensation at McKesson. According to McKesson’s 2009 proxy statement, calculated as a percentage of total reported compensation, stock and option awards for the fiscal year ended March 31, 2009 accounted for between 41 and 54% of compensation for Named Executive Officers.

McKesson claims long-term compensation is an incentive tool used to align the financial interests of executives and other key contributors to sustained stockholder value creation. In the last four years, however, McKesson’s CEO John Hammergren has realized more than $88 million in reported value through the exercise of 2,525,000 options and vesting of 351,456 shares. Yet the 2009 proxy statement disclosed that, as of May 29, 2009, Mr. Hammergren only held 491,141 shares outright, comprised of 487,180 shares held by immediate family members and/or in trusts and 3,961 held under the Profit-Sharing Investment Plan. Thus, we believe that the alignment benefits touted by McKesson are not being fully realized.

Requiring senior executives to hold a significant portion of shares obtained through compensation plans after the termination of employment would focus them on McKesson’s long-term success and would better align their interests with those of McKesson’s stockholders. In the context of the current financial crisis, we believe it is imperative that companies reshape their compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation. A 2009 report by the Conference Board Task Force on Executive Compensation stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.” (http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf)

McKesson has a minimum stock ownership guideline requiring executives to own a specified number of shares of McKesson stock as a multiple of base salary and target Management Incentive Plan. The executives covered by the policy have five years in which to comply. We believe this policy does not go far enough to ensure that equity compensation builds executive ownership. We also view a retention requirement approach as superior to a stock ownership guideline because a guideline loses effectiveness once it has been satisfied.

We urge stockholders to vote for this proposal.

Your Board recommends a vote “AGAINST” this proposal for the following reasons:

Our Board of Directors opposes this proposal because it believes that our executive compensation program and our substantial holding requirement under our Stock Ownership Policy strike an appropriate balance to motivate our executives to deliver long-term results, while at the same time discouraging unreasonable risk-taking. By creating and maintaining this balance, we ensure that our executives have a significant investment in the future of our Company, while also allowing them to prudently manage their financial affairs through the ability, in common with other investors, to diversify their holdings over an extended period, and through the ability, in common with executives at other corporations, to realize substantial value from the equity component of their compensation before leaving the Company. The Board of Directors believes that the addition of a policy that would require executives to hold seventy-five percent (75%) or more of their equity awards for two years beyond retirement would upset this balance in a manner that would undermine the effectiveness and competitiveness of our executive compensation program.

We believe that our current equity compensation plans, which require significant vesting periods for equity awards, coupled with our strong Stock Ownership Policy, provide a balanced approach to aligning the long-term interests of senior executive officers with those of our stockholders. We regularly review the strength of our Stock Ownership Policy in comparison to the guidelines utilized by our peers and practices endorsed by corporate governance experts. Our last such review was in January 2010, at which time the Board of Directors, upon recommendation of the Compensation Committee, clarified and strengthened our Stock Ownership Policy in conjunction with the approval of a number of other important adjustments to the Company’s corporate governance and executive compensation programs to more closely align executive incentives and stockholder expectations. For more detail regarding these adjustments, see the Compensation Discussion and Analysis under “Overview of 2010 Compensation Programs for Named Executive Officers.”

Our new Stock Ownership Policy now requires the CEO to hold equity valued at ten times his base salary, and each of our other executive officers must achieve equity ownership equal in value to six times his or her base salary. Significantly, stock option awards, whether vested or unvested, do not count towards satisfying our stock ownership guidelines. We strengthened our Stock Ownership Policy further by adding a new enforcement feature, which allows the Company to impose a sale restriction on the underlying shares of common stock delivered when equity awards vest in the event an executive fails to meet his or her ownership requirement. (Please note that the proponent’s Supporting Statement fails to take into account these various adjustments to the Company’s corporate governance and executive compensation programs, which were reported in a Form 8-K filed with the SEC on January 25, 2010.) Our Stock Ownership Policy applies throughout an executive officer’s tenure with the Company, and compliance is reviewed each year as part of an executive officer’s total compensation review. Contrary to the proponent’s assertion with regard to our CEO, we believe that his ongoing threshold equity holding requirement, which currently amounts to nearly $17,000,000, provides him with an ongoing substantial motivation to continue to drive sustained stockholder value creation. Additionally, as shown in the table in the Compensation Discussion and Analysis under “Information on Other Compensation-Related Topics — Stock Ownership Policy,” our CEO currently holds equity in the Company valued at nearly $92,000,000, which far exceeds his threshold holding requirement.

We also believe that a policy requiring executives to hold seventy-five percent (75%) or more of equity awards for two years beyond retirement would diminish our ability to attract and retain the talented executives that are critical to our long-term success. Under the executive compensation programs currently offered by many of our peers, senior executives are able to realize value from their equity awards during the course of their employment after they have earned them over a substantial vesting period and/or the attainment of long-term performance goals. If our Compensation Committee were to adopt a policy requiring executives to hold significant portions of their equity awards for two years beyond retirement, our senior executive officers and prospective executive candidates would no longer be able to realize substantial value from their equity awards during the course of their employment. This could, in turn, make it necessary to adjust our compensation program to provide additional performance-based cash compensation through our Management Incentive Plan and our Long-term Incentive Plan in order to mitigate the detrimental effects of the policy. In addition, requiring senior executive officers to retain a 75% or greater stock ownership threshold beyond retirement, as suggested in the proposal, could result in motivating senior executives to leave the Company early in order to realize the value that they helped to create. Impairing our ability to offer competitive compensation packages and implementing a structure that could ultimately serve to reduce incentives for our executives to stay with the Company run counter to our objective of aligning executive compensation with the long-term interests of stockholders.

Finally, it should be noted that the proponent submitted essentially the same proposal at the Company’s 2009 Annual Meeting of Stockholders, and it was rejected by stockholders. Approximately 70% of the shares present, in person or by proxy and entitled to vote on the proposal, were voted against the proposal.

YOUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

Item 6.	Stockholder Proposal on Preparing a Pay Differential Report

The following stockholder proposal has been submitted to the Company for action at the meeting by The Sisters of St. Francis of Philadelphia, 609 South Convent Road, Aston, Pennsylvania 19014-1207, which owns at least $2,000 worth of the Company’s common stock:

WHEREAS shareholders, the government, citizens and investors are increasingly concerned about seemingly out of control growth in compensation packages for top executives at certain U.S. corporations. Oftentimes these packages reveal a greatly increased pay gap between highest and lowest paid employees.

However “extravagant executive pay” may be, Business Week (09.01.08) indicates that it seems to be the norm. It stated: “Chief Executive officers at companies in the Standard & Poor’s 500-stock index earned more than $4,000 an hour each last year.” It noted that the approximate time that an S&P 500 CEO worked 3 hours in 2007 “to earn what a minimum-wage worked earned for a full year.”

Compounding this disparity, many employers have shifted a greater share of the overall health costs onto employees and their families. This makes lower-wage employees bear the burden of increased premiums, higher deductibles and out-of-pocket expenses. A McKinsey Global Institute study (April, 2009) showed that increased health benefit costs have negatively impacted lower wage employees more than higher income employees.

As shareholders concerned about all our employees, we note that executive severance packages, including continuing health care benefits, are benefits usually not available to other laid off employees.

As part of its overall compensation package, companies like Kraft have asked executives with the highest salaries to pay health care premiums up to four times that of the lowest paid workers for the same insurance.

Recently, in light of concerns about possible excessive profiteering in their industry, various health care companies have been asked to produce compensation information by House Energy and Commerce Chair Henry Waxman.

Consequently, as shareowners, we seek the following information to better understand our company’s total compensation benefits (including health benefits), for executives and average employees.

RESOLVED: shareholders request the Board’s Compensation Committee initiate a review of our company’s executive compensation policies and make available, upon request, a report of that review by October 1, 2010 (omitting confidential information and processed at a reasonable cost). We request that the Committee consider including in the report:

1.	A comparison of the total compensation package of our company’s top executives and our lowest paid employees (including health care benefits and costs), in the United States in July 2000, July 2004 and July 2009;

2.	An analysis of any changes in the relative size of the gap between the two groups and an analysis and rationale justifying any such trend;

3.	An evaluation of whether our top executive compensation packages (including, options, benefits, perks, loans, health care, and retirement agreements) would be considered “excessive” and should be modified to be kept within reasonable boundaries; and

4.	An explanation of whether any such comparison of compensation packages (including health care benefits) of our highest and lowest paid workers, invites changes in executive compensation, including health care benefits for departing executives, to more reasonable and justifiable levels, and whether the Board should monitor the results of this comparison in the future — with greater equity as the goal.

Your Board recommends a vote “AGAINST” this proposal for the following reasons:

Our Board of Directors opposes this proposal because it believes that the requested report comparing the compensation of our top executives with the compensation of the lowest paid employees would not provide stockholders with any meaningful additional information for the purpose of assessing the Company’s compensation policies and practices, including the policies and practices applicable to our executive officers. The Compensation Discussion and Analysis and related executive compensation disclosures in this proxy statement provide detailed information about the Company’s compensation philosophy and objectives, as well as the analysis and rationale of the Compensation Committee in setting compensation for our highest paid executive officers. By contrast, a simple comparison of the compensation for the top executives to compensation for other employees in the Company, as requested by the proponent, would fail to recognize the fundamental differences in the nature of and approaches for setting the compensation of executive officers as compared to other employees, as well as the many factors that are considered in making fair and responsible compensation decisions for all employees throughout the Company.

We highly value the contributions of all of our employees, and we strive to compensate our employees fairly and in a manner that maximizes stockholder value. The Company employs approximately 32,500 individuals working in two diverse operating segments, McKesson Distribution Solutions and McKesson Technology Solutions. Our operations within each of these business segments reach across a number of competitive markets and geographic locations, and we continually face significant competition in attracting and retaining employees. In determining the appropriate level of employee compensation throughout the Company, we consider a wide variety of factors, including, among other things, competitive conditions, experience levels, particular areas of expertise, responsibilities associated with particular positions and individual performance. Our human resources function closely monitors competitive pay practices across our operating segments and in specific geographic markets to determine if employee compensation practices are in line with the competitive environment for the top talent that we need to attract and retain at all levels of responsibility within the organization. The Company also provides a broad array of benefits to all of its employees, including health care benefits, in a manner that is comparable to benefits offered by other employers in our industry and in the geographic locations in which we operate. Respecting the proponent’s concern about health care benefits, we are pleased to report that nearly all of our employees are eligible for heath care benefits, and our contribution rates for health care coverage increase with pay such that the premiums paid by our executive officers are higher than those paid by a majority of our employees for the same benefits.

The Compensation Committee of our Board, which is composed entirely of independent directors, has responsibility for overseeing all forms of compensation for our executive officers. The compensation for our executive officers reflects the philosophy that the amount of compensation paid to each executive officer is designed to reflect the executive officer’s experience, individual performance and the performance of the Company overall, with the level of at-risk, performance-based compensation, and long-term cash and equity-based compensation increasing as an executive officer’s responsibility and ability to impact the Company’s performance increase. Further, in determining the compensation of the Company’s executive officers, the Compensation Committee considers competitive pay trends for similar executive positions at comparable companies, as well as the advice of an independent compensation consultant and independent legal counsel. The Compensation Committee believes that this process for setting executive compensation results in appropriate levels of compensation that are tied to individual and Company performance, and that remain in line with market standards.

Given the diversity and breadth of our operations and the differing approaches for determining executive officer and employee compensation as described above, our Board of Directors does not believe that the report requested in this proposal would provide any useful means for explaining differences in, or assessing the appropriateness of, compensation across the Company; nor would it be an appropriate use of Company resources. Accordingly, the Board of Directors recommends a vote against this proposal.

YOUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

Certain Relationships and Related Transactions

The Company and its subsidiaries may have transactions in the ordinary course of business with unaffiliated companies of which certain of the Company’s directors are directors and/or executive officers. The Company does not consider the amounts involved in such transactions to be material in relation to its businesses, the businesses of such other companies or the interests of the directors involved. In addition, the Company believes that such transactions are on the same terms generally offered by such other companies to other entities in comparable transactions. The Company anticipates that similar transactions may occur in FY 2011.

The brother-in-law of Mr. Hammergren is employed in the Company’s Distribution Solutions segment and received approximately $144,624 in salary and bonus during FY 2010. Such compensation was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. The Company believes that any such relationships and transactions described herein were on terms that were reasonable and in the best interests of the Company.

ADDITIONAL CORPORATE GOVERNANCE MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires certain persons, including the Company’s directors and executive officers, to file reports of ownership and changes in ownership with the SEC. Based on the Company’s review of the reporting forms received by it, the Company believes that all such filing requirements were satisfied for FY 2010.

Solicitation of Proxies

The Company is paying the cost of preparing, printing and mailing these proxy materials. We will reimburse brokerage firms, banks and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. The Company has retained Broadridge Financial Solutions, Inc., to assist in distributing these proxy materials. We have also engaged Georgeson Shareholder Communications Inc. (“Georgeson”), a proxy solicitation firm, to assist in the solicitation of proxies. We expect Georgeson’s fee to be approximately $15,000 plus out-of-pocket expenses. The officers and employees of the Company may also participate in the solicitation without additional compensation.

Other Matters

In addition to voting choices specifically marked, and unless otherwise indicated by the stockholder, the proxy card confers discretionary authority on the named proxy holders to vote on any matter that properly comes before the Annual Meeting, which is not described in these proxy materials. At the time this proxy statement went to press, the Company knew of no other matters that might be presented for stockholder action at the Annual Meeting.

Compliance with Corporate Governance Listing Standards

The Company submitted an unqualified certification to the NYSE in calendar year 2009 regarding the Company’s compliance with the NYSE corporate governance listing standards.

Stockholder Proposals for the 2011 Annual Meeting

To be eligible for inclusion in the Company’s 2011 proxy statement pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be sent to the Secretary of the Company at the principal executive offices of the Company, One Post Street, 35th Floor, San Francisco, California 94104, and must be received no later than February 21, 2011. The Company’s Advance Notice By-Law provisions require that stockholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted in accordance with the requirements of the By-Laws, no later than April 29, 2011 and no earlier than March 30, 2011.

A copy of the full text of the Company’s Advance Notice By-Law provisions referred to above may be obtained by writing to the Secretary of the Company.

By Order of the Board of Directors

Willie C. Bogan
Associate General Counsel and Secretary

June 21, 2010

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, on file with the Securities and Exchange Commission, excluding certain exhibits, may be obtained without charge by writing to Investor Relations, Box K, McKesson Corporation, One Post Street, San Francisco, California 94104.

Appendix A

Supplemental Information
GAAP to Non-GAAP Reconciliation

A reconciliation between our net income per diluted common share as reported under U.S. generally accepted accounting principles (“GAAP”) and our net income per diluted common share, excluding adjustments for the litigation charge (credit), net is as follows:

	Years Ended March 31,
(In millions, except per share data)	2010	2009	2008	2007	2006

Net income, as reported	$1,263	$823	$990	$913	$751
Exclude:
Litigation charge (credit), net	(20)	493	(5)	(6)	45
Income tax expense (benefit), net	8	(182)	2	2	(15)
Income tax reserve reversal	—	—	—	(83)	—

Litigation charge (credit), net of tax	(12)	311	(3)	(87)	30

Net income, excluding litigation charge (credit), net	$1,251	$1,134	$987	$826	$781

Diluted earnings per common share, excluding litigation charge (credit), net*	$4.58	$4.07	$3.31	$2.71	$2.48
Shares on which diluted earnings per common share, excluding the litigation charge (credit), net were based	273	279	298	305	316

*	For FY 2006, interest expense, net of related income taxes, of $1 million has been added to net income, excluding the litigation charges, for purpose of calculating diluted earnings per common share. This calculation also includes the impact of dilutive securities (stock options, convertible junior subordinated debentures and restricted stock).

These pro forma amounts are non-GAAP financial measures. We use these measures internally when assessing the performance of the organization, our operating segments and our senior management team, and consider these results to be useful to investors as they provide relevant benchmarks of core operating performance.

A-1

Appendix B
MCKESSON CORPORATION
2005 STOCK PLAN
As Amended and Restated Effective ~~April 20,~~ July 28, 2010

i.

1. PURPOSE
          This McKesson Corporation 2005 Stock Plan is intended to provide Employees and Directors the opportunity to receive equity-based, long-term incentives so that the Corporation may effectively attract and retain the best available personnel, promote the success of the Corporation by motivating Employees and Directors to superior performance, and align Employee and Director interests with those of the Corporation’s stockholders.
2. EFFECTIVE DATE
          This Plan was initially adopted by the Board on May 25, 2005, subject to stockholder approval, which was granted on July 27, 2005. On October 27, 2006, the Compensation Committee retroactively amended and restated the Plan to comply with proposed regulations issued under Code section 409A. On May 23, 2007, the Plan was amended by the Board to increase the share reserve by 15,000,000 Shares, with such amendment subject to stockholder approval, which was granted on July 25, 2007. On July 23, 2008, the Board approved an amendment and restatement of the Plan to modify the timing of the distribution of Shares underlying grants of Restricted Stock Unit Awards to Outside Directors, and effective retroactively, to comply with final regulations issued under Code section 409A. On May 26, 2009, the Compensation Committee approved an amendment of the Plan regarding the circumstances under which a merger or consolidation involving the Corporation would constitute a Change in Control. On May 27, 2009, the Board amended and restated the Plan to increase the share reserve by 14,500,000 Shares, with such amendment and restatement subject to stockholder approval, which was granted on July 22, 2009. On April 20, 2010, the Compensation Committee amended and restated the Plan to incorporate by reference the Company’s Compensation Recoupment Policy, which was first adopted on January 20, 2010, as amended from time to time. On April 21, 2010, the Board amended and restated the Plan to add performance criteria to which performance-based grants may be subject, subject to stockholder approval, which was granted and the amended and restated Plan became effective on July 28, 2010.
3. ADMINISTRATION
     (a) Administration with respect to Outside Directors
          With respect to Awards to Outside Directors, the Plan shall be administered by (A) the Board or (B) the Governance Committee; provided that such committee consists solely of Directors who qualify as “non-employee directors” for purposes of Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, all Awards made to members of the Governance Committee shall be approved by the Board.
     (b) Administration with respect to Employees
          With respect to Awards to Employees, the Plan shall be administered by (A) the Board, (B) the Compensation Committee; provided that such committee consists solely of Directors who qualify as “outside directors” for purposes of Code section 162(m) and “non-employee directors” for purposes of Rule 16b-3 promulgated under the Exchange Act, or (C) in limited situations, by an officer or officers of Corporation pursuant to Section 3(c) below.
     (c) Delegation of Authority to an Officer of the Corporation
               (i) The Board may delegate to a Director the authority to administer the Plan with respect to Awards made to Employees who are not subject to Section 16 of the Exchange Act.

               (ii) The Board may delegate to an officer or officers of the Corporation the authority to administer the Plan with respect to Options granted to Employees who are not subject to Section 16 of the Exchange Act.
     (d) Powers of the Administrator
          The Administrator shall from time to time at its discretion make determinations with respect to Employees and Directors who shall be granted Awards, the number of Shares or Share Equivalents to be subject to each Award, the vesting of Awards, the designation of Options as Incentive Stock Options or Nonstatutory Stock Options and other conditions of Awards to Employees and Directors.
          The Administrator shall have the full power and authority, in its sole discretion, to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements, to adopt subplans applicable to specified Affiliates or locations and to take all actions in connection with the administration of the Plan as it deems necessary or advisable.
          The Administrator shall have, subject to the terms and conditions and within the limitations of Plan, including the limitations of Section 22, the authority to modify, extend or renew outstanding Awards granted to Employees and Directors under the Plan in a manner that will not cause the Awards that are exempt from the application of Code section 409A to be subject to Code section 409A pursuant to such modification, extension or renewal. Notwithstanding the foregoing, however, no modification of an Award shall, without the consent of the Participant, impair any Award previously granted under the Plan.
          The interpretation and construction by the Administrator of any provisions of the Plan or of any Award shall be final. No member of a Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.
4. ELIGIBILITY
          Subject to the terms and conditions set forth below, Awards may be granted to Employees and Directors. Notwithstanding the foregoing, only employees of the Corporation and its Subsidiaries may be granted Incentive Stock Options.
     (a) Ten Percent Stockholders
          An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Corporation, its parent or any of its Subsidiaries is not eligible to receive an Incentive Stock Option pursuant to this Plan unless the Exercise Price of the Incentive Stock Option is at least 110% of the Fair Market Value of the underlying Shares on the date of the grant and the term of the option does not exceed five years. For purposes of this Section 4(a) the stock ownership of an Employee shall be determined pursuant to Code section 424(d).
     (b) Number of Awards
          A Participant may receive more than one Award, including Awards of the same type, but only on the terms and subject to the restrictions set forth in the Plan. Subject to adjustment as provided in Section 16, the maximum aggregate number of Shares or Share Equivalents that may be subject to Full Value Awards granted to a Participant in any fiscal year of the Corporation is 500,000 Shares or Share Equivalents and the maximum number of Shares or Share Equivalents that may be subject to Options or

Stock Appreciation Rights granted to a Participant in any fiscal year of the Corporation is 1,000,000 Shares or Share Equivalents.
5. STOCK
     (a) Share Reserve
          Subject to adjustment as provided in Section 16, the aggregate number of Shares subject to Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares or Other Share-Based Awards issued under this Plan shall not exceed 42,500,000 Shares, which Shares shall be Shares of the Corporation’s authorized but unissued or reacquired Common Stock bought on the market or otherwise. If any outstanding Option or Stock Appreciation Right under the Plan for any reason expires or is terminated or any Restricted Stock or Other Share-Based Award is forfeited, then the Shares allocable to the unexercised portion of such Option or Stock Appreciation Right or the forfeited Restricted Stock or Other Share-Based Award may again be available for issuance under the Plan. The following Shares may not again be made available for issuance under the Plan: Shares not issued or delivered as a result of the net exercise of a Stock Appreciation Right or Option; Shares used to pay the withholding taxes related to an Award; or Shares repurchased on the open market with the proceeds of an Exercise Price.
     (b) Limitation
          Notwithstanding any other provision of Section 5, for any one Share issued in connection with a Full Value Award or a stock-settled Stock Appreciation Right, that Share and one additional Share shall no longer be available for issuance in connection with future Awards.
6. OPTIONS
          Options granted to Employees and Directors pursuant to the Plan shall be evidenced by written Option Agreements in such form as the Administrator shall determine. Options shall be designated as Incentive Stock Options or Nonstatutory Stock Options and shall be subject to the following terms and conditions:
     (a) Number of Shares
          Each Option shall state the number of Shares to which it pertains, which shall be subject to adjustment in accordance with Section 16.
     (b) Exercise Price
          Each Option shall state the Exercise Price, determined by the Administrator, which shall not be less than 100% the Fair Market Value of a Share on the date of grant, except as provided in Section 16.
     (c) Method of Payment
          An Option may be exercised, in whole or in part, by giving notice of exercise in the manner prescribed by the Corporation specifying the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the Exercise Price in cash or, if acceptable to the Administrator in its sole discretion (i) in Shares already owned by the Participant (including, without limitation, by attestation to the ownership of such Shares), (ii) by the withholding and surrender of the Shares subject to the Option, or (iii) by delivery (in a manner prescribed by the Administrator) of an irrevocable direction to a securities broker approved by the Administrator to sell Shares and to deliver all or part of the sales proceeds to the Corporation in payment of all or part of the purchase price and any withholding taxes. Payment may also be made in any other form approved by the Administrator, consistent with applicable law, regulations and rules.
     (d) Term and Exercise of Options
          Each Option shall state the time or times when it may become exercisable. No Option shall be exercisable after the expiration of seven years from the date it is granted.
     (e) Limitations on Transferability
          An Option shall, during a Participant’s lifetime, be exercisable only by the Participant. No Option or any right granted thereunder shall be transferable by the Participant by operation of law or otherwise, other than by will, the laws of descent and distribution. Notwithstanding the foregoing, (i) a Participant may designate a beneficiary to succeed, after the Participant’s death, to all of the Participant’s Options outstanding on the date of death; (ii) a Nonstatutory Stock Option or any right granted thereunder may be transferable pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act; and (iii) any Participant, who is a senior executive officer recommended by the Chief Executive Officer and approved by the Administrator may voluntarily transfer any Nonstatutory Stock Option to a Family Member as a gift or through a transfer to an entity in which more than 50% of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity. In the event of any attempt by a Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of an Option or of any right thereunder, except as provided herein, or in the event of the levy of any attachment, execution, or similar process upon the rights or interest hereby conferred, the Corporation at its election may terminate the affected Option by notice to the Participant and the Option shall thereupon become null and void.
     (f) Termination of Employment
          Each Option Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or service with the Corporation and its Affiliates. Such provisions shall be determined in the sole discretion of the Administrator, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment. Unless otherwise provided in Section 3(d) and the Option Agreement, the Administrator may, in its sole discretion, extend the post-termination exercise period with respect to an option (but not beyond the original term of such option).
     (g) Rights as a Stockholder
          A Participant or a transferee of a Participant shall have no rights as a stockholder with respect to any Shares covered by his or her Option until the date of issuance of such Shares. Except as provided in Section 16, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such Shares are issued.
     (h) Limitation of Incentive Stock Option Awards
          If and to the extent that the aggregate Fair Market Value (determined as of the date the Option is granted) of the Shares with respect to which any Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under this Plan and all other plans maintained by the Corporation, its parent or its Subsidiaries exceeds $100,000, the Options covering Shares in excess of such amount (taking into account the order in which the Options were granted) shall be treated as Nonstatutory Stock Options.
     (i) Other Terms and Conditions
          The Option Agreement may contain such other terms and conditions, including restrictions or conditions on the vesting of the Option or the conditions under which the Option may be forfeited, as may be determined by the Administrator that are consistent with the Plan.
7. STOCK APPRECIATION RIGHTS
          Stock Appreciation Rights granted to Employees pursuant to the Plan may be granted alone, in addition to, or in conjunction with, Options. Stock Appreciation Rights shall be evidenced by written Stock Appreciation Right Agreements in such form as the Administrator shall determine and shall be subject to the following terms and conditions:
     (a) Number of Shares
          Each Stock Appreciation Right shall state the number of Shares or Share Equivalents to which it pertains, which shall be subject to adjustment in accordance with Section 16.
     (b) Calculation of Appreciation: Exercise Price
          The appreciation distribution payable on the exercise of a Stock Appreciation Right will be equal to the excess of (i) the aggregate Fair Market Value (on the date of exercise of the Stock Appreciation Right) of a number of Shares equal to the number of Shares or Share Equivalents in which the Participant is vested under such Stock Appreciation Right on such date, over (ii) an amount that will be determined by the Administrator on the date of grant of the Stock Appreciation Right but that shall not be less than 100% of the Fair Market Value of a Share on the date of grant (the “Exercise Price”).
     (c) Term and Exercise of Stock Appreciation Rights
          Each Stock Appreciation Right shall state the time or times when may become exercisable. No Stock Appreciation Right shall be exercisable after the expiration of seven years from the date it is granted.
     (d) Payment
          The appreciation distribution in respect of a Stock Appreciation Right may be paid in Common Stock or in cash, or any combination of the two, or in any other form of consideration as determined by the Administrator and contained in the Stock Appreciation Right Agreement.
     (e) Limitations on Transferability
          A Stock Appreciation Right shall, during a Participant’s lifetime, be exercisable only by the Participant. No Stock Appreciation Right or any right granted thereunder shall be transferable by the Participant by operation of law or otherwise, other than by will, the laws of descent and distribution. Notwithstanding the foregoing, (i) a Participant may designate a beneficiary to succeed, after the Participant’s death, to all of the Participant’s Stock Appreciation Rights outstanding on the date of death; (ii) a stand-alone Stock Appreciation Right or a Stock Appreciation Right granted in conjunction with a Nonstatutory Stock Option or any right granted thereunder may be transferable pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act; and (iii) any Participant, who is a senior executive officer recommended by the Chief Executive Officer and approved by the Administrator may voluntarily transfer any stand-alone Stock Appreciation Right or a Stock Appreciation Right granted in conjunction with a Nonstatutory Stock Option to a Family Member as a gift or through a transfer to an entity in which more than 50% of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity. In the event of any attempt by a Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of a Stock Appreciation Right or of any right thereunder, except as provided herein, or in the event of the levy of any attachment, execution, or similar process upon the rights or interest hereby conferred, the Corporation at its election may terminate the affected Stock Appreciation Right by notice to the Participant and the Stock Appreciation Right shall thereupon become null and void.
     (f) Termination of Employment
          Each Stock Appreciation Right Agreement shall set forth the extent to which the Participant shall have the right to exercise the Stock Appreciation Right following termination of the Participant’s employment or service with the Corporation and its Affiliates. Such provisions shall be determined in the sole discretion of the Administrator, need not be uniform among all Stock Appreciation Right Agreements entered into pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment.
     (g) Rights as a Stockholder
          A Participant or a transferee of a Participant shall have no rights as a stockholder with respect to any Shares covered by his or her Stock Appreciation Right until the date of issuance of such Shares. Except as provided in Section 16, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such Shares are issued.
     (h) Other Terms and Conditions
          The Stock Appreciation Right Agreement may contain such other terms and conditions, including restrictions or conditions on the vesting of the Stock Appreciation Right or the conditions under which the Stock Appreciation Right may be forfeited, as may be determined by the Administrator that are consistent with the Plan.
8. RESTRICTED STOCK
     (a) Grants
          Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the Employees to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares of Restricted Stock to be awarded, the price (if any) to be paid by the recipient of Restricted Stock, the time or times within which such Awards may be subject to forfeiture, and all other terms and conditions of the Awards. The Administrator may condition the grant of Restricted Stock upon the attainment of specified performance objectives established by the Administrator pursuant to Section 13 or such other factors as the Administrator may determine, in its sole discretion.
          The terms of each Restricted Stock Award shall be set forth in a Restricted Stock Agreement between the Corporation and the Participant, which Agreement shall contain such provisions as the Administrator determines to be necessary or appropriate to carry out the intent of the Plan. A book entry shall be made in the records of the Corporation’s transfer agent for each Participant receiving a Restricted

Stock Award, alternatively, such Participant shall be issued a stock certificate in respect of such shares of Restricted Stock. If a certificate is issued, it shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award. The Administrator shall require that stock certificates evidencing such shares be held by the Corporation until the restrictions lapse and that, as a condition of any Restricted Stock Award, the Participant shall deliver to the Corporation a “stock assignment separate from certificate” relating to the stock covered by such Award.
     (b) Restrictions and Conditions
          The shares of Restricted Stock awarded pursuant to this Section 8 shall be subject to the following restrictions and conditions:
               (i) During a period set by the Administrator commencing with the date of such Award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge, assign or encumber shares of Restricted Stock, other than pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act. Within these limits, the Administrator, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance, a Change in Control or such other factors or criteria as the Administrator may determine in its sole discretion.
               (ii) Except as provided in this paragraph (ii) and paragraph (i) above, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Corporation, including the right to vote the shares and the right to receive any cash dividends. The Administrator, in its sole discretion, as determined at the time of Award, may provide that the payment of cash dividends shall or may be deferred and, if the Administrator so determines, invested in additional shares of Restricted Stock to the extent available under Section 5, or otherwise invested. Stock dividends issued with respect to Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.
               (iii) The Administrator shall specify the conditions under which shares of Restricted Stock may be forfeited and such conditions shall be set forth in the Restricted Stock Agreement.
               (iv) If and when the Restriction Period applicable to shares of Restricted Stock expires without a prior forfeiture of the Restricted Stock, an appropriate book entry recording the Participant’s interest in unrestricted Shares shall be entered on the records of the Corporation’s transfer agent or, if appropriate, certificates for an appropriate number of unrestricted Shares shall be delivered promptly to the Participant, and the certificates for the shares of Restricted Stock shall be canceled.
9. RESTRICTED STOCK UNITS
     (a) Grants
          Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the Employees and Directors to whom, and the time or times at which, grants of Restricted Stock Units will be made, the number of Restricted Stock Units to be awarded, the price (if any) to be paid by the recipient of the Restricted Stock Units, the time or times within which such Restricted Stock Units may be subject to forfeiture, and all other terms and conditions of the Restricted Stock Unit Awards. The Administrator may condition the grant of Restricted Stock Unit Awards upon the attainment of specified performance objectives established by the Administrator pursuant to Section 13 or such other factors as the Administrator may determine, in its sole discretion.
          The terms of each Restricted Stock Unit Award shall be set forth in a Restricted Stock Unit Award Agreement between the Corporation and the Participant, which Agreement shall contain such provisions as the Administrator determines to be necessary or appropriate to carry out the intent of the Plan. No book entry shall be made in the records of the Corporation’s transfer agent for a Participant receiving a Restricted Stock Unit Award, nor shall such Participant be issued a stock certificate in respect of such Restricted Stock Units, and the Participant shall have no right to or interest in shares of Common Stock of the Corporation as a result of the grant of Restricted Stock Units.
     (b) Restrictions and Conditions
          The Restricted Stock Units awarded pursuant to this Section 9 shall be subject to the following restrictions and conditions:
               (i) At the time of grant of a Restricted Stock Unit Award, the Administrator may impose such restrictions or conditions on the vesting of the Restricted Stock Units, as the Administrator deems appropriate. During such vesting period, the Participant shall not be permitted to sell, transfer, pledge, assign or encumber the Restricted Stock Units, other than pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act. Within these limits, the Administrator, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance, a Change in Control or such other factors or criteria as the Administrator may determine in its sole discretion.
               (ii) Dividend equivalents may be credited in respect of Restricted Stock Units, as the Administrator deems appropriate. Such dividend equivalents may be credited on behalf of the Participant to a deferred cash account (in a manner prescribed by the Administrator and in compliance with Code section 409A) or converted into additional Restricted Stock Units by dividing (1) the aggregate amount or value of the dividends paid with respect to that number of Shares equal to the number of Restricted Stock Units then credited by (2) the Fair Market Value per Share on the payment date for such dividend. The additional Restricted Stock Units credited by reason of such dividend equivalents will be subject to all of the terms and conditions of the underlying Restricted Stock Unit Award to which they relate.
               (iii) The Administrator shall specify the conditions under which Restricted Stock Units may be forfeited and such conditions shall be set forth in the Restricted Stock Unit Agreement.
     (c) Deferral Election
          Each recipient of a Restricted Stock Unit Award shall be entitled to elect to defer all or a percentage of any Shares he or she may be entitled to receive upon the lapse of any restrictions or vesting period to which the Award is subject. This election shall be made by giving notice in a manner and within the time prescribed by the Administrator and in compliance with Code section 409A.
10. OUTSIDE DIRECTOR AWARDS
          Each Outside Director may be granted a Restricted Stock Unit Award on the date of each annual meeting of stockholders for up to 5,000 Share Equivalents, as determined by the Board. Such limitation is subject to adjustment as provided in Section 16. Each Restricted Stock Unit Award shall be fully vested on the date of grant. With respect to the grant of each Restricted Stock Unit Award to an Outside

Director prior to the date of the annual meeting of stockholders held July 23, 2008 (the “2008 Annual Meeting”), receipt of any Shares as payment for the Restricted Stock Unit Award shall be delayed until such time as the Outside Director experiences a Separation from Service, as defined in the McKesson Corporation Deferred Compensation Administration Plan III, as amended, and subject to any other terms and conditions prescribed by the Administrator and in compliance with Code section 409A (the “Automatic Deferral Requirement”). With respect to the grant of each Restricted Stock Unit Award to an Outside Director on the date of the 2008 Annual Meeting, and any subsequent grant of a Restricted Stock Unit Award to an Outside Director, each Outside Director shall receive on the grant date the Shares underlying such Award; provided, however, that the Outside Director may voluntarily elect to defer receipt of the Shares underlying such Award by giving notice in a manner and within the time prescribed by the Administrator and in compliance with Code section 409A, so long as at the time of any such voluntary deferral the Outside Director satisfies the stock ownership guidelines then in effect for Outside Directors. If the Corporation determines that the Outside Director will not satisfy such stock ownership guidelines on the last day of the deferral election period applicable to such Award, the Automatic Deferral Requirement shall apply as to the Shares underlying such Award. Dividend equivalents may be credited in respect of Restricted Stock Units, as the Administrator deems appropriate. Such dividend equivalents may be credited on behalf of the Participant to a deferred cash account (in a manner prescribed by the Administrator and in compliance with Code section 409A) or converted into additional Restricted Stock Units by dividing (1) the aggregate amount or value of the dividends paid with respect to that number of Shares equal to the number of Restricted Stock Units then credited by (2) the Fair Market Value per Share on the payment date for such dividend. The additional Restricted Stock Units credited by reason of such dividend equivalents will be subject to all of the terms and conditions of the underlying Restricted Stock Unit Award to which they relate. Other terms and conditions of the Restricted Stock Unit Awards granted to Outside Directors shall be determined by the Board subject to the provisions of Section 9 and the Plan.
11. PERFORMANCE SHARES
     (a) Grants
          Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the Employees to whom, and the time or times at which, grants of Performance Shares will be made, the number of Performance Shares to be awarded, the price (if any) to be paid by the recipient of the Performance Shares, the time or times within which such Performance Shares may be subject to forfeiture, and all other terms and conditions of the Performance Shares.
          The terms of Performance Shares shall be set forth in a Performance Share Agreement between the Corporation and the Participant, which Agreement shall contain such provisions as the Administrator determines to be necessary or appropriate to carry out the intent of the Plan. With respect to a Performance Shares, no book entry shall be made in the records of the Corporation’s transfer agent nor shall certificate for shares of Common Stock be issued at the time the grant is made, and the Participant shall have no right to or interest in shares of Common Stock of the Corporation as a result of the grant of Performance Shares.
     (b) Restrictions and Conditions
(i)	The Performance Shares awarded pursuant to this Section 11 shall be subject to the following restrictions and conditions: The Administrator may condition the grant of Performance Shares upon the attainment of specified performance objectives established by the Administrator pursuant to Section 13 or such other factors as the Administrator may determine, in its sole discretion or the Administrator may, at the time of grant of a Performance Share Award, set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number of Performance Shares that will be paid out to the Participant. In either case, the time period during which the performance objectives must be met is called the “Performance Period.” After the applicable Performance Period has ended, the recipient of the Performance Shares will be entitled to receive the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved, and which shares may be subject to additional vesting. After the grant of Performance Shares, the Administrator, in its sole discretion, may reduce or waive any performance objective for such Performance Shares.
12. OTHER SHARE-BASED AWARDS
     (a) Grants
          Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares (“Other Share-Based Awards”), may be granted either alone or in addition to or in conjunction with other Awards under this Plan. Awards under this Section 12 may include (without limitation) the grant of Shares conditioned upon some specified event, the payment of cash based upon the performance of the Common Stock or the grant of securities convertible into Common Stock.
          Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the Employees to whom and the time or times at which Other Share-Based Awards shall be made, the number of Shares, Share Equivalents or other securities, if any, to be granted pursuant to Other Share-Based Awards, and all other conditions of the Other Share- Based Awards. The Administrator may condition the grant of an Other Share-Based Award upon the attainment of specified performance goals or such other factors as the Administrator shall determine, in its sole discretion. In granting an Other Share-Based Award, the Administrator may determine that the recipient of an Other Share-Based Award shall be entitled to receive, currently or on a deferred basis, interest or dividends or dividend equivalents with respect to the Shares or other securities covered by the Award, and the Administrator may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. The terms of any Other Share-Based Award shall be set forth in an Other Share-Based Award Agreement between the Corporation and the Participant, which Agreement shall contain such provisions as the Administrator determines to be necessary or appropriate to carry out the intent of the Plan.
     (b) Terms and Conditions
          In addition to the terms and conditions specified in the Other Share-Based Award Agreement, Other Share-Based Awards shall be subject to the following:
(i)	Any Other Share-Based Award may not be sold, assigned, transferred, pledged or otherwise encumbered, other than pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act, prior to the date on which the Shares are issued or the Award becomes payable, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(ii)	The Other Share-Based Award Agreement shall contain provisions dealing with the disposition of such Award in the event of termination of the Employee’s employment or the Director’s service prior to the exercise, realization or payment of such Award, and the Administrator in its sole discretion may provide for payment of the Award in the event of the

Participant’s termination of employment or service with the Corporation or a Change in Control, with such provisions to take account of the specific nature and purpose of the Award.
13. PERFORMANCE OBJECTIVES
          The Administrator shall determine the terms and conditions of Awards at the date of grant or thereafter; provided that performance objectives, if any, for each year related to an Award granted to a Covered Employee shall be established by the Administrator not later than the latest date permissible under Section 162(m). To the extent that such Awards are paid to Covered Employees, the performance criteria to be used shall be any of the following, either alone or in any combination, which may be expressed with respect to the Corporation or one or more operating units or groups, as the Compensation Committee may determine: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on investment; return on capital; return on committed capital; return on invested capital; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; stock price; customer satisfaction; employee satisfaction; ~~and~~ total shareholder return; average invested capital; credit rating; gross margin; improvement in workforce diversity; operating expenses; operating expenses as a percentage of revenue; and succession plan development and implementation. In addition, such performance goals may be based upon the attainment of specified levels of the Corporation’s performance under one or more of the measures described above relative to the performance of other corporations, may be (but need not be) different from year-to-year, and different performance objectives may be applicable to different Participants.
          Performance objectives may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more performance objectives. In addition, performance objectives may be based upon the attainment of specified levels of corporate performance under one or more of the measures described above relative to the performance of other corporations. The Administrator shall specify the manner of adjustment of any performance objective to the extent necessary to prevent dilution or enlargement of any Award as a result of extraordinary events or circumstances, as determined by the Administrator, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction.
14. ACCELERATION OF VESTING AND EXERCISABILITY
          The Administrator shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.
15. CHANGE IN CONTROL
          (a) An Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the applicable agreement and determined by the Committee on a grant by grant basis or as may be provided in any other written agreement between the

Company or any Affiliate and the Participant; provided, however, that in the absence of such provision, no such acceleration shall occur.
          (b) A “Change in Control” of the Corporation shall be deemed to have occurred if any of the events set forth in any one of the following paragraphs shall occur:
(i)	Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act), excluding the Corporation or any of its affiliates, a trustee or any fiduciary holding securities under an employee benefit plan of the Corporation or any of its affiliates, an underwriter temporarily holding securities pursuant to an offering of such securities or a Corporation owned, directly or indirectly, by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the combined voting power of the Corporation’s then outstanding securities; or

(ii)	During any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Corporation to effect a transaction described in clause (i), (iii) or (iv) of this paragraph) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)	The stockholders of the Corporation approve a merger or consolidation of the Corporation with any other Corporation and such merger or consolidation is consummated, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, at least 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Corporation’s then outstanding securities; or

(iv)	The stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.
          Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the holders of the Stock immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately prior to such transaction or series of transactions.
16. RECAPITALIZATION
          In the event that the Administrator, in its sole discretion, shall determine that any dividend or other distribution (whether in the form of cash, stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to preserve (but not increase) the rights of participants under the Plan, then the Administrator shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares which may thereafter be issued in connection with respect to Awards pursuant to Sections 4(b) and 5, (ii) the number and kind of shares issued in respect of outstanding Awards, and (iii) the Exercise Price relating to any Options or Stock Appreciation Right.
17. TERM OF PLAN
          Awards may be granted pursuant to the Plan until the termination of the Plan on May 24, 2015.
18. SECURITIES LAW REQUIREMENTS AND LIMITATION OF RIGHTS
     (a) Securities Law
          No Shares shall be issued pursuant to the Plan unless and until the Corporation has determined that: (i) it and the Participant have taken all actions required to register the Shares under the Securities Act of 1933 or perfected an exemption from registration; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) any other applicable provision of state or federal law has been satisfied.
     (b) Employment Rights
          Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain employed by the Corporation or an Affiliate or to remain in service as a Director. The Corporation and its Affiliates reserve the right to terminate the employment of any Employee at any time, with or without cause or for no cause, subject only to a written employment contract (if any), and the Board reserves the right to terminate a Director’s membership on the Board for cause in accordance with the Corporation’s Certificate of Incorporation.
     (c) Stockholders’ Rights
          Except as otherwise provided in the Plan, a Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Shares covered by his or her Award prior to an appropriate book entry recording the Participant’s interest in Shares being entered on the records of the Corporation’s transfer agent or, if appropriate, the issuance of a stock certificate for such Shares. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such book entry is made or such certificate is issued.
19. AWARDS IN FOREIGN COUNTRIES
          The Administrator shall have the authority to adopt such modifications, rules, procedures and subplans as may be necessary or desirable to facilitate compliance with the provisions of the laws and procedures of foreign countries in which the Corporation or its Affiliates may operate to assure the viability of the benefits of Awards made to Participants employed in such countries and to meet the intent of the Plan.

20. BENEFICIARY DESIGNATION
          Participants and their Beneficiaries may designate on the prescribed form one or more Beneficiaries to whom distribution shall be made of any Award outstanding at the time of the Participant’s or Beneficiary’s death. A Participant or Beneficiary may change such designation at any time by filing the prescribed form with the Administrator. If a Beneficiary has not been designated or if no designated Beneficiary survives the Participant, distribution will be made to the Participant’s spouse, or if none, the Participant’s children in equal shares, or if none, to the residuary beneficiary under the terms of the Participant’s or Beneficiary’s last will and testament or, in the absence of a last will and testament, to the Participant’s or Beneficiary’s estate as Beneficiary. Notwithstanding the foregoing, the Administrator may prescribe specific methods, restrictions on or eliminate beneficiary designations made by Participants or Beneficiaries located outside of the United States.
21. AMENDMENT OF THE PLAN
          The Board may suspend or discontinue the Plan at any time. The Compensation Committee may amend the Plan with respect to any Shares at the time not subject to Awards; provided, however, that only the Board may amend the Plan and submit the Plan to the stockholders of the Corporation for approval with respect to amendments that:
          (a) Increase the number of Shares available for issuance under the Plan or increase the number of Shares available for issuance pursuant to Incentive Stock Options under the Plan;
          (b) Materially expand the class of persons eligible to receive Awards;
          (c) Expand the types of awards available under the Plan;
          (d) Materially extend the term of the Plan;
          (e) Materially change the method of determining the Exercise Price or purchase price of an Award;
          (f) Delete or limit the requirements of Section 22;
          (g) Remove the administration of the Plan from the Administrator; or
          (h) Amend this Section 21 to defeat its purpose.
22. NO AUTHORITY TO REPRICE
          Without the consent of the stockholders of the Corporation, except as provided in Section 16, the Administrator shall have no authority to effect either (i) the repricing of any outstanding Options or Stock Appreciation Rights under the Plan or (ii) the cancellation of any outstanding Options or Stock Appreciation Rights under the Plan and the grant in substitution therefor of new Options or Stock Appreciation Rights under the Plan covering the same or different numbers of Shares.
23. RECOUPMENT
          Awards are subject to the Corporation’s Compensation Recoupment Policy, which was first adopted by the Corporation on January 20, 2010, as amended from time to time, and which is hereby incorporated by reference into this Plan.

24. USE OF PROCEEDS FROM STOCK
          Proceeds from the sale of Common Stock pursuant to Awards shall constitute general funds of the Corporation.
25. NO OBLIGATION TO EXERCISE OPTION OR STOCK APPRECIATION RIGHT
          The granting of an Option or Stock Appreciation Right shall impose no obligation upon the Participant to exercise such Option or Stock Appreciation Right.
26. APPROVAL OF STOCKHOLDERS
          This Plan and any amendments requiring stockholder approval pursuant to Section 21 shall be subject to approval by affirmative vote of the stockholders. Such vote shall be taken at the first annual meeting of stockholders of the Corporation following the adoption of the Plan or of any such amendments, or any adjournment of such meeting.
27. GOVERNING LAW
          The law of the State of Delaware shall govern all question concerning the construction, validity and interpretation of the Plan, without regard to the state’s conflict of laws rules.
28. INTERPRETATION
          The Plan is designed and intended to comply with Rule 16b-3 promulgated under the Exchange Act, Code section 162(m), and Code section 409A and guidance promulgated thereunder, and all provisions hereof shall be construed in a manner to so comply.
29. WITHHOLDING TAXES
     (a) General
          To the extent required by applicable law, the recipient of any payment or distribution under the Plan shall make arrangements satisfactory to the Corporation for the satisfaction of any required income tax, social insurance, payroll tax or other tax related to withholding obligations that arise by reason of such payment or distribution. The Corporation shall not be required to make such payment or distribution until such obligations are satisfied.
     (b) Other Awards
          The Administrator may permit a Participant who exercises an Option or Stock Appreciation Right or who vests in an other Award to satisfy all or part of his or her withholding tax obligations by having the Corporation withhold a portion of the Shares that otherwise would be issued to him or her under such Awards. Such Shares shall be valued at the Fair Market Value on the date when taxes otherwise would be withheld in cash. The payment of withholding taxes by surrendering Shares to the Corporation, if permitted by the Administrator, shall be subject to such restrictions as the Administrator may impose, including any restrictions required by rules of the Securities and Exchange Commission.

30. DEFINITIONS
          (a) “Administrator” means the Board, either of the Committees appointed to administer the Plan or, if applicable, an officer of the Corporation appointed to administer the Plan in accordance with Section 3(c).
          (b) “Affiliate” means any entity, whether a corporation, partnership, joint venture or other organization that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Corporation.
          (c) “Award” means any award of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Units, Performance Shares or an Other Share-Based Award under the Plan.
          (d) “Beneficiary” means a person designated as such by a Participant or a Beneficiary for purposes of the Plan or determined with reference to Section 20.
          (e) “Board” means the Board of Directors of the Corporation.
          (f) “Code” means the Internal Revenue Code of 1986, as amended.
          (g) “Committee” means the Compensation Committee of the Board (the “Compensation Committee”) or the Committee on Directors and Corporate Governance of the Board (the “Governance Committee”), or both, as applicable.
          (h) “Common Stock” means the $0.01 par value common stock of the Corporation.
          (i) “Corporation” means McKesson Corporation, a Delaware corporation.
          (j) “Covered Employee” means the Chief Executive Officer or any Employee whose total compensation for the taxable year is required to be reported to stockholders under the Exchange Act by reason of such Employee being among the four highest compensated officers for the taxable year (other than the chief executive officer).
          (k) “Director” means a member of the Board.
          (l) “Employee” means an individual employed by the Corporation or an Affiliate (within the meaning of Code section 3401 and the regulations thereunder).
          (m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (n) “Exercise Price” means the price per Share at which an Option or Stock Appreciation Right may be exercised.
          (o) “Fair Market Value” of a Share as of a specified date means
(i)	if the Common Stock is listed or admitted to trading on any stock exchange, the closing price on the date the Award is granted as reported by such stock exchange (for example, on its official web site, such as www.nyse.com), or

(ii)	if the Common Stock is not listed or admitted to trading on a stock exchange, the mean between the lowest reported bid price and highest reported asked price of the Common Stock on the date the Award is granted in the over-the-counter market, as reported by such over-the-

counter market (for example, on its official web site, such as www.otcbb.com), or if no official report exists, as reported by any publication of general circulation selected by the Corporation which regularly reports the market price of the Shares in such market.
          (p) “Family Member” means any person identified as an “immediate family” member in Rule 16(a)-1(e) of the Exchange Act, as such Rule may be amended from time to time. Notwithstanding the foregoing, the Committee may designate any other person(s) or entity(ies) as a “family member.”
          (q) “Full Value Award” means an Award that does not provide for full payment in cash or property by the Participant.
          (r) “Incentive Stock Option” means an Option described in Code section 422(b).
          (s) “Nonstatutory Stock Option” means an Option not described in Code section 422(b) or 423(b).
          (t) “Option” means an Incentive Stock Option or Nonstatutory Stock Option granted pursuant to Section 6. “Option Agreement” means the agreement between the Corporation and the Participant which contains the terms and conditions pertaining to the Option.
          (u) “Other Share-Based Award” means an Award granted pursuant to Section 12. “Other Share-Based Award Agreement” means the agreement between the Corporation and the recipient of an Other Share-Based Award which contains the terms and conditions pertaining to the Other Share-Based Award.
          (v) “Outside Director” means a Director who is not an Employee.
          (w) “Participant” means an Employee or Director who has received an Award.
          (x) “Performance Shares” means an Award denominated in Share Equivalents granted pursuant to Section 11 that may be earned in whole or in part based upon attainment of performance objectives established by the Administrator pursuant to Section 13. “Performance Share Agreement” means the agreement between the Corporation and the recipient of the Performance Shares which contains the terms and conditions pertaining to the Performance Shares.
          (y) “Plan” means this McKesson Corporation 2005 Stock Plan.
          (z) “Restricted Stock” means Shares granted pursuant to Section 8. “Restricted Stock Agreement” means the agreement between the Corporation and the recipient of the Restricted Stock which contains the terms, conditions and restrictions pertaining to the Restricted Stock.
          (aa) “Restricted Stock Unit” means an Award denominated in Share Equivalents granted pursuant to Section 9 in which the Participant has the right to receive a specified number of Shares at or over a specified period of time. “Restricted Stock Unit Agreement” means the agreement between the Corporation and the recipient of the Restricted Stock Unit Award which contains the terms and conditions pertaining to the Restricted Stock Unit Award.
          (bb) “Share” means one share of Common Stock, adjusted in accordance with Section 16 (if applicable).

          (cc) “Share Equivalent” means a bookkeeping entry representing a right to the equivalent of one Share.
          (dd) “Stock Appreciation Right” means a right, granted pursuant to Section 7, to receive an amount equal to the value of a specified number of Shares which will be payable in Shares or cash as established by the Administrator. “Stock Appreciation Right Agreement” means the agreement between the Corporation and the recipient of the Stock Appreciation Right which contains the terms and conditions pertaining to the Stock Appreciation Right.
          (ee) “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Corporation if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
31. EXECUTION
          This amended and restated 2005 Stock Plan was adopted by the ~~Compensation Committee on April 20,~~Board on April 21, 2010, effective as of July 28, 2010, subject to stockholder approval, which was granted and this amended and restated 2005 Stock Plan became effective on July 28, 2010.

McKESSON CORPORATION

By:
Jorge L. Figueredo
Executive Vice President, Human Resources

Appendix C
McKESSON CORPORATION
2005 MANAGEMENT INCENTIVE PLAN
Amended and Restated on April 21, 2010, Effective ~~April 20,~~July 28, 2010

i.

McKESSON CORPORATION
2005 MANAGEMENT INCENTIVE PLAN
Amended and Restated on April 21, 2010, Effective ~~April 20,~~July 28, 2010
A. NAME; EFFECTIVE TIME
     The name of this plan is the McKesson Corporation 2005 Management Incentive Plan. The Plan replaces in its entirety the Company’s 1989 Management Incentive Plan. On May 25, 2005, the Board adopted the Plan, effective for fiscal years of the Company commencing on and after April 1, 2005, with such adoption subject to stockholder approval, which was granted on July 27, 2005. The Board subsequently amended and restated the Plan on and effective October 27, 2006. The Committee amended and restated the Plan on October 24, 2008, effective January 1, 2009, and amended and restated the Plan on and effective April 20, 2010. The Board amended and restated the Plan on April 21, 2010, effective as of July 28, 2010, subject to stockholder approval, which was granted and the Plan became effective on July 28, 2010.
B. PURPOSE
     The purpose of the Plan is to advance and promote the interests of the Company and its stockholders by providing performance-based incentives to certain employees and to motivate those employees to set and achieve above-average financial and non-financial objectives.
C. ADMINISTRATION
     The Committee shall have full power and authority, subject to the provisions of the Plan, (i) to designate employees as Participants for any Performance Period, (ii) to add and delete employees, subject to the eligibility requirement set forth in paragraph D.1 below, from the list of designated Participants, (iii) to establish Individual Target Awards for Participants, (iv) to establish performance goals upon achievement of which the Individual Target Awards will be based, and (v) to take all action in connection with the foregoing or in relation to the Plan as it deems necessary or advisable. Decisions and selections of the Committee shall be made by a majority of its members and, if made pursuant to the provisions of the Plan, shall be final.
     Notwithstanding the foregoing, the Committee may delegate to the Chief Executive Officer (the “CEO”) the power and authority, subject to the provisions of the Plan, (i) to designate employees who are not members of the Officer Group as Participants, (ii) to recommend members of the Officer Group to the Committee for designation as Participants; provided that the Committee shall review and approve members of the Officer Group as Participants recommended by the CEO, (iii) to add and delete employees who are not members of the Officer Group, subject to the eligibility requirement set forth in paragraph D.1 below, from the list of designated Participants, (iv) to establish Individual Target Awards for Participants who are not members of the Officer Group, (v) to establish performance goals upon achievement of which such Individual Target Awards will be based, and (vi) to review and approve, modify or disapprove, or otherwise adjust or determine the amount, if any, to be paid to Participants who are not members of the Officer Group for the applicable Performance Period based on such Participants’ performance goals and individual performance. In addition to the forgoing, the CEO may further delegate his authority to other executive offices of the Company, except that the CEO may not delegate his authority to recommend members of the Officer Group to the Committee for designation as Participants. References to the

Committee herein shall include references to the CEO and his designees to the extent that the Committee has delegated power and authority under the Plan to the CEO and to the extent that the CEO has further delegated power and authority under the Plan to other executive officers of the Company.
     The Committee may promulgate such rules and regulations as it deems necessary for the proper administration of the Plan and the CEO (but not his designees) may promulgate rules and regulations as he deems necessary for the proper administration of the Plan with respect to Participants who are not members of the Officer Group. The Committee may interpret the provisions and supervise the administration of the Plan, and take all action in connection therewith or in relation to the Plan as it deems necessary or advisable. The interpretation and construction by the Committee of any provision of the Plan or of any award shall be final.
D. PARTICIPATION
     1. Eligibility—Executives, Managers and Professionals
     Only active employees of the Company who are employed in an executive, managerial or professional capacity may be designated as Participants under the Plan.
     2. Designation of Participants
     No person shall be entitled to any award under the Plan for any Performance Period unless he or she is so designated as a Participant for that Performance Period.
E. INDIVIDUAL TARGET AWARDS FOR PARTICIPANTS
     At the beginning of each Performance Period, the Committee shall establish an Individual Target Award for each Participant. An Individual Target Award shall only be a target and the amount of the target may or may not be paid to the Participant. Establishment of an Individual Target Award for an employee for any Performance Period shall not imply or require that an Individual Target Award or an Individual Target Award at any specified level will be set for any subsequent year. The amount of any actual award paid to any Participant may be greater or less than this target. As set forth in paragraph G.4 below (but subject to the limitations applicable to Covered Employees contained in Article H), the actual award may be as much as three times target or as low as zero for any Performance Period. The Individual Target Award may be established for a Participant by name, job level, position or any other similar identifier.
F. BASIS OF AWARDS
     1. Performance Goals
     The Committee shall establish measures, which may include financial and non-financial objectives (“Performance Goals”) for each segment of the Company. These Performance Goals shall be determined by the Committee in advance of each Performance Period or within such period as may be permitted by the regulations issued under Section 162(m), and to the extent that awards are paid to Covered Employees, the performance criteria to be used shall be any of the following, either alone or in any combination, which may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on investment; return on capital; return on committed capital; return on invested capital; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; stock price; customer satisfaction; employee satisfaction; ~~and~~ total shareholder return; average invested capital; credit rating; gross margin; improvement in workforce diversity; operating expenses; operating expenses as a percentage of revenue; and succession plan development and implementation.
     2. Adjustment Of Performance Goals
     The Committee may determine Performance Goals on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more Performance Goals. In addition, Performance Goals may be based upon the attainment of specified levels of Company performance criteria under one or more of the measures described above relative to the performance of other corporations or a designated comparison group. The Committee shall specify the manner of adjustment of any Performance Goal to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction.
     3. Performance Goals Related To More Than One Segment Of The Company
     Awards may be based on performance against objectives for more than one segment of the Company. For example, awards for corporate management may be based on overall corporate performance against objectives, but awards for a unit’s management may be based on a combination of corporate, unit and sub-unit performance against objectives.
     4. Performance Period; Individual Performance
     The Committee shall specify the Performance Period over which period Performance Goals will be measured and determined.
     Subject to the limitations set forth in Article H below, individual performance of each Participant may be measured and used in determining awards under the Plan.
G. AWARD DETERMINATION
     1. Award Determined By Committee
     After any Performance Period for which an Individual Target Award is established for a Participant under the Plan, the Committee shall review and approve, modify or disapprove the amount, if any, to be paid to the Participant for the Performance Period. The amount paid shall be the Individual Target Award adjusted to reflect both the results against the Participant’s Performance Goals and the Participant’s individual performance. Subject to Article H, all awards are subject to adjustment at the sole discretion of the Committee.

     2. Financial And Non-Financial Performance
     Individual Target Award amounts will be modified based on the achievement of financial and non-financial objectives by the Company and relevant units and/or sub-units. Performance results against objectives shall be reviewed and approved by the Committee in accordance with paragraph F.2 above, as applicable.
     3. Individual Performance
     Any Individual Target Award, adjusted to reflect financial performance, may be further adjusted with the review and approval of the Committee to give full weight to the Participant’s individual performance during the Performance Period.
     4. Overall Effect
     Subject to Article H, the combination of any financial performance adjustment and individual performance adjustment may increase the amount paid under the Plan to a Participant for any Performance Period to as much as three times the Individual Target Award, and may reduce any amount payable to zero.
H. PROCEDURES APPLICABLE TO COVERED EMPLOYEES
     Awards under the Plan to Participants who are Covered Employees shall be subject to pre-established Performance Goals as set forth in this Article H. Notwithstanding the provisions of paragraph G.3 above, the Committee shall not have discretion to modify the terms of awards to such Participants except as specifically set forth in this Article H.
     At the beginning of a Performance Period, the Committee shall establish Individual Target Awards for such of the Participants who may be Covered Employees, payment of which shall be conditioned upon satisfaction of specific Performance Goals for the Performance Period established by the Committee in writing in advance of the Performance Period, or within such period as applicable regulations under Section 162(m) may permit to qualify payments to be “performance-based”. The Performance Goals established by the Committee shall be based on one or more of the criteria set forth in paragraph F.1 above. The extent, if any, to which an award will be payable will be based upon the degree of achievement of the Performance Goals in accordance with a pre-established objective formula or standard as determined by the Committee. The application of the objective formula or standard to the Individual Target Award will determine whether the Covered Employee’s award for the Performance Period is greater than, equal to or less than the Participant’s Individual Target Award. To the extent that the minimum Performance Goals are satisfied or surpassed, and upon written certification by the Committee that the Performance Goals have been satisfied to a particular extent, payment of the award shall be made as soon as reasonably practicable after the Payment Date in accordance with the objective formula or standard applied to the Individual Target Award unless the Committee determines, in its sole discretion, to reduce or eliminate the payment to be made.
     Notwithstanding any other provision of the Plan, the maximum award payable to any Participant who is a Covered Employee for any fiscal year of the Company shall not exceed $6,000,000.

I. PAYMENT OF AWARDS
     An award under the Plan shall be paid in a single sum to the Participant as soon as reasonably practicable after Payment Date, unless the Participant elects to defer his or her award pursuant to the terms and conditions of the Company’s Deferred Compensation Administration Plan III (“DCAP III”) and in compliance with Section 409A of the Code. To the extent that an award is not deferred under DCAP III, such award shall be paid no later than the end of the period under which payment would be deemed to be a “short-term deferral” as defined in the regulations under Section 409A of the Code.
J. EMPLOYMENT ON PAYMENT DATE
     No award shall be made to any Participant who is not an active employee of the Company on the Payment Date; provided, however, that the Committee, in its sole and absolute discretion, may make pro-rata awards to Participants in circumstances that the Committee deems appropriate in its discretion, including, but not limited to, a Participant’s death, disability, retirement or other termination of employment prior to the Payment Date. Any such pro-rated awards shall be determined by the Committee in accordance with Article G above after taking into account the portion of the Performance Period completed. Notwithstanding the foregoing, any pro-rata award that the Committee in its sole and absolute discretion, may make to a Covered Employee upon a circumstance that is not death, disability or a Change in Control, shall be based on the attainment of the pre-established Performance Goals designated for the applicable performance period under Article H above.
K. CHANGE IN CONTROL
     In the event of a Change in Control, the Company or any successor or surviving corporation shall pay to each Participant an award for the Performance Period in which the Change in Control occurs and for any previous Performance Period for which awards have been earned but not yet paid; provided, however, any awards for any previous Performance Period paid to a Covered Employee shall be based on the attainment of the pre-established Performance Goals designated for the applicable performance period under Article H above. Subject to the employment requirements of Article J, each such award shall be equal to the greatest of the following: (i) the Participant’s Individual Target Award for the applicable Performance Period; (ii) the Participant’s Individual Target Award for the applicable Performance Period adjusted based on the actual performance outcome for that Performance Period, provided, that the Committee may not invoke its discretionary authority to reduce the amount of such an award; or (iii) the average of awards earned and paid to (or deferred by) the Participant in the three (or such fewer number of years that the Participant has been eligible for such an award) completed Performance Periods immediately preceding the applicable Performance Period. Such awards shall be paid by the Company or any successor or surviving corporation at such time as the awards otherwise would be payable under the Plan; provided, however, that if a Participant is terminated without Cause or terminates for Good Reason within twelve months after a Change in Control, then such Participant shall be paid his or her awards determined under this Article K, within thirty days of such termination. Notwithstanding the foregoing, any award determined pursuant to this Article K shall be reduced by any corresponding award payable under a Participant’s individual written employment agreement, if any.
L. FORFEITURE
     Any other provision of the Plan to the contrary notwithstanding, if the Committee determines that a Participant has engaged in any of the actions described below, then upon written notice from the Company to the Participant (i) the Participant shall not be eligible for any award for the year in which such notice is given or for the preceding year, if such award has not been paid as of the date of the notice, (ii) any payment of an award received by the Participant within twelve months prior to the date that the Company discovered that the Participant engaged in any action described below shall immediately be repaid to the Company by the Participant in cash (including amounts withheld pursuant to Article M) and (iii) any award deferred pursuant to Article I within twelve months prior to the date that the Company discovered that the Participant engaged in any action described below shall be forfeited immediately and shall not be distributed to the Participant under any circumstances.
     The consequences described above shall apply if the Participant, either before or after termination of employment with the Company:
1.	Discloses to others, or takes or uses for his or her own purpose or the purpose of others, any trade secrets, confidential information, knowledge, data or know-how or any other proprietary information or intellectual property belonging to the Company and obtained by the Participant during the term of his or her employment, whether or not they are the Participant’s work product. Examples of such confidential information or trade secrets include, without limitation, customer lists, supplier lists, pricing and cost data, computer programs, delivery routes, advertising plans, wage and salary data, financial information, research and development plans, processes, equipment, product information and all other types and categories of information as to which the Participant knows or has reason to know that the Company intends or expects secrecy to be maintained; or

2.	Fails to promptly return all documents and other tangible items belonging to the Company in the Participant’s possession or control, including all complete or partial copies, recordings, abstracts, notes or reproductions of any kind made from or about such documents or information contained therein, upon termination of employment, whether pursuant to retirement or otherwise; or

3.	Fails to provide the Company with at least thirty (30) days’ written notice prior to directly or indirectly engaging in, becoming employed by, or rendering services, advice or assistance to any business in competition with the Company. As used herein, “business in competition” means any person, organization or enterprise which is engaged in or is about to become engaged in any line of business engaged in by the Company at the time of the termination of the Participant’s employment with the Company; or

4.	Fails to inform any new employer, before accepting employment, of the terms of this Article L and of the Participant’s continuing obligation to maintain the confidentiality of the trade secrets and other confidential information belonging to the Company and obtained by the Participant during the term of his or her employment with the Company; or

5.	Induces or attempts to induce, directly or indirectly, any of the Company’s customers, employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, the Participant or any third party; or

6.	Engages in conduct which is not in good faith and which disrupts, damages, impairs or interferes with the business, reputation or employees of the Company; or

7.	Directly or indirectly engages in, becomes employed by, or renders services, advice or assistance to any business in competition with the Company, at any time during the twelve months following termination of employment with the Company.
     The Committee shall determine in its sole discretion whether the Participant has engaged in any of the acts set forth in subsections 1 through 7 above, and its determination shall be conclusive and binding on all interested persons.
     Any provision of this Article L which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such invalid or unenforceable provision, without invalidating or rendering unenforceable the remaining provisions of this Article L.
M. RECOUPMENT
     Individual Target Awards, and payments made under such awards, are subject to the Corporation’s Compensation Recoupment Policy, which was first adopted by the Corporation on January 20, 2010, as amended from time to time, and which is hereby incorporated by reference into this Plan.
N. WITHHOLDING TAXES
     Whenever the payment of an award is made, such payment shall be net of an amount sufficient to satisfy federal, state and local income and employment tax withholding requirements and authorized deductions.
O. EMPLOYMENT RIGHTS
     Neither the Plan nor designation as a Plan Participant shall be deemed to give any individual a right to remain employed by the Company. The Company reserves the right to terminate the employment of any employee at any time, with or without cause or for no cause, subject only to the requirements of a written employment contract (if any).
P. NONASSIGNMENT; PARTICIPANTS ARE GENERAL CREDITORS
     The interest of any Participant under the Plan shall not be assignable either by voluntary or involuntary assignment or by operation of law (except by designation of a beneficiary or beneficiaries to the extent allowed under DCAP III or a successor plan with respect to amounts deferred under Article I) and any attempted assignment shall be null, void and of no effect.
     Amounts paid under the Plan shall be paid from the general funds of the Company, and each Participant shall be no more than an unsecured general creditor of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in the Plan shall be deemed to create a trust of any kind for the benefit of any Participant, or create any fiduciary relationship between the Company and any Participant with respect to any assets of the Company.
Q. AMENDMENT OR TERMINATION
     The Board of Directors may terminate or suspend the Plan at any time. The Committee may amend the Plan at any time; provided that (i) to extent required under Section 162(m), the Plan will not be amended without prior approval of the Company’s stockholders, and (ii) no amendment shall retroactively and adversely affect the payment of any award previously made. Notwithstanding the foregoing, no amendment adopted following the occurrence of a Change in Control shall be effective if it (a) would reduce a Participant’s Individual Target Award for the Performance Period in which the Change in Control occurs, (b) would reduce an award payable to a Participant based on the achievement of Performance Goals in the Performance Period before the Performance Period in which the Change in Control occurs, or (c) modify the provisions of this Article P.
R. SUCCESSORS AND ASSIGNS
     This Plan shall be binding on the Company and its successors or assigns.
S. GOVERNING LAW
     The law of the State of Delaware shall govern all question concerning the construction, validity and interpretation of the Plan, without regard to the state’s conflict of laws rules.
T. INTERPRETATION AND SEVERABILITY
     The Plan is intended to comply with Section 162(m), and all provisions contained herein shall be construed and interpreted in a manner to so comply. In case any one or more of the provisions contained in the Plan shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, but the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.
U. DEFINITIONS
     1. “Cause”
     “Cause” shall mean termination of the Participant’s employment upon the Participant’s willful engagement in misconduct which is demonstrably and materially injurious to the Company. No act, or failure to act, on the part of the Participant shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.
     2. “Change in Control”
     A “Change in Control” shall mean the occurrence of any change in ownership of the Company, change in effective control of the Company, or change in the ownership of a substantial portion of the assets of the Company, as defined in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time.
     3. “Code”
     “Code” shall mean the Internal Revenue Code of 1986, as amended.

     4. “Committee”
     “Committee” shall mean the Compensation Committee of the Board of Directors of McKesson Corporation; provided, however, that the Committee shall consist solely of two or more “outside directors”, in conformance with Section 162(m) of the Code.
     5. “Company”
     “Company” shall mean McKesson Corporation, a Delaware corporation, including its subsidiaries and affiliates.
     6. “Covered Employee”
     “Covered Employee” shall mean an eligible Participant designated by the Committee who is, or is expected to be, a “covered employee” within the meaning of Section 162(m) for the Performance Period in which an award is payable hereunder.
     7. “Good Reason”
     “Good Reason” shall mean any of the following actions, if taken without the express written consent of the Participant:
a.	any material change by the Company in the functions, duties, or responsibilities of the Participant, which change would cause such Participant’s position with the Company to become of less dignity, responsibility, importance, or scope from the position and attributes that applied to the Participant immediately prior to the Change in Control;

b.	any reduction in the Participant’s base salary;

c.	any material failure by the Company to comply with any of the provisions of any employment agreement between the Company and the Participant;

d.	the requirement by the Company that the Participant be based at any office or location more than 25 miles from the office at which the Participant is based on the date immediately preceding the Change in Control, except for travel reasonably required in the performance of the Participant’s responsibilities and commensurate with the amount of travel required of the Participant prior to the Change in Control; or

e.	any failure by the Company to obtain the express assumption of this Plan by any successor or assign of the Company.
     8. “Individual Target Award”
     “Individual Target Award” shall mean the target award established for each Participant under Article E, which shall be a percentage of the Participant’s base salary or a fixed dollar amount, as determined by the Committee.

     9. “Officer Group”
     “Officer Group” shall mean the Covered Employees and any other officer of the Company designated as part of the Officer Group by the Committee.
     10. “Participants”
     “Participants” shall mean those employees specifically designated as Participants for a Performance Period under Article D.
     11. “Payment Date”
     “Payment Date” shall mean the date following the conclusion of a Performance Period on which the Committee certifies that applicable Performance Goals have been satisfied and authorizes payment of corresponding awards.
     12. “Performance Goals”
     “Performance Goals” shall have the meaning set forth in Article F hereof.
     13. “Performance Period”
     “Performance Period” shall mean the time period over which Performance Goals of the Company are measured, as the Committee determines in its discretion; provided that if the Committee does not designate a time period, then the Performance Period shall mean the fiscal year of the Company.
     14. “Plan”
     “Plan” shall mean the McKesson Corporation 2005 Management Incentive Plan, as amended from time to time.
     15. “Section 162(m)”
     “Section 162(m)” shall mean Section 162(m) of the Code and regulations promulgated thereunder, as may be amended from time to time.
V. EXECUTION
     This amended and restated 2005 Management Incentive Plan was adopted by the ~~Committee~~  Board on April ~~20,~~21, 2010, , subject to stockholder approval, which was granted and this amended and restated 2005 Management Incentive Plan became effective on July 28, 2010.

McKESSON CORPORATION

By:
Jorge L. Figueredo
Executive Vice President, Human Resources

McKESSON CORPORATION C/O CORPORATE SECRETARY’S DEPARTMENT ONE POST STREET, 35TH FLOOR SAN FRANCISCO, CA 94104

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McKESSON CORPORATION

The Board of Directors recommends a vote FOR the listed nominees.

1.	Election of nine Directors for a one-year term.	For	Against	Abstain

Nominees:

	1a. Andy D. Bryant	☐	☐	☐

	1b. Wayne A. Budd	☐	☐	☐	The Board of Directors recommends a vote FOR the following proposals:	For	Against	Abstain

	1c. John H. Hammergren	☐	☐	☐
2.    Reapproval of the performance measures available for performance-based awards under the Company’s amended and restated 2005 Stock Plan in order to preserve the deductibility of such awards under the Federal tax rules.
						☐	☐	☐

	1d. Alton F. Irby III	☐	☐	☐

3.    Reapproval of the performance measures available for performance-based awards under the Company’s amended and restated 2005 Management Incentive Plan in order to preserve the deductibility of such awards under the Federal tax rules.
						☐	☐	☐
	1e. M. Christine Jacobs	☐	☐	☐

	1f. Marie L. Knowles	☐	☐	☐	4. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011.	☐	☐	☐

	1g. David M. Lawrence, M.D.	☐	☐	☐	The Board of Directors recommends a vote AGAINST the following proposals
	1h. Edward A. Mueller	☐	☐	☐	5. Stockholder proposal on significant executive stock retention for two years beyond retirement.	☐	☐	☐

	1i. Jane E. Shaw, Ph.D.	☐	☐	☐	6. Stockholder proposal on preparing a pay differential report.	☐	☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting Admission Ticket
McKesson Corporation
Annual Meeting of Stockholders
Wednesday, July 28, 2010
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Palace Hotel, Twin Peaks Ballroom, 2 New Montgomery Street, San Francisco, California 94105
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M25931-P98198
McKESSON CORPORATION
This proxy is solicited by the Board of Directors
Annual Meeting of Stockholders
July 28, 2010, 8:30 A.M. PACIFIC TIME
The stockholder(s) hereby appoint(s) John H. Hammergren, Laureen E. Seeger, and Willie C. Bogan, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of McKesson Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 A.M. Pacific Time on July 28, 2010, at the Palace Hotel, Twin Peaks Ballroom, 2 New Montgomery Street, San Francisco, California 94105, and any adjournment or postponement thereof. If the stockholder(s) hold(s) shares of common stock of McKesson Corporation in the corporation’s Profit-Sharing Investment Plan (“PSIP”), the stockholder(s) hereby authorize(s) and direct(s) the trustee of the PSIP to vote all shares in the account of the stockholder(s) under the PSIP in the manner indicated on the reverse side of this proxy at the Annual Meeting, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is given, this proxy will be voted in accordance with the Board of Directors’ recommendations, and in the discretion of the proxy holder, on any other matter that may properly come before the meeting. If shares are held in the PSIP and no direction is given, the trustee will vote such shares in the same proportion as shares for which voting instructions are received.
Continued and to be signed on reverse side